As filed with the Securities and Exchange Commission on July 29, 2020

Registration No. 333-237942

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

AERKOMM INC.

(Exact name of registrant as specified in its charter)

Nevada	4899	46-3424568
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

923 Incline Way #39

Incline Village, NV 89451

(877) 742-3094

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Louis Giordimaina

Chief Executive Officer

Aerkomm Inc.

923 Incline Way #39

Incline Village, NV 89451

(877) 742-3094

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Louis A. Bevilacqua, Esq. BEVILACQUA PLLC 1050 Connecticut Avenue NW, Suite 500 Washington, DC 20036 (202) 869-0888	Ze'-ev D. Eiger, Esq. Gary Emmanuel, Esq. Richard Mitchell, Esq. McDermott Will & Emery LLP 340 Madison Avenue New York, NY 10173-1922 (212) 547-5400

Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)		Proposed maximum offering price per security(2)	Proposed maximum aggregate offering price(2)		Amount of registration fee(3)

Common Stock, par value $0.001 per share	1,058,201 shares	(4)	$43.98	$46,540,000	(4)	$6,040.89	(4)
				-		-
Total				$46,540,000		$6,040.89

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(3)	$5,606.32 of this fee amount was previously paid.

(4)	Based on the noon buying rate for cable transfers as certified by the Federal Reserve Bank of New York on July 24, 2020 of $1.1635 = €1.00

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 29, 2020

AERKOMM iNC.

Up to €40,000,000 OF SHARES OF COMMON STOCK

We are offering up €40,000,000 of shares of our common stock on a best efforts basis as described in this prospectus. We expect that the price to the public in this offering will be between €33.60 and €42.00 per share.

Our common stock is listed on the OTC Markets Group Inc. OTCQX Best Market under the symbol “AKOM.” On July 27, 2020, the last reported sale price of our common stock on the OTCQX was $14.01. Since July 23, 2019, our common stock has also been listed on the Professional Segment of the regulated market of Euronext Paris under the symbol “AKOM.” On July 27, 2020, the last reported sale price of our common stock on the Euronext Paris was €10.10.

INVESTING IN OUR SECURITIES INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY READ “RISK FACTORS” BEGINNING ON PAGE 10 AND CONSIDER RISK FACTORS DESCRIBED HEREIN OR REFERRED TO IN ANY DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Invest Securities SA is the sole underwriter for this offering. The underwriter is selling our shares in this offering on a best efforts basis and is not required to sell any specific number or dollar amount of shares offered by this prospectus and is under no obligation to purchase any shares for its own account. We have granted the underwriter the option for a period of 45 days to purchase up to an additional 15% of the total number of shares of common stock to be offered by us in this offering at the public offering price, less underwriting commissions, solely to cover over-subscriptions, if any.  If the underwriter exercises the option in full, the total underwriting discounts and commissions payable by us will be €2,760,000, and the total proceeds to us, before expenses, will be €43,240,000. This offering will terminate on [December 11], 2020 (which we refer to as the “Initial Offering Termination Date”), which date may be extended to a date up to and including [January 10], 2021 (which we refer to as the “Offering Termination Date”), unless we sell the maximum amount of shares set forth below before that date or we decide to terminate this offering prior to that date. In addition, in the event that the maximum amount has been met on or prior to the Offering Termination Date, the underwriter may exercise the over-subscription option on or prior to the Offering Termination Date to extend the offering for an additional 45 days.

	Per Share	Total Maximum without Over-Subscription Option		Total Maximum with Over-Subscription Option
Public offering price	€37.8000	€40,000,000	(1)	€46,000,000
Underwriting commission and advisory fees(2)	€2.2680	€2,400,000		€2,760,000
Proceeds, before expenses, to us(3)	€35.5320	€37,600,000		€43,240,000

(1)	Based on the noon buying rate for cable transfers as certified by the Federal Reserve Bank of New York on July 24, 2020 of $1.1635 = €1.00

(2)	The underwriter will receive compensation in addition to the underwriting commission. See “Underwriting” beginning on page 90 of this prospectus for a description of compensation payable to the underwriter

(3)	We estimate the total expenses of this offering will be approximately €435,360 ($506,541), excluding any underwriting commission, if the maximum number of shares being offered under this prospectus are sold. Because this is a best-efforts offering, the actual public offering amount, underwriting commission and proceeds to us are not presently determinable and may be substantially less than the total maximum offering set forth above.

Although the shares offered by this prospectus are being registered under the Securities Act of 1933, as amended (the “Securities Act”), no shares will be offered, sold or delivered within the United States or to U.S. persons (as defined in Regulation S under the Securities Act (“Regulation S”)), and no directed selling efforts (as defined in Regulation S) in the United States relating to us or the offering of the shares by this prospectus will be made by the underwriter. The shares offered by this prospectus through the underwriter will only be offered, sold and delivered to non-U.S. persons (as defined in Regulation S) in offshore transactions (as defined in Regulation S) outside the United States.

We intend to offer the shares only to professional and institutional investors outside of the United States, in reliance on exemptions from registration and filing requirements available under the relevant jurisdictions’ securities laws, and to list the shares that are sold under this prospectus on the Euronext Paris market. The underwriter, a French investment bank, assisted us with our initial listing on the Euronext Paris market. We expect that the underwriter will be offering the shares in France and, possibly, in other member states of the European Economic Area and in certain East Asian countries including Taiwan and China (Hong Kong) where our initial business marketing efforts have been focused; however, we cannot be sure at this time in which jurisdictions the shares will be offered, and neither we nor the underwriter currently has any agreements or understandings with any potential investors for their acquisition of the shares.

In addition, since the shares offered by this prospectus are being registered under the Securities Act, the resale limitations imposed by Rule 905 of Regulation S will not apply to the shares. Although we expect that the principal secondary market for the shares sold through this prospectus will be the Euronext Paris market, we are registering the shares under the Securities Act to provide flexibility to investors who may prefer to resell their shares in the U.S. public securities market.

Underwriter

Invest Securities SA

The date of this prospectus is [*], 2020

Please read this prospectus carefully. It describes our business, financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on the information contained in this prospectus. We have not, and the underwriter has not, authorized anyone to provide you with any information other than that contained in this prospectus. We are offering to sell, and seeking offers to buy, the securities covered hereby only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities covered hereby. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We believe that the data obtained from these industry publications and third-party research, surveys and studies are reliable. We are ultimately responsible for all disclosure included in this prospectus.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

NEITHER WE NOR THE UNDERWRITER HAS AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR BUY ANY SHARES IN ANY STATE OR OTHER JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE ON THE COVER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS

i

PROSPECTUS SUMMARY

The following summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should carefully read this prospectus in its entirety before investing in our common stock, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes beginning on page F-1 of this prospectus. The financial information included herein is presented in United States dollars, or U.S. Dollars, the functional currency of our company.

Business Overview

The Effect of the COVID-19 Pandemic on Our Business

Our business discussion takes into account, to the extent possible, the impact of the COVID-19 coronavirus on our industry and markets. We cannot at this time estimate or quantify the medium and long-term impact and effect of the coronavirus and there can be no certainty with respect to any of our business and marketing expectations and plans. We expect that, at least in the short term, the coronavirus could have a negative impact on our ability to successfully market our in-flight entertainment and connectivity, or IFEC, products and on the timing of the market introduction of our in-flight entertainment and connectivity product offerings, although the grounding of aircraft fleets could also work to our advantage, with aircraft more readily accessible for the retrofitting of our AERKOMM K++ IFEC system solution. Additionally, we do not expect that the COVID-19 pandemic will have a material adverse effect on our results of operations in 2020, in view of the fact that we are a development stage company that has not yet established any recurring operating revenue or operational cost streams that would be affected by the impact of the COVID-19 pandemic. See our discussion of the coronavirus in the “Risk Factors” and “Business” sections of this prospectus.

Until the onset of the COVID-19 pandemic, demand for high-speed internet connectivity on board passenger aircraft had been increasing worldwide1. Although the drastic reduction in international air traffic and the related grounding of airline fleets has made pre-COVID-19 market projections no longer accurate, we expect that as the impact of COVID-19 pandemic lessens in time, whether through the introduction of a coronavirus vaccine or otherwise, our IFEC product offerings will begin to find acceptance in the industry.

IFEC – In-Flight Entertainment and Connectivity Systems

With our IFEC technologies and our innovative business model, we plan to provide airline passengers with a broadband in-flight experience that encompasses a wide range of service options. Such options will include Wi-Fi, cellular, movies, gaming, live TV and music. We plan to offer these core services through both built-in in-flight entertainment systems, such as a seat-back display, as well as through passengers’ personal devices including laptops, mobile telephones and tablets. We will also provide content management services and e-commerce solutions related to our IFEC solutions. Our IFEC system will operate through third party owned Ka-band high throughput satellites, or HTSs.

We also plan to provide related content management services and on-board e-commerce solutions for commercial airlines and corporate business jets.

We have two business models in place for our IFEC aviation solutions, one for commercial airlines and one for corporate business jets.

To market our IFEC solutions, we plan to:

●	Partner with commercial airlines to offer them our IFEC equipment at no cost, providing to the airlines and their passengers free connectivity services. In this model, we expect to generate revenue through advertising and in-flight passenger transactions (as discussed in detail below). We believe that this is an innovative approach that differentiates us from existing market players who charge commercial airlines for their equipment and passengers for connectivity; and

[1]	For (pre-COVID-19) projected industry growth information, see Grand View Research, In-flight Entertainment & Connectivity Market Analysis Report by Offering Type (IFE, IFC), By Component (Hardware, Connectivity, Content), By Aircraft Type, By Region, And Segment Forecast, 2019 – 2025.

●	Sell our IFEC equipment to owners and operators of corporate jet aircraft such as Airbus ACJ (Airbus Corporate Jets) and Boeing BBJ (Boeing Business Jets) for installation on aircraft either at the production stage or in post-delivery modification. We will also sell to these aircraft owners and operators the satellite bandwidth that will be required to operate our IFEC systems and for their passengers to be able to access the internet through these systems, priced according to individual customer requirements such as the regions where they fly to, bandwidth and download speeds required and usage time.

Remote and Maritime Connectivity

We believe that there is an untapped demand for maritime and remote hotel and resort satellite services around the globe, which we plan to continue to pursue.

We have developed two internet connectivity systems, one for hotels primarily located in remote regions and the other for maritime use. Both systems operate through Ku HTSs. Ku-band satellites operate at a lower frequency than the Ka-band and provide reliable service outside of the Ka-band coverage over the ocean and in mountainous regions. We also are planning to develop a remote connectivity system for the high-speed rail industry.

To market these systems, we plan to:

●	Sell our connectivity equipment to hotels and resorts located in remote ocean areas and mountain regions. As with our IFEC aircraft solutions, we will also sell to these customers the satellite bandwidth over which our remote connectivity systems will operate.

●	Sell our connectivity equipment to owners of maritime vessels such as cruise or freight liners, fishing vessels, ferry boats and yachts, as well the required satellite bandwidth over which these connectivity systems will operate.

The diagram below depicts the different markets we are and expect to be targeting.

IFEC Ground Support Systems

To complement and facilitate our planned IFEC service offerings, we intend to build satellite ground stations and related data centers within the geographic regions where we expect to be providing IFEC airline services. To this end, we have acquired an approximately 6.3 acre parcel of land in Taiwan where, pending our receipt of the certificate of title to this parcel and acquiring the needed financing (as further discussed below), we expect to locate and build our first satellite ground station and data center.

Our Competitive Strengths

Innovative Business Model

We believe that our business model sets us apart from most of our competitors. We combine cutting-edge connectivity technology with a creative content-driven approach. Traditionally, providers of in-flight connectivity have focused primarily on the profit margin derived from the sale of hardware to commercial airlines and of bandwidth to passengers. Both airlines and passengers have to “pay to play,” which results in low participation and usage rates. We break away from this model and set a new trend with our creative business model, which, we expect, will set us apart from our competitors. Commercial airline companies will be able to install our IFEC system hardware at no cost to them and improve their secondary sources of revenue by participating in our revenue sharing model, while these airlines’ passengers will not be required to pay for connectivity. Taken together, this novel approach creates an incentive for airlines to work with us and should act to drive up passenger usage rates.

Ka-band and GEO/LEO Hybrid Satellite Technology

Our IFEC System, which we refer to as AERKOMM K++, utilizes the Ka-band for signal transmission. Most in-flight connectivity systems currently in the market rely on the Ku-band satellite signals for communication. Ka-band satellites have much greater data throughput than Ku-band satellites. Many players in the market are working to provide higher bandwidth and faster transmission rates using the Ka-band. Although there are currently certain coverage limits in some world regions, new geostationary earth orbiting (GEO), low earth orbiting (LEO) and Ka-band satellites, however, are now being regularly launched, and this increase in new generation satellites is expected to result in worldwide Ka-band coverage over the next few years. For more information about our satellite-based communication options, see “Business - Our Connectivity Solutions – Ka/Ku Band Satellites” below.

Growth Strategies

We are striving to become a leading provider of IFEC solutions to the aircraft and airline industries by pursuing the following growth strategies:

Launch and grow the number of connected aircraft using our systems and services. As of the date of this prospectus, we have not provided our services on any corporate jets or commercial aircraft. However, we now have an agreement in place with MJet GMBH, or MJet, a corporate jet owner operating an Airbus ACJ A319 based in Austria, pursuant to which MJet placed a first purchase order with Aircom for our first planned installation of our AERKOMMK++ system equipment, which we expect to deliver during the last quarter of 2020. This timing may be delayed, however, due to the ongoing impact of the COVID-19 pandemic. This installation will enable us to commence a rollout of sales and installation of our IFEC equipment and services to other aircraft. Additionally, we recently signed an agreement with Hong Kong Airlines. Under the terms of this agreement, Aircom will provide to Hong Kong Airlines its Ka-band AERKOMM K++ IFEC system for installation on its fleet of 12 Airbus A320 and 5 Airbus A330-300 aircraft as well as the AERKOMM AirCinema system for the Airbus A320 aircraft. The Aerkomm AirCinema system is the wireless seat back screen entertainment system with on-line capability which we are designing specifically for Hong Kong Airlines. Hong Kong Airlines will be the first commercial airliner customer for Aircom launching our AERKOMM K++ IFEC system into the commercial airlines industry.

Increase passenger use of connectivity. We believe that our business model, under which neither airlines nor passengers need to pay for basic services, will create an incentive for the airlines to work with us while driving passenger usage rates.

Expand satellite network coverage. We will continue to expand our global satellite network coverage through the purchase of additional Ka-band capacity from various satellite companies, and seek to install our satellite-based solutions in aircraft, while continuing to invest in research and development of satellite antenna and modem technologies.

Expand satellite-based services to other markets. We anticipate broadening our satellite-based services to high-speed railways, maritime and cruise lines, 4G/5G backhauling, and converged triple-play services in remote communities, with the potential to expand internationally into new markets.

To further our growth strategy, we plan to:

●	leverage our creative business model and IFEC system to cost-effectively equip corporate jets and commercial aircraft;

●	increase the number of to be equipped aircraft, targeting full-fleet availability of our services for our current and future airline partners;

●	pursue global growth opportunities by leveraging our broad and innovative technology platform and technical expertise; and

●	offer attractive business models to our prospective corporate jets and airline partners, giving them the flexibility to determine the connectivity solution that meets the unique demands of their businesses.

Organization

Aircom was incorporated in the State of California on September 29, 2014. On December 28, 2016, Aircom purchased control of the public company then known as Maple Tree Kids, Inc. (“MTKI”) for the purpose of engaging in a reverse acquisition with MTKI. On January 10, 2017, MKTI changed its name to Aerkomm Inc., and on February 13, 2017, Aircom and its shareholders completed the reverse acquisition, as a result of which Aircom became a wholly-owned subsidiary of Aerkomm.

Our principal executive offices are located at 923 Incline Way #39, Incline Village, NV 89451 and Aircom’s principal executive offices are located at 44043 Fremont Blvd., Fremont, CA 94538. Our telephone number is (877) 742-3094. We maintain a website at www.aerkomm.com. The information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Risks Related to Our Business

Our business is subject to numerous risks, which are highlighted in the section entitled “Risk Factors” immediately following this prospectus summary. Some of these risks include:

●	we have a history of operating losses (after excluding non-recurring revenues) and we may not be able to reach or maintain profitability;

●	difficulties in entering into and maintaining long-term business arrangements with airline partners, which agreements depends on numerous factors including the real or perceived availability, quality and price of our services and product offerings as compared to those offered by our competitors;

●	difficulties in having airline partners and ultimately customers adopt our products and services;

●	difficulties in implementing our technology and upgrades on a timely basis;

●	difficulties in the execution of our expansion plans, including modification to our network to accommodate satellite technology, development and implementation of new satellite-based technologies, the availability of satellite capacity, costs of satellite capacity to which we may have to commit well in advance, and compliance with regulations;

●	difficulties in managing a rapidly growing company and managing the regulatory requirements and carrying the costs of being a public reporting company;

●	the number of aircraft in service in our markets, including consolidation of the airline industry or changes in fleet size by one or more of our commercial airline partners;
●	the impact and effects of the global outbreak of the coronavirus (COVID-19) pandemic, and other potential pandemics or contagious diseases or fear of such outbreaks, on the global airline and tourist industries, especially in the Asia Pacific region;

●	the economic environment and other trends that affect both business and leisure travel;

●	the continued demand for connectivity and proliferation of Wi-Fi enabled devices, including smartphones, tablets and laptops;

●	our ability to obtain required telecommunications, aviation and other licenses and approvals necessary for our operations;

●	changes in laws, regulations and interpretations affecting telecommunications services and aviation, including, in particular, changes that impact the design of our equipment and our ability to obtain required certifications for our equipment;

●	our industry is subject to intense competition and rapid technological change, which may result in products or new solutions that are superior to our products under development or other future products we may bring to market from time to time and if we are unable to anticipate or keep pace with changes in the marketplace and the direction of technological innovation and customer demands, our products may become less useful or obsolete and our operating results will suffer;

●	we may not be able to operate and grow our business effectively if we lose the services of any of our key personnel or are unable to attract qualified personnel in the future; and

●	our growth strategy will require significant additional financial resources, which may not be available to us on acceptable terms.

For further discussion of these and other risks you should consider before making an investment in our common stock, see the section titled “Risk Factors” immediately following this prospectus summary.

Emerging Growth Company

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our shares of common stock that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Conventions Used in this Prospectus

Throughout this prospectus we use certain terms repeatedly. To assist you in reading and understanding the disclosure contained in this prospectus, please note the following frequently used terms, which, except as otherwise specified, have the meanings set forth below:

●	“we,” “us,” “our,” or “our company,” are to the combined business of Aerkomm Inc., a Nevada corporation, and its consolidated subsidiaries;
●	Aerkomm Malta” are to Aerkomm Pacific Limited, a Malta company and wholly owned subsidiary of Aircom Seychelles;

●	“Aerkomm Taiwan” are to Aerkomm Taiwan Inc., a Taiwanese company and wholly-owned subsidiary of our company;

●	“Aircom” are to Aircom Pacific, Inc., a California corporation and wholly-owned subsidiary of our company;

●	“Aircom Seychelles” are to Aircom Pacific Ltd., a Republic of Seychelles company and wholly-owned subsidiary of Aircom;

●	“Aircom HK” are to Aircom Pacific Inc. Limited, a Hong Kong company and wholly-owned subsidiary of Aircom;

●	“Aircom Japan” are to Aircom Japan, Inc., a Japanese company and wholly-owned subsidiary of Aircom;

●	“Aircom Taiwan” are to Aircom Telecom LLC, a Taiwanese company and wholly-owned subsidiary of Aircom;

●	“Aircom Beijing” are to Beijing Yatai Communication Co., Ltd., a Chinese company and wholly-owned subsidiary of Aircom Taiwan;

●	“SEC” refers to the U.S. Securities and Exchange Commission;

●	“Securities Act” refers to the Securities Act of 1933, as amended; and

●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

Stock Splits

On January 10, 2017, we completed a 1-for-10 reverse split of our issued and outstanding common stock. On January 16, 2019, we completed a 1-for-5 reverse split of our authorized and issued and outstanding common stock. All share and per share information in this prospectus has been adjusted to give retroactive effect to such reverse splits.

The Offering

Securities being offered:	Up to a maximum of 1,058,201 shares of common stock, assuming an offering price of €37.80 per share, the midpoint of the price range set forth on the cover of this prospectus, or a maximum of €40,000,000.

Best Efforts offering:	The underwriter is selling the shares offered under this prospectus on a “best efforts” basis and is not required to sell any specific number or dollar amount of the shares offered under this prospectus and is under no obligation to purchase any shares for its own account.

Securities issued and outstanding before this offering:	9,540,891 shares of common stock as of July 27, 2020.(1)

Securities issued and outstanding after this offering:

10,599,092 shares of our common stock if the maximum number of shares, 1,058,201 shares being offered are sold, 10,757,822 shares of our common stock if the underwriter exercises the over-subscription option in full.(2)

Use of proceeds:

We estimate our net proceeds from this offering will be approximately €37,164,638 ($43,241,048) assuming all of shares being offered under this prospectus are sold, after deducting the underwriting commissions and fees and the estimated offering expenses payable by us.

We expect to use the net proceeds of this offering for general corporate purposes, including working capital, product development, marketing activities, expending our internal organization and other capital expenditures including the building of our first ground station and data center in the Asia region. For a more detailed discussion, see “Use of Proceeds” below.

Current symbol:	Our common stock is quoted for trading on the OTC Markets Group Inc. OTCQX Best Market and in the Professional Segment of the regulated market of Euronext Paris under the symbol “AKOM.”

Exchange listings:	On July 17, 2019, the French Autorité des marchés financiers (AMF) granted visa number 19-372 on the prospectus relating to the admission of our common stock to listing and trading on the Professional Segment of the regulated market of Euronext Paris. Our common stock began listing on the Euronext Paris market under the symbol “AKOM” on July 23, 2019. Our common stock will continue to be quoted for trading on the OTCQX under the “AKOM” symbol.

Dividend and distribution policy:	We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future, if at all. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

Risk factors:

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section before deciding to invest in our securities.

No offers and sales in the United States:

Although the shares offered by this prospectus are being registered under the Securities Act, no shares will be offered, sold or delivered within the United States or to U.S. persons (as defined in Regulation S under the Securities Act (“Regulation S”)), no directed selling efforts (as defined in Regulation S) in the United States relating to us or the offering of the shares by this prospectus will be made by us, any of our affiliates or any person acting on our or its behalf, and we, our affiliates and persons acting on our or their behalf will not engage in any other offering, selling or marketing activity in the United States or directed to U.S. persons (as defined in Regulation S) relating to us or the offering of the shares under this prospectus. The shares offered by this prospectus will only be offered, sold and delivered to non-U.S. persons (as defined in Regulation S) in offshore transactions (as defined in Regulation S) outside the United States.

We intend to offer the shares only to professional and institutional investors outside of the United States, in reliance on exemptions from registration and filing requirements available under the relevant jurisdictional securities laws, and to list the shares that are sold under this prospectus on the Euronext Paris market. The underwriter, a French investment bank, assisted us with our initial listing on the Euronext Paris market. We expect that the underwriter will be offering the shares in France and, possibly, in other member states of the European Economic Area and in certain East Asian countries including Taiwan and China (Hong Kong) where our initial business marketing efforts have been focused; however, we cannot be sure at this time in which jurisdictions the shares will be offered, and neither we nor the underwriter currently has any agreements or understandings with any potential investors for their acquisition of the shares.

In addition, since the shares offered by this prospectus are being registered under the Securities Act, the resale limitations imposed by Rule 905 of Regulation S will not apply to the shares. Although we expect that the Euronext Paris market will be the principal secondary market for the shares sold through this prospectus, we are registering the shares under the Securities Act to provide flexibility to investors who may prefer to resell their shares in the U.S. public securities market.

(1)	The number of shares of our common stock to be outstanding before this offering is based on 9,540,891 shares of our common stock outstanding as of July 27, 2020, and excludes:

●	1,653,662 shares of our common stock issuable upon the exercise of options under our 2017 Equity Incentive Plan; and

●	77,680 shares of our common stock issuable upon the exercise of outstanding warrants.

(2)	The total number of shares of common stock outstanding after this offering is based on 9,540,891 shares of our common stock outstanding as of July 27, 2020 and an assumed public offering price of €37.80 per share (the midpoint of the price range set forth on the cover of this prospectus).

Summary Consolidated Financial Data

The following tables summarize our consolidated financial data. You should read this summary consolidated financial data together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes that are included elsewhere in this prospectus.

The summary consolidated financial data as of March 31, 2020 and 2019 are unaudited and December 31, 2019 and 2018 are derived from our audited consolidated financial statements that are included elsewhere in this prospectus, which include all adjustments, consisting of normal recurring adjustments, that our management considers necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods presented.

Our historical results are not necessarily indicative of the results that may be expected in the future, and our interim results are not necessarily indicative of the results to be expected for the full year or any other period.

	Three Months Ended March 31,		Years Ended December 31,
	2020	2019	2019	2018
	(Unaudited)	(Unaudited)
Consolidated Statement of Operations Data:
Revenue	$-	$-	$1,599,864	$1,745,000
Cost of revenue	-	-	1,587,222	1,661,849
Gross profit	-	-	12,642	83,151
Operating expenses	1,956,045	2,048,289	8,569,231	8,096,033
Loss from operations	(1,956,045)	(2,048,289)	(8,556,589)	(8,012,882)
Net loss	$(2,366,494)	$(2,382,992)	$(7,979,559)	$(8,148,340)
Net loss per share:
Basic	$(0.2480)	$(0.2577)	$(0.8507)	$(0.9205)
Diluted	$(0.2480)	$(0.2577)	$(0.8507)	$(0.9205)
Weighted average shares outstanding:
Basic	9,540,891	9,247,272	9,380,450	8,852,094
Diluted	9,540,891	9,247,272	9,380450	8,852,094

	March 31, 2020	December 31, 2019	December 31, 2018
	(Unaudited)
Consolidated Balance Sheet Data:
Current assets	$10,150,285	$7,218,009	$4,376,090
Total assets	$52,319,317	$49,991,591	$47,383,685
Total liabilities	$8,127,814	$4,175,996	$5,963,951
Total stockholders’ equity	$44,191,503	$45,815,595	$41,419,734

RISK FACTORS

Investment in our common stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this prospectus, including the financial statements and the related notes, before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Excluding non-recurring revenues in the second quarter of 2019 and 2018 from affiliates, we have incurred operating losses in every quarter since we launched our business and may continue to incur quarterly operating losses, which could negatively affect the value of our company.

Excluding non-recurring revenues we earned from affiliates in the second quarter of fiscal 2019 and 2018, we have incurred operating losses since our inception in 2014, and we may not be able to generate sufficient revenue in the future to generate operating income. We also expect our costs to increase materially in future periods, which could negatively affect our future operating results. We expect to continue to expend substantial financial and other resources on the continued launch and future expansion of our business. The amount and timing of these costs are subject to numerous variables and such initiatives may require additional funding. In addition, we may incur significant costs in connection with our pursuit of next generation air to ground technology or other new technologies. With respect to our expansion, such variables may include costs related to sales and marketing activities and administrative support functions, equipment subsidies to airlines and additional legal and regulatory expenses associated with operating in the international commercial aviation market. In addition, we expect to incur additional general and administrative expenses, including legal and accounting expenses, related to being a public company. These investments may not result in revenue or growth in our business. If we fail to grow our overall business and generate revenue, our financial condition and results of operations would be adversely affected.

Our company is in the development stage and has a limited operating history, which may make it difficult to evaluate our current business and predict our future performance.

Our company and our core business are in the development stage and faces all of the risks and uncertainties associated with a new and unproven business. We plan to launch our services in the last quarter of 2020, initially in Europe with our launch customer MJet. The limited operating history of our business may make it difficult to accurately evaluate the business and predict its future performance. Any assessments of our current business and predictions that we or you make about our future success or viability may not be as accurate as they could be if we had a longer operating history. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, and the size and nature of our market opportunity will change as we scale our business and increase deployment of our service. If we do not address any of the foregoing risks successfully, our business will be harmed.

We expect to rely on a few key customers for all of our initial revenue.

Our initial business will be substantially dependent on our relationship with a few key airline customers. There can be no assurance that we will be able to maintain our relationship with these airlines. If we are unable to maintain and renew our relationship with these airlines, or if our arrangement is modified so that the economic terms become less favorable to us, then our business would be materially adversely affected.

An extended delay in the transfer of title to us of the Taiwan land parcel that we recently purchased could delay the building of our first satellite ground station and have a negative impact on our business prospects.

In July 2019, we completed payment of the NT$1,056,297,507, or US$34,474,462, purchase price for our acquisition of approximately 6.3 acres of undeveloped land (which we refer to as the Taiwan land parcel) located at the Taishui Grottoes in the Xinyi District of Keelung City, Taiwan. Our agent has received all of the necessary title transfer documentation from the seller however, according to the land use law of Taiwan, we need to first, obtain a telecommunications license in Taiwan, then second, submit a usage plan to the local land office and to obtain the necessary development license or authorization for the intended usage before we can obtain an official certificate of title. Aerkomm Taiwan is currently preparing the plan of usage and is working with various regulatory authorities to obtain the necessary license and approval to meet the local land use law requirements. We do not know at this time how long it will take to complete this process and receive the certificate of title to the parcel. Although we currently expect to complete the entire process and receive or certificate of title by sometime in the first quarter of 2021, we cannot provide any assurance of this timing. Once title to the Taiwan land parcel is transferred to us we expect to lease a portion of the land parcel, pursuant to the terms of an existing binding memorandum of understanding, to a Samoa based telecom company who will use the land for their own satellite ground station and to mortgage the land to be able to raise funds to build our first satellite ground station and data center. If there is an extended delay in the transfer of the Taiwan land parcel title to us, our agreement with the Samoa telecom company may be terminated and we may not be able to raise the funds needed to build our ground station in a timely fashion. Either or both of these eventualities could have a negative impact on our business plans, prospects and future results of operations.

If the transactions contemplated by several memorandums of understanding (MOU) do not proceed, our results of operations and financial condition could be materially adversely affected.

On January 19, 2016, January 29, 2016, June 16, 2016, October 28, 2017, March 7, 2018 and March 20, 2020, we entered into the Yahoo MOU, the LeTV MOU, the India MOU, the Malta MOU, the Airbus MOU and the Yuan Jiu MOU, respectively. These MOUs are nonbinding and as a result, they only express the desires and understandings between the parties and do not create any legally binding rights, obligations or contracts except for certain customary provisions such as exclusivity, costs and expenses, confidentiality and governing law. For more information related to these MOUs, please refer to the section “Our Contracts with Airline Partners.” Any binding obligation to proceed with the transactions contemplated by the MOUs would need to be included in a definitive agreement that is subject to negotiations of the parties, approvals by the board of directors of respective parties and in certain instances, approvals from regulatory authorities. The Yahoo MOU and LeTV MOU expired in January 2018. We are in the process of negotiating to extend the Yahoo MOU. We do not intend to extend the LeTV MOU. There can be no assurance that we will be able to extend the expired MOUs or enter into such definitive agreements or receive the required governmental approvals. If for whatever reason the transactions contemplated by the MOUs do not proceed, our results of operations and financial condition could be materially adversely affected.

We may not be able to grow our business with our current airline partner or successfully negotiate agreements with airlines to which we do not currently provide our service.

Currently, our only airline partner is Hong Kong Airlines Limited, a Hong Kong-based airline, or Hong Kong Airlines, although we have not yet begun to provide our IFEC products and services to Hong Kong Airlines under our agreement with them. We are currently in advanced negotiations or discussions with certain other airline partners to provide our IFEC services on additional aircraft in their fleets. We have no assurance that these efforts will be successful. Negotiations with prospective airline partners require substantial time, effort and resources. The time required to reach a final agreement with an airline is unpredictable and may lead to variances in our operating results from quarter to quarter. We may ultimately fail in our negotiations and any such failure could harm our results of operations due to, among other things, a diversion of our focus and resources, actual costs and opportunity costs of pursuing these opportunities. In addition, the terms of any future agreements could be materially different than the terms included in our existing agreement with Hong Kong Airlines. To the extent that any negotiations with current or future potential airline partners are unsuccessful, or any new agreements contain terms that are less favorable to us, our growth prospects could be materially and adversely affected.

We will likely need additional financing to execute our business plan or new initiatives, which we may not be able to secure on acceptable terms, or at all.

We will require additional financing in the near and long term to fully execute our business plan. Our success may depend on our ability to raise such additional financing on reasonable terms and on a timely basis. Conditions in the economy and the financial markets may make it more difficult for us to obtain necessary additional capital or financing on acceptable terms, or at all. If we cannot secure sufficient additional financing, we may be forced to forego strategic opportunities or delay, scale back or eliminate additional service deployment, operations and investments or employ internal cost savings measures. Furthermore, we will be forced to take some or all of these measures if we do not raise sufficient funds in this public offering, the successful completion of which we cannot guarantee.

We are dependent on airline partners to be able to access our customers. We expect that future payments by these customers for our services to be provided to them will account for most, if not all, of our initial revenues.

Under our existing contract with Hong Kong Airlines, we will provide our equipment for installation on, and provide our services to passengers on, a portion of the aircraft operated by this airline. We expect to enter into similar contracts with other airlines in the future but there is no assurance that we will be successful in signing up additional airline partners. We expect that revenue from passengers using our service while flying on aircraft operated by our airline partners will account for the majority of our projected initial revenue once we begin our services. As of the date of this report, we do not yet have any revenue from equipment sales and installation. Our growth will be dependent on our ability to have our equipment installed on the aircraft of airline partners and increased use of our service on installed aircraft. Any delays in installations under these contracts may negatively affect our ability to grow our user base and revenue.

A failure to maintain airline satisfaction with our equipment or our service could have a material adverse effect on our revenue and results of operations.

Our relationships with our current and future potential airline partners are critical to the growth and ongoing success of our business. If airline partners are not satisfied with our equipment or our service for any reason, including passenger dissatisfaction with the service as a result of capacity constraints, they may reduce efforts to co-market our service to their passengers, which could result in lower passenger usage and reduced revenue, which could in turn give airline partners the right to terminate their contracts with us. In addition, airline dissatisfaction with us for any reason, including delays in obtaining certification for or installing our equipment, could negatively affect our ability to expand our service to additional airline partners or aircraft or lead to claims for damages, which may be material, or termination rights under our existing or potential contracts with airline partners.

We may experience network capacity constraints in our future operation regions and we expect capacity demands to increase, and we may in the future experience capacity constraints internationally. If we are unable to successfully implement planned or future technology enhancements to increase our network capacity, or our airline partners do not agree to such enhancements, our ability to acquire and maintain sufficient network capacity and our business could be materially and adversely affected.

All providers of wireless connectivity services, including all providers of in-flight connectivity services, face certain limits on their ability to provide connectivity service, including escalating capacity constraints due to expanding consumption of wireless services and the increasing prevalence of higher bandwidth uses such as file downloads and streaming media content. The success of our business depends on our ability to provide adequate bandwidth to meet customer demands while in-flight. We may find it difficult to provide this adequate bandwidth.

Competition from a number of companies, as well as other market forces, could result in price reduction, reduced revenue and loss of market share and could harm our results of operations.

We face strong competition from satellite-based providers of broadband services that include in-flight internet and live television services. Competition from such providers has had in the past and could have in the future an adverse effect on our ability to maintain or gain market share. Most of our competitors are larger, more diversified corporations and have greater financial, marketing, production, and research and development resources. As a result, they may be better able to withstand the effects of periodic economic downturns or may offer a broader product line to customers. In addition, to the extent that competing in-flight connectivity services offered by commercial airlines that are not our airline partners are available on more aircraft or offer improved quality or reliability as compared to our service, our business and results of operations could be adversely affected. Competition could increase our sales and marketing expenses and related customer acquisition costs. We may not have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully. A failure to effectively respond to established and new competitors could have a material adverse impact on our business and results of operations.

We may be unsuccessful in generating revenue from live television and other in-flight entertainment services.

We are currently developing a host of service offerings to deliver to our future commercial airline customers. We plan to offer live television and other service to our customers and no assurance can be given that we will ultimately be able to launch any channels or provide any service. Additionally, we plan to generate a revenue stream from our video on demand and other in-flight entertainment services. If we are unable to generate revenue from live television or if other entertainment services do not ultimately develop, our growth and financial prospects would be materially adversely impacted.

We are working to acquire a sufficient number of on-demand movies and television shows and a variety of other content on our system. The future growth prospects for our business depend, in part, on revenue from advertising fees and e-commerce revenue share arrangements on passenger purchases of goods and services, including video and media services. Our ability to generate revenue from these service offerings depends on:

●	growth of commercial airline customer base;

●	the attractiveness of our customer base to media partners;

●	rolling out live television and media on demand on more aircraft and with additional airline customers and increasing passenger adoption both in the U.S. and abroad;

●	establishing and maintaining beneficial contractual relationships with media partners whose content, products and services are attractive to airline passengers; and

●	our ability to customize and improve our service offerings in response to trends and customer interests.

If we are unsuccessful in generating revenue from our service offerings, that failure could have a material adverse effect on our growth prospects.

We face limitations on our ability to grow our operations which could harm our operating results and financial condition.

We have not yet begun selling our IFEC products or services to our future customers.  Our addressable market and our ability to expand in our operating region is inherently limited by various factors, including limitations on the number of commercial airlines with which we could partner, the number of planes in which our equipment can be installed, the passenger capacity within each plane and the ability of our network infrastructure or bandwidth to accommodate increasing capacity demands. Future expansion is also limited by our ability to develop new technologies on a timely and cost-effective basis, as well as our ability to mitigate network capacity constraints through, among other things, the expansion of our satellite coverage area. Our future growth may slow, or once we begin selling products and services to our customers, we may stop growing altogether, to the extent that we have exhausted all potential airline partners and as we approach installation on full fleets and maximum penetration rates on all flights. In order to grow our future revenue, we will have to rely on customer and airline partner adoption of currently available and new or developing services and additional offerings. We cannot assure you that we will be able to obtain a market presence or establish new markets and, if we fail to do so, our business and results of operations could be materially adversely affected.

We may be unsuccessful in expanding our operations internationally.

Our business will initially be international business. Our ability to grow our international business involves various risks, including the need to invest significant resources in unfamiliar markets and the possibility that we may not realize a return on our investments in the near future or at all. In addition, we have incurred and expect to continue to incur significant expenses before we generate any material revenue in these new markets. Under our agreements with providers of satellite capacity, we are obligated to purchase bandwidth for specified periods in advance. If we are unable to generate sufficient passenger demand or airline partners to which we provide satellite service to their aircraft terminate their agreements with us for any reason during these periods, we may be forced to incur satellite costs in excess of connectivity revenue generated through such satellites.

Any future international operations may fail to succeed due to risks inherent in foreign operations, including:

●	legal and regulatory restrictions, including different communications, privacy, censorship, aerospace and liability standards, intellectual property laws and enforcement practices;

●	changes in international regulatory requirements and tariffs;

●	restrictions on the ability of U.S. companies to do business in foreign countries, including restrictions on foreign ownership of telecommunications providers imposed by the U.S. Office of Foreign Assets Control, which we refer to as OFAC;

●	inability to find content or service providers to partner with on commercially reasonable terms, or at all;

●	compliance with the Foreign Corrupt Practices Act, the (U.K.) Bribery Act 2010 and other similar corruption laws and regulations in the jurisdictions in which we operate and related risks;

●	difficulties in staffing and managing foreign operations;

●	currency fluctuations; and

●	potential adverse tax consequences.

As a result of these obstacles, we may find it difficult or prohibitively expensive to grow our business internationally or we may be unsuccessful in our attempt to do so, which could harm our future operating results and financial condition.

We may not be successful in our efforts to develop and monetize new products and services that are currently in development, including our operations-oriented IFEC communications services.

In order to continue to meet the evolving needs of our future airline partners and customers, we must continue to develop new products and services that are responsive to those needs. Our ability to realize the benefits of enabling airlines, other aircraft operators and to use these applications, including monetizing our services at a profitable price point, depends, in part, on the adoption and utilization of such applications by airlines, other aircraft operators and other companies in the aviation industry such as aircraft equipment suppliers, and we cannot be certain that airlines, other aircraft operators and others in the aviation industry will adopt such offerings in the near term or at all. We also expect to continue to rely on third parties to develop and offer the operational applications to be used to gather and process data transmitted on our network between the aircraft and the ground, and we cannot be certain that such applications will be compatible with our network or onboard equipment or otherwise meet the needs of airlines or other aircraft operators. If we are not successful in our efforts to develop and monetize new products and services, including our operations-oriented communications services, our future business prospects, financial condition and results of operations would be materially adversely affected.

A future act or threat of terrorism or other events could result in a prohibition on the use of Wi-Fi enabled devices on aircraft.

A future act of terrorism, the threat of such acts or other airline accidents could have an adverse effect on the airline industry. In the event of a terrorist attack, terrorist threats or unrelated airline accidents, the industry would likely experience significantly reduced passenger demand. The U.S. federal government or foreign governments could respond to such events by prohibiting the use of Wi-Fi enabled devices on aircraft, which would eliminate demand for our equipment and service. In addition, any association or perceived association between our equipment or service and accidents involving aircraft on which our equipment or service operates would likely have an adverse effect on demand for our equipment and service. Reduced demand for our products and services would adversely affect our business prospects, financial condition and results of operations.

If our efforts to retain and attract customers are not successful, our revenue will be adversely affected.

We expect to generate substantially all of our revenue from sales of services, some of which will be on a subscription basis. We must be able to retain subscribers and attract new and repeat customers. If we are unable to effectively retain subscribers and attract new and repeat customers, our business, financial condition and results of operations would be adversely affected.

Unreliable service levels, lack of sufficient capacity, uncompetitive pricing, lack of availability, security risk and lack of related features of our equipment and services are some of the factors that may adversely impact our ability to retain customers and partners and attract new and repeat customers. If our customers are able to satisfy their in-flight entertainment needs through activities other than broadband internet access, at no or lower cost, they may not perceive value in our products and services. If our efforts to satisfy and retain customers and subscribers are not successful, we may not be able to attract new customers through word-of-mouth referrals. Any of these factors could cause our customer growth rate to fall, which would adversely impact our business, financial condition and results of operations.

The demand for in-flight broadband internet access service may decrease or develop more slowly than we expect. We cannot predict with certainty the development of the U.S. or international in-flight broadband internet access market or the market acceptance for our products and services.

Our future success depends upon growing demand for in-flight broadband internet access services, which is inherently uncertain. We have invested significant resources towards the roll-out of new IFEC service offerings, which represent a substantial part of our growth strategy. We face the risk that the U.S. and international markets for in-flight broadband internet access services may decrease or develop more slowly or differently than we currently expect, or that our services, including our new offerings, may not achieve widespread market acceptance. We may be unable to market and sell our services successfully and cost-effectively to a sufficiently large number of customers.

Our business depends on the continued proliferation of Wi-Fi as a standard feature in mobile devices. The growth in demand for in-flight broadband internet access services also depends in part on the continued and increased use of laptops, smartphones, tablet computers, and other Wi-Fi enabled devices and the rate of evolution of data-intensive applications on the mobile internet. If Wi-Fi ceases to be a standard feature in mobile devices, if the rate of integration of Wi-Fi on mobile devices decreases or is slower than expected, or if the use of Wi-Fi enabled devices or development of related applications decreases or grows more slowly than anticipated, the market for our services may be substantially diminished.

Increased costs and other demands associated with our growth could impact our ability to achieve profitability over the long term and could strain our personnel, technology and infrastructure resources.

We expect our costs to increase in future periods, which could negatively affect our future operating results. We expect to experience growth in our headcount and operations, which will place significant demands on our management, administrative, technological, operational and financial infrastructure. Anticipated future growth will require the outlay of significant operating and capital expenditures and will continue to place strains on our personnel, technology and infrastructure. Our success will depend in part upon our ability to contain costs with respect to growth opportunities. To successfully manage the expected growth of our operations, on a timely and cost-effective basis we will need to continue to improve our operational, financial, technological and management controls and our reporting systems and procedures. In addition, as we continue to grow, we must effectively integrate, develop and motivate a large number of new employees, and we must maintain the beneficial aspects of our corporate culture. If we fail to successfully manage our growth, it could adversely affect our business, financial condition and results of operations.

Adverse economic conditions may have a material adverse effect on our business.

Macro-economic challenges are capable of creating volatile and unpredictable environments for doing business. We cannot predict the nature, extent, timing or likelihood of any economic slowdown or the strength or sustainability of any economic recovery, worldwide, in the United States or in the airline industry. For many travelers, air travel and spending on in-flight internet access are discretionary purchases that they can eliminate in difficult economic times. Additionally, a weaker business environment may lead to a decrease in overall business travel, which is an important contributor to our service revenue. These conditions may make it more difficult or less likely for customers to purchase our equipment and services. If economic conditions in the United States or globally deteriorate further or do not show improvement, we may experience material adverse effects to our business, cash flow and results of operations.

Our operating results may fluctuate unpredictably and may cause us to fail to meet the expectations of investors, adversely affecting our stock price.

We operate in a highly dynamic industry and our future quarterly operating results may fluctuate significantly. Our future revenue and operating results may vary from quarter to quarter due to many factors, many of which are not within our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Further, it is difficult to accurately forecast our revenue, margin and operating results, and if we fail to match our expected results or the results expected by financial analysts or investors, the future trading price of our common stock may be adversely affected.

In addition, due to generally lower demand for business travel during the summer months and holiday periods, and leisure and other travel at other times during the year, our quarterly results may not be indicative of results for the full year. Due to these and other factors, quarter-to-quarter comparisons of our historical operating results should not be relied upon as accurate indicators of our future performance.

If our marketing and advertising efforts fail to generate revenue on a cost-effective basis, or if we are unable to manage our marketing and advertising expenses, it could harm our results of operations and growth.

Our future growth and profitability, as well as the maintenance and enhancement of our brands, will depend in large part on the effectiveness and efficiency of our future marketing and advertising expenditures. We plan to use a diverse mix of television, print, trade show and online marketing and advertising programs to promote our business. Significant increases in the pricing of one or more of our marketing and advertising channels could increase our expenses or cause us to choose less expensive, but potentially less effective, marketing and advertising channels. In addition, to the extent we implement new marketing and advertising strategies, we may in the future have significantly higher expenses. We may in the future incur, marketing and advertising expenses significantly in advance of the time we anticipate recognizing revenue associated with such expenses, and our marketing and advertising expenditures may not result in increased revenue or generate sufficient levels of brand awareness. If we are unable to maintain our marketing and advertising channels on cost-effective terms, our marketing and advertising expenses could increase substantially, our customer levels could be affected adversely, and our business, financial condition and results of operations may suffer.

Regulation by United States and foreign government agencies, including the Federal Aviation Administration and the Federal Communications Commission, may increase our costs of providing service or require us to change our services.

We are subject to various regulations, including those regulations promulgated by various federal, state and local regulatory agencies and legislative bodies and comparable agencies outside the United States where we may do business. The two U.S. government agencies that have primary regulatory authority over our operations are the Federal Aviation Administration, or FAA, and the Federal Communications Commission, or FCC.

The commercial and private aviation industries, including civil aviation manufacturing and repair industries, are highly regulated in the United States by the FAA. FAA certification is required for all equipment we install on commercial aircraft and type certificated business aircraft, and certain of our operating activities require that we obtain FAA certification as a parts manufacturer. As discussed in more detail in the section entitled “Business—Regulation—Federal Aviation Administration,” FAA approvals required to operate our business include Supplemental Type Certificates, or STCs and Parts Manufacturing Authorities, or PMAs. Obtaining STCs and PMAs is an expensive and time-consuming process that requires significant focus and resources. Any inability to obtain, delay in obtaining, or change in, needed FAA certifications, authorizations, or approvals, could have an adverse effect on our ability to meet our installation commitments, manufacture and sell parts for installation on aircraft, or expand our business and could, therefore, materially adversely affect our growth prospects, business and operating results. The FAA closely regulates many of our operations. If we fail to comply with the FAA’s many regulations and standards that apply to our activities, we could lose the FAA certifications, authorizations, or other approvals on which our manufacturing, installation, maintenance, preventive maintenance, and alteration capabilities are based. In addition, from time to time, the FAA or comparable foreign agencies adopt new regulations or amend existing regulations. The FAA could also change its policies regarding the delegation of inspection and certification responsibilities to private companies, which could adversely affect our business. To the extent that any such new regulations or amendments to existing regulations or policies apply to our activities, those new regulations or amendments to existing regulations generally increase our costs of compliance.

As a broadband Internet provider, we must comply with the Communications Assistance for Law Enforcement Act of 1994, or CALEA, which requires communications carriers to ensure that their equipment, facilities and services can accommodate certain technical capabilities in executing authorized wiretapping and other electronic surveillance. Currently, our CALEA solution is being deployed in our network. However, we could be subject to an enforcement action by the FCC or law enforcement agencies for any delays related to meeting, or if we fail to comply with, any current or future CALEA, or similarly mandated law enforcement related, obligations. Such enforcement actions could subject us to fines, cease and desist orders, or other penalties, all of which could adversely affect our business. Further, to the extent the FCC adopts additional capability requirements applicable to broadband Internet providers, its decision may increase the costs we incur to comply with such regulations.

In addition to these U.S. agencies, we are also subject to regulation by foreign government agencies that choose to assert jurisdiction over us as a result of the service we provide on aircraft that fly international routes. Adverse decisions or regulations of these U.S. and foreign regulatory bodies could negatively impact our operations and costs of doing business and could delay the roll-out of our services and have other adverse consequences for us. Our ability to obtain certain regulatory approvals to offer our services internationally may also be the responsibility of a third- party, and, therefore, may be out of our control. We are unable to predict the scope, pace or financial impact of regulations and other policy changes that could be adopted by the various governmental entities that oversee portions of our business.

If government regulation of the Internet, including e-commerce or online video distribution changes, we may need to change the way we conduct our business to a manner that incurs greater operating expenses, which could harm our results of operations.

The current legal environment for Internet communications, products and services is uncertain and subject to statutory, regulatory or interpretive change. We cannot be certain that we, our vendors and media partners or our customers are currently in compliance with applicable regulatory or other legal requirements in the countries in which our service is used. Our failure, or the failure of our vendors and media partners, customers and others with whom we transact business to comply with existing or future legal or regulatory requirements could materially adversely affect our business, financial condition and results of operations. Regulators may disagree with our interpretations of existing laws or regulations or the applicability of existing laws or regulations to our business, and existing laws, regulations and interpretations may change in unexpected ways.

For example, our mobile wireless broadband Internet access services were previously classified as information services, and not as telecommunications services. Therefore, these services were not subject to FCC common carrier regulation. However, effective June 12, 2015, the FCC reclassified mobile (and fixed) broadband Internet access services as Title II telecommunications services pursuant to the Open Internet Order. The Open Internet Order also adopted broad new net neutrality rules. For example, broadband providers may not block access to lawful content, applications, services, or non-harmful devices. Broadband providers also may not impair or degrade lawful Internet traffic on the basis of content, applications, services, or non-harmful devices. In addition, broadband providers may not favor some lawful Internet traffic over other lawful traffic in exchange for consideration of any kind, and they may not prioritize the content and services of their affiliates. Other than for paid prioritization, the rules contain an exception for “reasonable network management.” The Open Internet Order recognizes that whether a network management practice is reasonable varies according to the broadband technology involved and may provide more flexibility to implement network management practices in the context of our capacity-constrained air-to-ground and satellite broadband networks.

Other jurisdictions may adopt similar or different regulations that could affect our ability to use “network management” techniques. Likewise, the United States and the European Union, among other jurisdictions, are considering proposals regarding data protection that, if adopted, could impose heightened restrictions on certain of our activities relating to the collection and use of data of end users. Further, as we promote exclusive content and services and increase targeted advertising with our media partners to customers of our services, we may attract increased regulatory scrutiny.

We cannot be certain what positions regulators may take regarding our compliance with, or lack of compliance with, current and future legal and regulatory requirements or what positions regulators may take regarding any past or future actions we have taken or may take in any jurisdiction. Regulators may determine that we are not in compliance with legal and regulatory requirements, and impose penalties, or we may need to make changes to our services, which could be costly and difficult. Any of these events would adversely affect our operating results and business.

Our possession and use of personal information and the use of credit cards by our customers present risks and expenses that could harm our business. Unauthorized disclosure or manipulation of such data, whether through breach of our network security or otherwise, could expose us to costly litigation and damage our reputation.

Maintaining our network security is of critical importance because our online systems will store confidential registered user, employee and other sensitive data, such as names, email addresses, addresses and other personal information. We will depend on the security of our networks and the security of the network infrastructures of our third-party telecommunications service providers, our customer support providers and our other vendors. Unauthorized use of our, or our third-party service providers’, networks, computer systems and services could potentially jeopardize the security of confidential information, including credit card information, of our future customers. There can be no assurance that any security measures we, or third parties, take will be effective in preventing these activities. As a result of any such breaches, customers may assert claims of liability against us as a result of any failure by us to prevent these activities. Further, our in-cabin network operates as an open, unsecured Wi-Fi hotspot, and non-encrypted transmissions users send over this network may be vulnerable to access by users on the same plane. These activities may subject us to legal claims, adversely impact our reputation, and interfere with our ability to provide our services, all of which could have a material adverse effect on our business prospects, financial condition and results of operations.

Failure to protect confidential customer data or to provide customers with adequate notice of our privacy policies could also subject us to liabilities imposed by United States federal and state regulatory agencies or courts. For example, the FCC’s Consumer Proprietary Network Information, or CPNI rules, applicable to our satellite-based offerings, require us to comply with a range of marketing and privacy safeguards. The Federal Trade Commission, or FTC, could assert jurisdiction to impose penalties related our service if it found our privacy policies or security measures to be inadequate under existing federal law. We could also be subject to certain state laws that impose data breach notification requirements, specific data security obligations, or other consumer privacy-related requirements. Our failure to comply with any of these rules or regulations could have an adverse effect on our business, financial condition and results of operations.

Other countries in which we may operate or from which our services may be offered, including those in the European Union, also have certain privacy and data security requirements that may apply to our business, either now or in the future. These countries’ laws may in some cases be more stringent than the requirements in the United States. For example, European Union member countries have specific requirements relating to cross border transfers of personal information to certain jurisdictions, including to the United States. In addition, some countries have stricter consumer notice and/or consent requirements relating to personal information collection, use or sharing. Moreover, international privacy and data security regulations may become more complex. For example, the European Union is considering a draft proposed data protection regulation which, if enacted, may result in even more restrictive privacy-related requirements. Our failure to comply with other countries’ privacy or data security-related laws, rules or regulations could also have an adverse effect on our business, financial condition and results of operations.

In addition, our customers will use credit cards to purchase our products and services. Problems with our or our vendors billing software could adversely affect our customer satisfaction and could cause one or more of the major credit card companies to disallow our continued use of their payment services. In addition, if our billing software fails to work properly and, as a result, we do not automatically charge our subscribers’ credit cards on a timely basis or at all, our business, financial condition and results of operations could be adversely affected.

We depend upon third parties to manufacture equipment components and to provide services for our network.

We rely on third-party suppliers for equipment components that we use to provide our services. The supply of third- party components could be interrupted or halted by a termination of our relationships, a failure of quality control or other operational problems at such suppliers or a significant decline in their financial condition. If we are not able to continue to engage suppliers with the capabilities or capacities required by our business, or if such suppliers fail to deliver quality products, parts, equipment and services on a timely basis consistent with our schedule, our business prospects, financial condition and results of operations could be adversely affected.

We may fail to recruit, train and retain the highly skilled employees that are necessary to remain competitive and execute our growth strategy. The loss of one or more of our key personnel could harm our business.

Competition for key technical personnel in high-technology industries such as ours is intense. We believe that our future success depends in large part on our continued ability to hire, train, retain and leverage the skills of qualified engineers and other highly skilled personnel needed to maintain and grow our business and technology. We may not be as successful as our competitors at recruiting, training, retaining and utilizing these highly skilled personnel. In particular, we may have more difficulty attracting or retaining highly skilled personnel during periods of poor operating performance. Any failure to recruit, train and retain highly skilled employees could negatively impact our business and results of operations.

We depend on the continued service and performance of our key personnel, including Louis Giordimaina, our Chief Executive Officer, Jeffrey Wun, our and President and Chief Technology Officer, and Georges Caldironi, our Chief Operating officer. Such individuals have acquired specialized knowledge and skills with respect to our operations. As a result, if any of these individuals were to leave us, we could face substantial difficulty in hiring qualified successors and could experience a loss of productivity while any such successor obtains the necessary training and expertise. We do not maintain key man insurance on any of our officers or key employees. The loss of key personnel, including key members of our management team, as well as certain of our key marketing or technology personnel, could disrupt our operations and have an adverse effect on our ability to grow our business.

We have identified material weaknesses in our internal control over financial reporting. If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results and prevent fraud. As a result, current and potential stockholders could lose confidence in our financial statements, which would harm the trading price of our common stock.

Companies that file reports with the SEC, including us, are subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404. SOX 404 requires management to establish and maintain a system of internal control over financial reporting and annual reports on Form 10-K filed under the Exchange Act to contain a report from management assessing the effectiveness of a company’s internal control over financial reporting. Separately, under SOX 404, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, public companies that are large accelerated filers or accelerated filers must include in their annual reports on Form 10-K an attestation report of their regular auditors attesting to and reporting on management’s assessment of internal control over financial reporting. Non-accelerated filers and smaller reporting companies, like us, are not required to include an attestation report of their auditors in annual reports.

A report of our management is included under the section titled “Controls and Procedures.” We are a smaller reporting company and, consequently, are not required to include an attestation report of our auditor in our annual transition report. However, if and when we become subject to the auditor attestation requirements under SOX 404, we can provide no assurance that we will receive a positive attestation from our independent auditors.

During its evaluation of the effectiveness of internal control over financial reporting as of September 30, 2019, management identified a material weakness. The material weakness was associated with our lack of sufficient and skilled accounting personnel with an appropriate level of technical accounting knowledge and experience in the application of accounting principles generally accepted in the United States commensurate with our financial reporting requirements and our need to rely heavily on the use of external legal and accounting professionals to mitigate these deficiencies. We are undertaking remedial measures, which measures will take time to implement and test, to address this material weakness. There can be no assurance that such measures will be sufficient to remedy the material weakness identified or that additional material weaknesses or other control or significant deficiencies will not be identified in the future. If we continue to experience material weaknesses in our internal controls or fail to maintain or implement required new or improved controls, such circumstances could cause us to fail to meet our periodic reporting obligations or result in material misstatements in our financial statements, or adversely affect the results of periodic management evaluations and, if required, annual auditor attestation reports. Each of the foregoing results could cause investors to lose confidence in our reported financial information and lead to a decline in our stock price.

We believe our business depends on strong brands, and if we do not develop, maintain and enhance our brand, our ability to gain new customers and retain customers may be impaired.

We believe that our brands will be a critical part of our business. We expect to collaborate extensively with our future airline partners on the look and feel of the in-flight homepage that their passengers encounter when logging into our service in flight. In order to maintain strong relationships with our airline partners, we may have to reduce the visibility of our brand or make other decisions that do not promote and maintain our brand. In addition, many of our trademarks contain words or terms having a somewhat common usage and, as a result, we may have trouble registering or protecting them in certain jurisdictions. If we fail to promote and maintain our brand, or if we incur significant expenses to promote the brands and are still unsuccessful in maintaining strong brands, our business prospects, financial condition and results of operations may be adversely affected.

Businesses or technologies we acquire could prove difficult to integrate, disrupt our ongoing business, dilute stockholder value or have an adverse effect on our results of operations.

As part of our business strategy, we may engage in acquisitions of businesses or technologies to augment our organic or internal growth. We do not have any relevant experience with integrating and managing acquired businesses or assets. Acquisitions involve challenges and risks in negotiation, execution, valuation and integration. Moreover, we may not be able to find suitable acquisition opportunities on terms that are acceptable to us. Even if successfully negotiated, closed and integrated, certain acquisitions may not advance our business strategy, may fall short of expected return-on-investment targets or may fail. Any future acquisition could involve numerous risks, including:

●	potential disruption of our ongoing business and distraction of management;

●	difficulty integrating the operations and products of the acquired business;

●	use of cash to fund the acquisition or for unanticipated expenses;

●	limited market experiences in new businesses;

●	exposure to unknown liabilities, including litigation against the companies we acquire;

●	additional costs due to differences in culture, geographical locations and duplication of key talent;

●	delays associated with or resources being devoted to regulatory review and approval;

●	acquisition-related accounting charges affecting our balance sheet and operations;

●	difficulty integrating the financial results of the acquired business in our consolidated financial statements;

●	controls in the acquired business;

●	potential impairment of goodwill;

●	dilution to our current stockholders from the issuance of equity securities; or

●	potential loss of key employees or customers of the acquired company.

In the event that we enter into any acquisition agreements, closing of the transactions could be delayed or prevented by regulatory approval requirements, including antitrust review, or other conditions. We may not be successful in addressing these risks or any other problems encountered in connection with any attempted acquisitions, and we could assume the economic risks of such failed or unsuccessful acquisitions.

Expenses or liabilities resulting from litigation could adversely affect our results of operations and financial condition.

From time to time, we may be subject to claims or litigation in the ordinary course of our business, including for example, claims related to employment matters and class action lawsuits. Our operations are characterized by the use of new technologies and services across multiple jurisdictions that implicate a number of statutory schemes and a range of rules and regulations that may be subject to broad or creative interpretation, which may subject to us to litigation, including class action lawsuits, the outcome of which may be difficult to assess or quantify due to the potential ambiguity inherent in these regulatory schemes and/or the nascence of our technologies and services. Plaintiffs in these types of litigation may seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. Any such claims or litigation may be time-consuming and costly, divert management resources, require us to change our products and services, or have other adverse effects on our business. Any of the foregoing could have a material adverse effect on our results of operations and could require us to pay significant monetary damages. In addition, costly and time-consuming litigation could be necessary to enforce our existing contracts and, even if successful, could have an adverse effect on us. In addition, prolonged litigation against any airline partner, customer or supplier could have the effect of negatively impacting our reputation and goodwill with existing and potential airline partners, customers and suppliers.

Technological advances may harm our business.

Due to the widening use of state-of-the-art, personal electronic devices such as Apple’s iPad, ever-increasing numbers of passengers have their own mobile devices, which they might use to bring their own content such as movies, music or games with them on a flight. This could decrease demand for our in-flight offerings. Carriers now also have greater technical means at their disposal to offer passengers in-flight access to the Internet, including through our offerings and those of our competitors. At present, these offerings do not allow passengers to fully stream content on their mobile devices. If, however, in-flight Internet access in the future allows passengers to fully stream content on their mobile devices, this could decrease demand for our in-flight offerings. While both trends will give rise to risks as well as opportunities for us, it is impossible to foresee at present whether and, if so, to what extent these trends will have lasting effects. Note, too, that the in-flight entertainment systems currently in place are unable to support these developments. Given average useful lives of 15 to 20 years, the conventional systems will continue to dominate the in-flight entertainment industry for the foreseeable future. As a result, possible changes will happen slowly, giving all market players sufficient time to adapt.

We may have exposure to foreign currency risks in the future and our future hedging activities could create losses.

Currency risks essentially arise from the fact that sales to customers and purchasing are effected in one currency while fixed costs are incurred in other currencies. If necessary, we will engage in hedging transactions to counteract direct currency risks. However, we cannot always guarantee that all currency risks will have been hedged in full. Severe currency fluctuations could also cause the hedging transactions to fail if agreed thresholds (triggers) are not met or exceeded. We therefore cannot fully preclude negative foreign currency effects in the future - some of which might be substantial - due to unforeseen exchange rate fluctuations and/or inaccurate assessments of market developments.

We will source our content from studios, distributors and other content providers, and any reduction in the volume of content produced by such content providers could hurt our business by providing us with less quality content to choose from and resulting in potentially less attractive offerings for passengers.

We will receive content from studios, distributors and other content providers, and in some circumstances, we will depend on the volume and quality of the content that these content providers produce. If studios, distributors or other content providers were to reduce the volume or quality of content they make available to us over any given time period, whether because of their own financial limitations or other factors influencing their businesses, we would have less quality content to choose from and our programmers would have more difficulty finding relevant and appropriate content to provide to our customers. This could negatively impact the passenger experience, which could in turn reduce the demand for our offerings, which would have a negative impact on our revenue and results of operations.

We are a holding company with no operations of our own, and we depend on our subsidiaries for cash.

Currently, we are a holding company and do not have any material assets or operations other than ownership of equity interests of our subsidiaries. Our operations are conducted almost entirely through our subsidiaries, and our ability to generate cash to meet our obligations or to pay dividends is highly dependent on the earnings of, and receipt of funds from, our subsidiaries through dividends or intercompany loans. The ability of our subsidiaries to generate sufficient cash flow from future operations to allow us and them to make scheduled payments on our obligations will depend on their future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of our control. We cannot assure you that the cash flow and future earnings of our operating subsidiaries will be adequate for our subsidiaries to service their debt obligations. If our subsidiaries do not generate sufficient cash flow from future operations to satisfy corporate obligations, we may have to: undertake alternative financing plans (such as refinancing), restructure debt, sell assets, reduce or delay capital investments, or seek to raise additional capital. We cannot assure you that any such alternative refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, that additional financing could be obtained on acceptable terms, if at all, or that additional financing would be permitted under the terms of our various debt instruments then in effect. Our inability to generate sufficient cash flow to satisfy our obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations. Furthermore, we and our subsidiaries may incur substantial additional indebtedness in the future that may severely restrict or prohibit our subsidiaries from making distributions, paying dividends or making loans to us.

Risks Relating to our Industry

Our business is highly dependent on the airline industry, which is itself affected by factors beyond the airlines’ control. The airline industry is highly competitive and sensitive to changing economic conditions.

Our business is directly affected by the number of passengers flying on commercial aircraft, the financial condition of the airlines and other economic factors. If consumer demand for air travel declines, including due to increased use of technology such as videoconferencing for business travelers, or the number of aircraft and flights shrinks due to, among other reasons, reductions in capacity by airlines, the number of passengers available to use our service will be reduced, which would have a material adverse effect on our business and results of operations. Unfavorable general economic conditions and other events that are beyond the airlines’ control, including higher unemployment rates, higher interest rates, reduced stock prices, reduced consumer and business spending, terrorist attacks or threats and pandemics could have a material adverse effect on the airline industry. A general reduction or shift in discretionary spending can result in decreased demand for leisure and business travel and lead to a reduction in airline flights offered and the number of passengers flying. Further, unfavorable economic conditions could also limit airlines’ ability to counteract increased fuel, labor or other costs though raised prices. Our airline partners operate in a highly competitive business market and, as a result, continue to face pressure on offerings and pricing. These unfavorable conditions and the competitiveness of the air travel industry could cause one or more of our airline partners to reduce expenditures on passenger services including deployment of our service or file for bankruptcy. Any of these events would have a material adverse effect on our business prospects, financial condition and results of operations.

Air traffic congestion at airports, air traffic control inefficiencies, weather conditions, such as hurricanes or blizzards, increased security measures, new travel-related taxes, the outbreak of disease or any other similar event could harm the airline industry.

Airlines are subject to cancellations or delays caused by factors beyond their control. Cancellations or delays due to weather conditions or natural disasters, air traffic control problems, breaches in security or other factors could reduce the number of passengers on commercial flights and thereby reduce demand for the services provided by us and our products and services and harm our businesses, results of operations and financial condition.

The COVID-19 pandemic may result in a long-term contraction in the global airline industry, the bulk of which likely would be borne by carriers in the Asia-Pacific region. As a development stage IFEC service provider with an emphasis on Asia Pacific, the continuation of the coronavirus pandemic may have a material adverse effect on our business, results of operation, financial condition and stock price.

On January 30, 2020, the World Health Organization, or WHO, declared the coronavirus outbreak in China a public health emergency of international concern and on March 11, 2020, the WHO declared the outbreak a pandemic. In recent months, coronavirus cases have surged outside of China, spreading throughout the world. Given the high public health risks associated with the disease, governments around the world have imposed various degrees of travel and gathering restrictions and other quarantine measures. The coronavirus outbreak is currently having an indeterminable adverse impact on the global economy.

The coronavirus has a particular adverse impact on the airline industry. The outbreak in China and throughout the world since December 2019 has led to a precipitous decrease in the number of daily departures and arrivals for domestic and international flights. According to the International Air Transport Association (IATA) Airlines Financial Monitor dated April – May 2020, air passenger demand posted its largest decline on record in April 2020 due to the widespread lockdowns and border closures and the passenger load factor declined by 41% versus last year. In May 2020, airlines started to return aircraft to service with the relaxation of lockdown measures. An additional 2,444 aircraft re-joined the in-service fleets in the same month. As a result, total seat capacity improved by 25% compared to the previous month. However, total seat capacity was still 49% below the level of a year ago. New global aircraft deliveries were limited (16 aircraft) in May as airlines have been postponing or cancelling future deliveries in response to the COVID-19 crisis. As travel demand is expected to recover only gradually, airlines will likely remain cautious regarding capacity increases.  IATA expects domestic aviation markets will recover faster than international markets. Its data shows that traffic volumes likely bottomed in April 2020 and will gradually recover, with the initial improvements impacting domestic travel. Of course, there can be no guarantees that an industry recovery will continue or be sustained or that a resurgence of the coronavirus pandemic will not reverse recent gains made in the airlines industry.

As a development stage IFEC service provider with a focus on Asia Pacific, we are vulnerable to any contraction in the airline industry across the region, and we believe our business may be adversely affected by the coronavirus epidemic. Our operations in Asia Pacific are conducted through our subsidiaries in the region, including Aircom HK, Aircom Japan, Aircom Taiwan and Aircom Seychelles. Currently, the primary role of these subsidiaries is business development with respect to airlines and local content providers and advertising partners. The coronavirus epidemic has slowed down the operations of our Asia-Pacific subsidiaries. In addition, we plan to locate our first ground station in Taiwan, the implementation of which could be delayed by the coronavirus epidemic.

Furthermore, fears of the economic impacts of the coronavirus have sparked the deepest weekly slides in publicly traded securities since the 2008 financial crisis. The volatility of stock prices and an across-the-market selloffs may depress our stock price, and moreover, adversely affect our ability to obtain equity or debt financings from the financial markets.

Given the uncertainty of the outbreak, the spread of the coronavirus may be prolonged and worsened. If this outbreak persists, commercial activities throughout the world could be curtailed with decreased consumer spending, business operation disruptions, interrupted supply chain, difficulties in travel, and reduced workforces. The duration and intensity of disruptions resulting from the epidemic is uncertain. It is unclear as to when the outbreak will be contained, and we also cannot predict if the impact will be short-lived or long-lasting. The extent to which the coronavirus impacts our operations and financial results will depend on its future developments. If the coronavirus outbreak is not effectively controlled in a short period of time, our business operation, financial condition and stock price may be materially and adversely affected as a result of a slowdown in economic growth, a contraction in the airline sector, depressed customer demand, operation disruptions or other factors that we cannot foresee.

Risks Relating to our Technology and Intellectual Property

We could be adversely affected if we suffer service interruptions or delays, technology failures or damage to our equipment.

Our reputation and ability to attract, retain and serve our future commercial airline customers will depend upon the reliable performance of our satellite transponder capacity, network infrastructure and connectivity system. We have experienced interruptions in these systems in the past, including component and service failures that temporarily disrupted users’ access to the Internet, and we may experience service interruptions, service delays or technology or systems failures in the future, which may be due to factors beyond our control. If we experience frequent system or network failures, our reputation could be harmed and our future airline customers may have the right to terminate their contracts with us or pursue other remedies.

Our operations and services will depend upon the extent to which our equipment and the equipment of our third-party network providers is protected against damage from fire, flood, earthquakes, power loss, solar flares, telecommunication failures, computer viruses, break-ins, acts of war or terrorism and similar events. Damage to our networks could cause interruptions in the services that we will provide, which could have a material adverse effect on service revenue, our reputation and our ability to attract or retain customers.

We rely on service providers for certain critical components of and services relating to our satellite connectivity network.

We currently source key components of our hardware, including the aircraft installed satellite antenna, from third parties and key aspects of our connectivity services, including all of our satellite transponder services from SKY Perfect JSAT Corporation. While we have written contracts with these key component and service providers, if we experience a disruption in the delivery of products and services from either of these providers, it may be difficult for us to continue providing our own products and services to our customers. We have experienced component delivery issues in the past and there can be no assurance that we will avoid similar issues in the future. Additionally, the loss of the exclusive source protections that we have with our hardware provider could eliminate our competitive advantage in the use of satellites for in-flight connectivity, which could have a material adverse effect on our business and operations.

Assertions by third parties of infringement, misappropriation or other violation by us of their intellectual property rights could result in significant costs and substantially harm our business and operating results.

In recent years, there has been significant litigation involving intellectual property rights in many technology-based industries, including the wireless communications industry. Any infringement, misappropriation or related claims, whether or not meritorious, is time-consuming, diverts technical and management personnel and is costly to resolve. As a result of any such dispute, we may have to develop non-infringing technology, pay damages, enter into royalty or licensing agreements, cease providing certain products or services or take other actions to resolve the claims. These actions, if required, may be costly or unavailable on terms acceptable to us. Certain of our suppliers do not provide indemnity to us for the use of the products and services that these providers supply to us. At the same time, we generally offer third-party intellectual property infringement indemnity to our customers which, in some cases, does not cap our indemnity obligations and thus could render us liable for both defense costs and judgments. Any of these events could result in increases in operating expenses, limit our service offerings or result in a loss of business if we are unable to meet our indemnification obligations and our airline customers terminate or fail to renew their contracts.

We may not be able to protect our intellectual property rights.

We regard our trademarks, service marks, copyrights, patents, trade secrets, proprietary technologies, domain names and similar intellectual property as important to our success. We rely on trademark, copyright and patent law, trade secret protection and confidentiality agreements with our employees, vendors, airline customers, customers and others to protect our proprietary rights. We have sought and obtained patent protection for certain of our technologies in the United States and certain other countries. Many of the trademarks that we use contain words or terms having a somewhat common usage and, as a result, we may have difficulty registering them in certain jurisdictions. We have not yet obtained registrations for our most important marks in all markets in which we may do business in the future, including countries in Asia, Africa and the Middle East. If other companies have registered or have been using in commerce similar trademarks for services similar to ours in foreign jurisdictions, we may have difficulty in registering, or enforcing an exclusive right to use, our marks in those foreign jurisdictions.

There can be no assurance that our efforts to protect our proprietary rights will be sufficient or effective, that any pending or future patent and trademark applications will lead to issued patents and registered trademarks in all instances, that others will not develop or patent similar or superior technologies, products or services, or that our patents, trademarks and other intellectual property will not be challenged, invalidated, misappropriated or infringed by others. Additionally, the intellectual property laws and enforcement practices of other countries in which our service is or may in the future be offered may not protect our products and intellectual property rights to the same extent as the laws of the United States. If we are unable to protect our intellectual property from unauthorized use, our brand image may be harmed and our business and results of operations may suffer.

Our use of open source software could limit our ability to commercialize our technology.

Open source software is software made widely and freely available to the public in human-readable source code form, usually with liberal rights to modify and improve such software. Some open source licenses require as a condition of use that proprietary software that is combined with licensed open source software and distributed must be released to the public in source code form and under the terms of the open source license. Accordingly, depending on the manner in which such licenses were interpreted and applied, we could face restrictions on our ability to commercialize certain of our products and we could be required to (i) release the source code of certain of our proprietary software to the public, including competitors; (ii) seek licenses from third parties for replacement software; and/or (iii) re-engineer our software in order to continue offering our products. Such consequences could materially adversely affect our business.

The satellites that we currently rely on or may rely on in the future have minimum design lives, but could fail or suffer reduced capacity before then.

The usefulness of the satellites upon which we currently rely and may rely on in the future is limited by each satellite’s minimum design life. For example, the satellites through which we provide our service have minimum design lives ranging from 10 to 15 years. Our ability to offer in-flight connectivity and alleviate capacity constraints throughout our network depends on the continued operation of the satellites or any replacement satellites, each of which has a limited useful life. We can provide no assurance, however, as to the actual operational lives of those or future satellites, which may be shorter than their design lives, nor can we provide assurance that replacement satellites will be developed, authorized or successfully deployed.

In the event of a failure or loss of any of these satellites, our satellite service providers may relocate another satellite and use it as a replacement for the failed or lost satellite, which could have an adverse effect on our business, financial condition and results of operations. Such a relocation may require regulatory approval, including through, among other things, a showing that the replacement satellite would not cause additional interference compared to the failed or lost satellite. We cannot be certain that our satellite service provider could obtain such regulatory approval. In addition, we cannot guarantee that another satellite will be available for use as a replacement for a failed or lost satellite, or that such relocation can be accomplished without disrupting or otherwise adversely impacting our business.

Satellites that are not yet in service are subject to construction and launch related risks.

Satellite construction and launch are subject to significant risks, including delays, launch failure and incorrect orbital placement. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites and to obtain other launch opportunities. Construction and launch delays could materially and adversely affect our ability to generate revenues.

A failure to raise sufficient capital will delay or prohibit our building of a satellite ground station and related data center, which will inhibit our business development.

Because our IFEC services will require the transmission and processing of large amounts of data, we will need to build satellite ground stations and related data centers in our regions of operation, to facilitate the effectiveness and efficiency of our IFEC services. If we are not able to raise an amount of capital sufficient to purchase land for and build a satellite ground station and data center near our area of operations, initially in the Asia region, we may not be able to provide our IFEC services in an efficient and operationally effective way and, as a result, our business prospects and results of operations could suffer.

Risks Related to Ownership of our Common Stock

Our common stock is quoted on the OTCQX Best Market, which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTCQX Best Market. The OTCQX Best Market is a significantly more limited market than the New York Stock Exchange or the Nasdaq Stock Market. The quotation of our shares on the OTCQX may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

Our common stock is quoted on the Professional Segment of the regulated market of Euronext Paris, which may have an unfavorable impact on our stock price and liquidity.

Since July 23, 2019, our common stock has also been listed on the Professional Segment of the regulated market of Euronext Paris under the symbol “AKOM”. The Professional Segment of the regulated market of Euronext Paris is a significantly more limited market than the regulated market of Euronext Paris (Compartment A, B or C). The quotation of our shares on the Professional Segment of the regulated market of Euronext Paris may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We cannot predict the extent to which an active public trading market for our common stock will develop or be sustained. If an active public trading market does not develop or cannot be sustained, you may be unable to liquidate your investment in our common stock.

At present, there is minimal public trading in our common stock. We cannot predict the extent to which an active public market for our common stock will develop or be sustained due to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares of common stock until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that an active public trading market for our common stock will develop or be sustained. If such a market cannot be sustained, you may be unable to liquidate your investment in our common stock.

Our common stock may be subject to significant price volatility which may have an adverse effect on your ability to liquidate your investment in our common stock.

The market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future. The potential volatility in our share price is attributable to a number of factors. First, our shares of common stock may be sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares of common stock are sold on the market without commensurate demand, as compared to a seasoned issuer that could better absorb those sales without adverse impact on its share price. Secondly, an investment in us is a speculative or “risky” investment due to our lack of meaningful profits to date and uncertainty of future profits. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our common stock is not currently a “penny stock” and is not subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will continue to qualify for exemption from the Penny Stock Rule if our stock price drops to the point where we become subject to the Penny Stock Rule, this rule could affect the ability of broker-dealers to sell our securities and affect the ability of purchasers to sell any of our securities in the secondary market, thus possibly making it more difficult for us to raise additional capital in the future. Additionally, if our common stock were to become subject to the Penny Stock Rule, we would become subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

We have never paid cash dividends on our stock and do not intend to pay dividends for the foreseeable future.

We have paid no cash dividends on any class of our stock to date and we do not anticipate paying cash dividends in the near term. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

Substantial future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of substantial amounts of our common stock in the public market after this public offering, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares. Following this public offering, we will have approximately 10,599,092 shares of common stock outstanding (assuming the maximum of 1,058,201 shares are sold in the offering) or 10,757,822 shares of common stock outstanding (assuming the over-subscription amount is exercised in full). All of the shares of common stock to be sold in this offering will be freely tradable without restriction or further registration under the federal securities laws. The remaining shares will be subject to restrictions on resale under U.S. securities laws.

Fulfilling our obligations incident to being a public company, including with respect to the requirements of and related rules under the Sarbanes-Oxley Act of 2002, is expensive and time-consuming, and any delays or difficulties in satisfying these obligations could have a material adverse effect on our future results of operations and our stock price.

As a public company, the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC require us to implement various corporate governance practices and adhere to a variety of reporting requirements and complex accounting rules. Compliance with these public company obligations requires us to devote significant time and resources and places significant additional demands on our finance and accounting staff and on our financial accounting and information systems. We plan to hire additional accounting and financial staff with appropriate public company reporting experience and technical accounting knowledge. Other expenses associated with being a public company include increased auditing, accounting and legal fees and expenses, investor relations expenses, increased directors’ fees and director and officer liability insurance costs, registrar and transfer agent fees and listing fees, as well as other expenses.

We are required under the Sarbanes-Oxley Act of 2002 to document and test the effectiveness of our internal control over financial reporting. In addition, we are required under the Exchange Act to maintain disclosure controls and procedures and internal control over financial reporting. Any failure to maintain effective controls or implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we are unable to conclude that we have effective internal control over financial reporting, investors could lose confidence in the reliability of our financial statements. This could result in a decrease in the value of our common stock. Failure to comply with the Sarbanes-Oxley Act of 2002 could potentially subject us to sanctions or investigations by the SEC or other regulatory authorities.

Investors in this offering will experience immediate and substantial dilution.

The offering price of €37.80 per share is substantially higher than the net tangible book value per share of our common stock immediately following this offering. Therefore, if you purchase common stock in the offering, you will experience immediate and substantial dilution in net tangible book value per share in relation to the price that you paid for your shares. We expect the dilution as a result of the assumed offering to be €37.80 per share, the midpoint of the price range set forth on the cover page of this prospectus, to new investors purchasing our shares in this offering if the maximum number of 1,058,201 shares being offered are sold without exercise of the over-subscription option. Accordingly, if we were liquidated at our net tangible book value, you would not receive the full amount of your investment. See “Dilution” below.

Our board of directors has broad discretion to issue additional securities and any such issuance may cause substantial dilution to our stockholders.

We are entitled under our articles of incorporation to issue up to 90,000,000 shares of common stock and 50,000,000 shares of “blank check” preferred stock, although these amounts may change in the future subject to stockholder approval. Shares of our blank check preferred stock provide to our board of directors broad authority to determine voting, dividend, conversion, and other rights. As of the date of this prospectus, we have issued and outstanding 9,540,891 shares of common stock, no shares of preferred stock, and we have 2,000,000 shares of common stock reserved for issuance under our 2017 Equity Incentive Plan, of which 356,400 shares remain available for issuance. As of April 30, 2020, we had no shares of preferred stock issued and outstanding. Accordingly, at the date of this prospectus, we could issue up to 78,385,367 additional shares of common stock (including shares reserved under our 2017 Equity Incentive Plan) and 50,000,000 shares of “blank check” preferred stock. Any additional stock issuances could be made at a price that reflects a discount or premium to the then-current market price of our common stock. In addition, in order to raise capital, we may need to issue securities that are convertible into or exchangeable for a significant amount of our common stock. Our board may generally issue those common and preferred shares, or convertible securities to purchase those shares, without further approval by our stockholders. Any preferred shares we may issue could have such rights, preferences, privileges and restrictions as may be designated from time-to-time by our board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions. We may also issue additional securities to our directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock incentive plans. The issuance of additional securities may cause substantial dilution to our stockholders.

Our articles of incorporation, bylaws and Nevada law have anti-takeover provisions that could discourage, delay or prevent a change in control, which may cause our stock price to decline.

Our articles of incorporation, bylaws and Nevada law contain provisions which could make it more difficult for a third party to acquire us, even if closing such a transaction would be beneficial to our stockholders. We are currently authorized to issue up to 50,000,000 shares of “blank check” preferred stock. This preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by stockholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. No shares of our preferred stock are currently outstanding. The issuance of any preferred stock could materially adversely affect the rights of the holders of our common stock, and therefore, reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party and thereby preserve control by current management.

Provisions of our articles of incorporation, bylaws and Nevada law also could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, our articles of incorporation, our bylaws and Nevada law, as applicable, among other things, provide our board of directors with the ability to alter our bylaws without stockholder approval, and provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” contains forward-looking statements. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “ongoing,” “expect” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the following:

●	our future financial and operating results;

●	our intentions, expectations and beliefs regarding anticipated growth, market penetration and trends in our business;

●	the impact and effects of the global outbreak of the coronavirus (COVID-19) pandemic, and other potential pandemics or contagious diseases or fear of such outbreaks, on the global airline and tourist industries, especially in the Asia Pacific region, which will hinder our ability to attract and retain customers;

●	our dependence on growth in our customers’ businesses;

●	the effects of changing customer needs in our market;

●	the effects of market conditions on our stock price and operating results;

●	our ability to successfully complete the development, testing and initial implementation of our product offerings;

●	our ability to maintain our competitive advantages against competitors in our industry;

●	our ability to timely and effectively adapt our existing technology and have our technology solutions gain market acceptance;

●	our ability to introduce new offerings and bring them to market in a timely manner;

●	our ability to maintain, protect and enhance our intellectual property;

●	the effects of increased competition in our market and our ability to compete effectively;

●	our plans to use the proceeds from this offering;

●	our expectations concerning relationship with customers and other third parties;

●	our ability to attract and retain qualified employees and key personnel;

●	future acquisitions of our investments in complementary companies or technologies;

●	Our ability to manage a rapidly growing company and the regulatory requirements and carrying costs of being a public reporting company; and

●	our ability to comply with evolving legal standards and regulations.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in our forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances described in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

This prospectus includes market and industry data that has been obtained from third-party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in these industries. While our management believes the third-party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third-party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. In addition, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of common stock offered by us will be approximately $43.2 million if the maximum number of shares being offered are sold without exercise of the over-subscription option, assuming a public offering price of €37.80, the midpoint of the price range set forth on the cover of this prospectus, after deducting underwriting commissions and estimated offering expenses payable by us. If the underwriter’s over-subscription option to purchase additional shares in this offering is exercised in full, we estimate that our net proceeds will be approximately $49.8 million, after deducting underwriting commissions and estimated offering expenses payable by us.

Use of Proceeds	Amount (50% Raised)	Amount (75% Raised)	Amount (Maximum Raised without Over-Subscription Option)	Amount (Maximum Raised with Over-Subscription Option)
Working capital	$8,292,259	$15,306,660	$16,221,060	$15,759,794
Product development	11,750,000	11,750,000	11,750,000	11,750,000
Building for ground station and data center	1,370,000	5,270,000	12,270,000	12,270,000
Merger and acquisition	-	-	3,000,000	10,000,000
Underwriting commission	1,396,200	2,094,299	2,792,399	3,211,259
Offering Expenses	461,541	484,041	506,541	529,947
Total	$23,270,000	$34,905,000	$46,540,000	$53,521,000

The principal purposes of this offering are to increase our capitalization and financial flexibility, and to increase our visibility in the marketplace. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds of this offering. However, we currently intend to use the net proceeds to us from this offering, together with existing cash, primarily for general corporate purposes, such as working capital, product development, marketing activities, and other capital expenditures including the building of our first satellite ground station and data center on the parcel of land we have acquired in Taiwan. Additionally, we have signed a binding memorandum of understanding with a Samoa based telecom company to lease a portion of the Taiwan land parcel (once we receive the certificate of title to the parcel) for a period of five years at an expected rental income to us of approximately $2.3 million per year. This telecom company plans to build a separate satellite ground station and data center on this land and we may lease back a portion of the land to build our own satellite ground station and data center if and when we have sufficient funds to do so. The five-year lease, if it is consummated, would provide us with additional working capital to supplement the funds that we expect to raise in this offering, to help us further our core corporate development efforts. For a more detailed discussion of our Taiwan land parcel acquisition and proposed lease transaction, see “Business--Satellite Ground Stations and Data Canters,” below.

We can provide no assurance that we will be able to raise sufficient funds in the offering to complete the construction of our first satellite ground station and data center on our Taiwan land parcel. Further, there can be no assurance that we will be able to successfully negotiate and sign a lease contract with the Samoan telecom company, that we will be able to generate any revenue from our ownership and lease of the Taiwan land parcel land.

We may also use a portion of the net proceeds for the acquisition of, or investment in, businesses, products, technologies or other assets that complement our business, although we have no present commitments or agreements to enter into any material acquisitions or investments. We will have broad discretion over the uses of the net proceeds in this offering.

Pending use of the net proceeds from this offering as described above, we may invest the net proceeds in short-term interest-bearing investment grade instruments.

DETERMINATION OF OFFERING PRICE

Our common stock is quoted for trading on the OTC Markets Group Inc. OTCQX Best Market under the symbol “AKOM.” On July 27, 2020, the last reported sale price of our common stock on the OTCQX Best Market was $14.01. The price of our common stock on the OTCQX Best Market during recent periods will only be one of many factors in determining the public offering price. The public offering price was determined through negotiations between us and the underwriter. In addition to prevailing market conditions, the factors to be considered in determining the public offering price included:

●	the valuations of publicly traded companies in the United States that we believed to be comparable to us;

●	our financial information;

●	the history of, and the prospects for, our company and the industries in which we compete;

●	an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues;

●	the state of our development; and

●	various valuation measures of other companies engaged in activities like ours.

It is also possible that after this offering, our securities will not trade in the public market at or above the public offering price.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future, if at all. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization, as of March 31, 2020:

●	on an actual basis;

●	on a pro forma basis to give effect to the sale of all 1,058,201 shares in this offering, assuming a public offering price of €37.80 per share, the midpoint of the price range set forth on the cover of this prospectus, after deducting underwriter commissions and other estimated offering expenses payable by us.

You should read this table in conjunction with “Use of Proceeds” above as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes to those financial statements included elsewhere in this prospectus.

	As of March 31, 2020(1)
	Actual	Pro Forma 50% of Maximum (without Over- Subscription Option)	Pro Forma 75% of Maximum (without Over- Subscription Option)	Pro Forma Maximum (without Over- Subscription Option)	Pro Forma Maximum (with Over- Subscription Option)
Cash	$2,226,822	$23,639,075	$34,553,473	$45,467,870	$52,006,593
Other assets	4,530,239	4,530,239	4,530,239	4,530,239	4,530,239
Total assets	$52,319,317	$73,731,570	$84,645,968	$95,560,365	$102,099,088
Short-term loan – related party	$2,119,669	$2,119,669	$2,119,669	$2,119,669	$2,119,669
Accounts payable	1,775,661	1,775,661	1,775,661	1,775,661	1,775,661
Accrued expenses	477,410	477,410	477,410	477,410	477,410
Other payable – related parties	149,969	149,969	149,969	149,969	149,969
Other payable – others	2,490,943	2,490,943	2,490,943	2,490,943	2,490,943
Total liabilities	8,127,814	8,127,814	8,127,814	8,127,814	8,127,814
Shares of Common Stock, $0.001 par value, 90,000,000 shares authorized; 9,391,729 shares issued and outstanding (excluding 149,162 unvested restricted shares) as of March 31, 2020	9,392	9,921	10,186	10,450	10,609
Additional paid-in capital (2)	69,959,156	91,370,880	102,285,013	113,199,146	119,737,710
Accumulated Deficit	(25,638,181)	(25,638,181)	(25,638,181)	(25,638,181)	(25,638,181)
Total liabilities and equity	$52,319,317	$73,731,570	$84,645,968	$95,560,365	$102,099,088

(1)	Gives effect to the sale of the maximum amount, assuming a public offering price of €37.80 per share, the midpoint of the price range set forth on the cover of this prospectus, and to reflect the application of the proceeds after deducting the estimated 4% underwriter commissions and the 2% underwriter advisory fees and our estimated offering expenses. (See note 2 below.)

(2)	Pro forma adjusted for this offering’s additional paid in capital reflects the net proceeds we expect to receive, assuming the 50%, 75% and 100% of the offering amount is sold, after deducting underwriter commissions and advisory fees and approximately $506,541 in other expenses. We expect to receive net proceeds of approximately $43,241,048 (€40,000,000 offering, underwriter commissions and advisory fees of $2,792,399 and offering expenses of $506,541) if the maximum amount is raised.

DILUTION

If you invest in our securities, your investment will be diluted immediately to the extent of the difference between the public offering price you pay in this offering, and the pro forma net tangible book value per share of common stock immediately after this offering.

Net tangible book value per share represents the amount of our total tangible assets reduced by our total liabilities, divided by the outstanding shares of common stock. Tangible assets equal our total assets less intangible assets. As of March 31, 2020, our actual net tangible book value was €34,338,134 and our net tangible book value per share was €3.5990.

After giving effect to the sale of €40,000,000 of shares in this offering assuming a public offering price of €37.80 per share, the midpoint of the price range set forth on the cover of this prospectus, and after deducting underwriter commissions and estimated offering expenses payable by us, but without adjusting for any other change in our pro forma net tangible book value subsequent to March 31, 2020, our pro forma net tangible book value would have been €6.2534 per share of common stock if all 1,058,201 shares are sold. This represents an immediate increase in pro forma net tangible book value of €2.6544 per share to our existing stockholders and immediate dilution of €31.5466 per share to new investors purchasing shares in this offering if all 1,058,201 shares are sold.

The following table illustrates this dilution on a per share basis to new investors:

Maximum Amount of offering
Public offering price per share	€37.8000
Historical net tangible book value per common share as of March 31, 2020	€3.5990
Pro forma as adjusted net tangible book value per common share as of March 31, 2020	€6.2534
Increase in net tangible book value per common share attributable to existing stockholders	€2.6544
Dilution per common share to new investors	€31.5466

As of March 31, 2020, the total number of shares of our common stock outstanding after this offering, assuming 1,058,201 shares of our common stock are sold in the offering, is 10,599,092 and excludes the following:

●	1,653,662 shares of our common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $6.5502 per share as of March 31, 2020.

●	77,680 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $53.125 per share as of March 31, 2020.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock began trading on the OTCQB Venture Market on May 30, 2017 under the symbol “AKOM.” On July 31, 2017, our stock began trading on the OTCQX Best Market. To date, there has been limited trading for our common stock on the OTC Markets. Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transaction.

Our stock is extremely thinly traded. We cannot guarantee that an active market in our common stock will develop on the OTCQX Best Market.

Exchange Listings

Euromarket Paris

On July 17, 2019, the French Autorité des marchés financiers (AMF) granted visa number 19-372 on the prospectus relating to the admission of our common stock to listing and trading on the Professional Segment of the regulated market of Euronext Paris. Our common stock began trading on the Euronext Paris under the symbol “AKOM” on July 23, 2019.

Consistent with customary practice in the French securities market, we entered into a liquidity agreement (contrat de liquidité) with Invest Securities SA, dated September 9, 2019. The liquidity agreement complies with applicable laws and regulations in France. The liquidity agreement authorizes Invest Securities SA to carry out market purchases and sales of shares of our common stock on the Euronext Paris market. To date, we have contributed an aggregate of 200,000 Euros (approximately $225,500) to the liquidity account. The amount is classified in other non-current financial assets in our statement of financial position. At July 6, 2020, 7,478 shares of our common stock and approximately $39,314 (€34,986) were in the liquidity account. The liquidity agreement has a term of one year and will be renewed automatically unless otherwise terminated by either party.

Other Exchanges

Previously we filed an application to have the shares of our common stock listed on the Nasdaq Capital Market tier of the Nasdaq Stock Market. Now that our common stock is listed for trading on the Professional Segment of the regulated market of Euronext Paris, we have decided to suspend our pursuit of this application at this time.

We may also apply to list the shares of common stock offered hereby on one or more international recognized stock exchanges, in addition to our listing on Euronext Paris, to enable additional liquidity options particularly for those of our investors located outside of the United States. We cannot assure you, however, that any such additional international recognized stock exchange listing application would be approved. If any such additional listing application is approved, we will continue to maintain our OTCQX listing.

Number of Holders of Our Shares of Common Stock

We had 29 record holders of our common stock as of June 30, 2020. Because brokers and other institutions hold shares on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information about the securities authorized for issuance under our incentive plans as of December 30, 2019.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	1,639,662	$6.5229	356,400
Equity compensation plans not approved by security holders	-	$-	-
Total	1,639,662	$6.5229	356,400

On May 5, 2017, our board of directors adopted the Aerkomm Inc. 2017 Equity Incentive Plan. This plan was approved by our stockholders by a written consent in lieu of a meeting dated March 28, 2018. See “Executive Compensation—Equity Compensation Plan Information” for a description of this plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including the global impact of the COVID-19 coronavirus pandemic and those other factors set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a full-service development stage provider of IFEC solutions. With advanced technologies and a unique business model, we, as a service provider of IFEC solutions, intend to provide airline passengers with a broadband in-flight experience that encompasses a wide range of service options. Such options include Wi-Fi, cellular, movies, gaming, live TV, and music. We plan to offer these core services, which we are currently still developing, through both built-in in-flight entertainment systems, such as in seat-back displays, as well as on passengers’ personal devices. We also expect to provide content management services and e-commerce solutions related to our IFEC solutions.

We plan to partner with airlines and offer airline passengers free IFEC services. We expect to generate revenue through advertising and in-flight transactions. We believe that this is an innovative approach that differentiates us from existing market players.

To complement and facilitate our planned IFEC service offerings, we intend to build satellite ground stations and related data centers within the geographic regions where we expect to be providing IFEC airline services. We have purchased an approximately 6.3 acre parcel of land in Taiwan where we expect to build our first ground station. We are currently in the process of having the certificate of title to this Taiwan land parcel transferred to us. Because this process involves filing a plan of usage with the local authorities and obtaining a required license and authorization for our intended land usage, we are not sure at this time when we will receive the official certificate of title to the land. Once that title transfer process is completed, we intend to mortgage the property to finance the cost of the first ground station construction.

Our total sales were $1,599,864 and $1,745,000 for the years ended December 31, 2019 and 2018. Our total sales of $1,599,864 for the year ended December 31, 2019 consisted of a non-recurring sale of compact adaptors for smartphones that allows a user to turn their smartphone into a satellite smartphone to provide reliable connectivity beyond the coverage of traditional networks. Sales for the year ended December 31, 2018 represented the sale of a ground-based satellite connectivity server terminal in the amount of $1,730,000 and related remote island resort ground antenna connectivity service income in the amount of $15,000.

The COVID-19 Pandemic Expected Impact on Aerkomm’s Business

Although we cannot predict with any degree of certainty the long term impact on our business of the COVID-19 pandemic, we do not expect that the COVID-19 pandemic will have a material adverse effect on our business in 2020, in view of the fact that Aerkomm is a development stage company. Consequently, we do not have any contractual agreements with airlines that would result in a decrease or complete halt in revenue generation due to the grounding of aircraft and reduction in aircraft fleets and new aircraft purchases. Additionally, because we do not currently have any operational IFEC systems, we are not generating any recurrent operational expenses with satellite companies that provide bandwidth connectivity for operational IFEC systems. We expect that we will acquire certification of our Aerkomm K++ System towards the end of the fourth quarter of 2020, and we are currently targeting the commencement of the initial installations of our Aerkomm K++ System by the end of the first quarter of 2021, although these target dates could get pushed back due to various factors, including the ongoing impact of the COVID-19 pandemic. While according to the current IATA data, the recovery in 2021 is expected to be slow, this could work to our advantage as it will provide the opportunity to have more aircraft on the ground available for the retrofit installation of our Aerkomm K++ System equipment. That is, we will not have to wait for a prospective airline customer to cycle through its scheduled grounding of aircraft for major maintenance checks to be able to install our K++ System retrofit solution. Of course, there can be no assurance that a grounded airline fleet would make it more probable that an airline company would contract for our Aerkomm K++ System installation.

Because under our innovative business model we will be providing the AERKOMM K++ System free of charge to commercial airlines, we believe that the COVID-19 economic environment may provide us with a competitive advantage in relation to airlines that need to upgrade IFEC solutions to better serve their passengers, but because of drastically reduced revenues, will not be able to afford to purchase IFEC equipment in the foreseeable future. Additionally, as the impact of the COVID-19 pandemic begins to become more manageable and air travel begins to increase once again, airlines will need to attract passengers. Our revenue sharing model may incentivize airlines to install our AERKOMM K++ System in expectation that they may be able to generate additional revenues from passengers who will not be required to pay for connectivity.

With respect to our AirCinema Cube (discussed in more detail below), which we are developing exclusively for installation on Hong Kong Airlines aircraft and which is expected to be ready for installation by September 2020, we believe we will still be able to begin installations on schedule. However, due to the COVID-19 pandemic, even if we can install the AirCinema Cube on schedule, revenue from the AirCinema Cube will, most likely, be delayed until the fleet of Hong Kong Airlines re-commences its full schedule which, we expect, will be late in the fourth quarter of 2020 or early in 2021.

Because of the unpredictability of the future developments of the COVID-19 pandemic, we cannot be sure that any of our development, certification, installation or revenue generation expectations, with respect to timing or otherwise, will be met.

Principal Factors Affecting Financial Performance

We believe that our operating and business performance is driven by various factors that affect the commercial airline industry, including trends affecting the travel industry and trends affecting the customer bases that we target, as well as factors that affect wireless Internet service providers and general macroeconomic factors. Key factors that may affect our future performance include:

●	our ability to enter into and maintain long-term business arrangements with airline partners, which depends on numerous factors including the real or perceived availability, quality and price of our services and product offerings as compared to those offered by our competitors;

●	the extent of the adoption of our products and services by airline partners and customers;

●	costs associated with implementing, and our ability to implement on a timely basis, our technology, upgrades and installation technologies;

●	costs associated with and our ability to execute our expansion, including modification to our network to accommodate satellite technology, development and implementation of new satellite-based technologies, the availability of satellite capacity, costs of satellite capacity to which we may have to commit well in advance, and compliance with regulations;

●	costs associated with managing a rapidly growing company;

●	the impact and effects of the global outbreak of the coronavirus (COVID-19) pandemic, and other potential pandemics or contagious diseases or fear of such outbreaks, on the global airline and tourist industries, especially in the Asia Pacific region;

●	the number of aircraft in service in our markets, including consolidation of the airline industry or changes in fleet size by one or more of our commercial airline partners;

●	the economic environment and other trends that affect both business and leisure travel;

●	continued demand for connectivity and proliferation of Wi-Fi enabled devices, including smartphones, tablets and laptops;

●	our ability to obtain required telecommunications, aviation and other licenses and approvals necessary for our operations; and

●	changes in laws, regulations and interpretations affecting telecommunications services and aviation, including, in particular, changes that impact the design of our equipment and our ability to obtain required certifications for our equipment.

Emerging Growth Company

 We are an “emerging growth company,” as defined in the JOBS Act, and therefore we intend to take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal controls over financial reporting audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an “emerging growth company.” In addition, the JOBS Act provides that an “emerging growth company” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards under the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. We will remain an “emerging growth company” until the earlier of (1) the last day of the fiscal year: (a) following the fifth anniversary of the completion of our initial public offering; (b) in which we have total annual gross revenue of at least $1.07 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeded $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” have the meaning associated with that term in the JOBS Act.

Results of Operations

On March 18, 2018, we changed our fiscal year from December 31 to March 31, to be able to comply with the Nasdaq Stock Market so called “seasoning rules” which required that we have audited financial statements for a full year following the date of the closing of our reverse acquisition before we could file a listing application with Nasdaq. Since we were able to meet that seasoning requirement by changing our fiscal year to March 31 thus enabling us to generate audited financial statements for the full year beginning on April 1, 2017 and ending on March 31, 2018, our board of directors determined that for practical business reasons, it would now be in the Company’s best interest to revert to a December 31 fiscal year end. Our board of directors voted to change our fiscal year back to December 31 on February 12, 2019. Now that our common stock is listed for trading on the Professional Segment of the regulated market of Euronext Paris, we have determined to suspend our Nasdaq listing application.

The discussion below relates to our three months ended March 31, 2020 and 2019 and two fiscal years ended on December 31, 2019 and 2018.

Comparison of Three Months Ended March 31, 2020 and 2019

The following table sets forth key components of our results of operations during the three-month periods ended March 31, 2020 and 2019.

	Three Months Ended March 31,		Change
	2020	2019	$	%
Sales	$-	$-	$-	-
Cost of sales	-	-	-	-
Operating expenses	1,956,045	2,048,289	(92,244)	(4.5)%
Loss from operations	(1,956,045)	(2,048,289)	92,244	(4.5)%
Net non-operating income (expense)	(407,197)	(331,470)	(75,727)	22.8%
Loss before income taxes	(2,363,242)	(2,379,759)	16,517	(0.7)%
Income tax expense	3,252	3,233	19	0.6%
Net Loss	(2,366,494)	(2,382,992)	16,498	(0.7)%
Other comprehensive income (loss)	343,775	343,596	179	0.1%
Total comprehensive loss	$(2,022,719)	$(2,039,396)	$16,677	(0.8)%

Revenue. Our total revenue was $0 for the three-month periods ended March 31, 2020 and 2019 as we are still developing our core business in in-flight entertainment and connectivity and there was no non-recurring sale of equipment to related parties during the periods

Cost of sales. Our cost of sales was $0 for both the three-month periods ended March 31, 2020 and 2019 as we did not have any sales during the periods.

Operating expenses. Our operating expenses consist primarily of compensation and benefits, professional advisor fees, research and development expenses, cost of promotion, business development, business travel, transportation costs, and other expenses incurred in connection with general operations. Our operating expenses decreased by $92,244 to $1,956,045 for the three-month period ended March 31, 2020, from $2,048,289 for the three-month period ended March 31, 2019. Such decrease was mainly due to an decrease in research and development expense, rent and leasing expense and regulatory filing fees of $416,230, $65,542 and $32,164, respectively, which was offset by an increase in stock-based compensation expense, insurance expense, accounting and auditing fees, consulting fees and amortization expense of $151,784, $53,424, $50,404, $48,299 and $46,257. The increase in insurance expense was mainly related to the amortization of D&O insurance during the period.

Net non-operating expense. We had $407,197 in net non-operating expense for the three-month period ended March 31, 2020, as compared to net non-operating expense of $331,470 for the three-month period ended March 31, 2019. Net non-operating expense in the three-month period ended Mach 31, 2020 represents loss on foreign exchange translation of $320,701, unrealized loss from the transactions of our liquidity contract of $80,684 and interest expense of $5,821, while net non-operating expense in the three-month period ended March 31, 2019 includes a foreign exchange translation loss of $331,196 and interest expense of $298.

Loss before income taxes. Our loss before income taxes decreased by $16,517 to $2,363,242 for the three-month period ended March 31, 2020, from a loss of $2,379,759 for the three-month period ended March 31, 2019, as a result of the factors described above.

Income tax expense. Income tax expense was $3,252 for the three-month period ended March 31, 2020, as compared to the income tax expense of $3,233 for the three-month period ended March 31, 2019.

Total comprehensive loss. As a result of the cumulative effect of the factors described above, our total comprehensive loss decreased by $16,677 to $2,022,719 for the three-month period ended March 31, 2020, from $2,039,396 for the three-month period ended March 31, 2019.

Liquidity and Capital Resources

As of March 31, 2020, we had cash and cash equivalents of $2,254,083. To date, we have financed our operations primarily through cash proceeds from financing activities, including through our completed public offering, short-term borrowings and equity contributions by our stockholders.

The following table provides detailed information about our net cash flow:

Cash Flow

	Three Months Ended March 31,
	2020	2019
Net cash provided by (used for) operating activities	$(978,009)	$(534,882)
Net cash used for investing activity	(205,085)	(1,275)
Net cash provided by financing activity	2,116,573	182,500
Net increase (decrease) in cash and cash equivalents	933,479	(353,657)
Cash at beginning of year	976,829	88,309
Foreign currency translation effect on cash	343,775	343,596
Cash at end of year	$2,254,083	$78,248

Operating Activities

Net cash used for operating activities was $978,009 for the three months ended March 31, 2020, as compared to $534,882 for the three months ended March 31, 2019. In addition to the net loss of $2,366,494, the increase in net cash used for operating activities during the three-month period ended March 31, 2020 was mainly due to increase in inventory and prepaid expenses and other current assets of $1,256,423 and $537,262, respectively, offset by the decrease in accounts receivable and increase in accounts payable and accrued expense and other current liabilities of $451,130, $862,932 and $1,041,102, respectively. In addition to the net loss of $2,382,992, the increase in net cash used for operating activities during the three-month period ended March 31, 2019 was mainly due to increase inventory of $380,000, offset by the decrease in accounts receivable and increase in accrued expense and other current liabilities of $389,900 and $822,184, respectively.

Investing Activities

Net cash used for investing activities for the three months ended March 31, 2020 was $205,085 as compared to $1,275 for the three months ended March 31, 2019. The net cash used for investing activities for the three months ended March 31, 2020 was mainly for the purchase of trading securities and the purchase of property and equipment. The net cash used for investing activities for the three months ended March 31, 2019 was mainly for the purchase of property and equipment.

Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2020 and 2019 was $2,116,573 and $182,500, respectively. Net cash provided by financing activities for the three months ended March 31, 2020 were mainly attributable to net proceeds from the borrowing of short-term loan from an affiliate in the amount of $2,119,669, as discussed in the Recent Events above. Net cash provided by financing activities for the three months ended March 31, 2019 were mainly attributable to proceeds from the increase in short-term loans from affiliates in the amount of $182,500.

Comparison of Years Ended December 31, 2019 and 2018

The following table sets forth key components of our results of operations during the years ended December 31, 2019 and 2018.

	Years Ended December 31,		Change
	2019	2018	$	%
Sales	$1,599,864	$1,745,000	$(145,136)	(8.3)%
Cost of sales	1,587,222	1,661,849	(74,627)	(4.5)%
Operating expenses	8,569,231	8,096,033	473,198	5.8%
Loss from operations	(8,556,589)	(8,012,882)	(543,707)	6.8%
Net non-operating income (expense)	580,281	(131,335)	711,616	(541.8)%
Loss before income taxes	(7,976,308)	(8,144,217)	167,909	(2.1)%
Income tax expense	3,251	4,123	(872)	(21.1)%
Net Loss	(7,979,559)	(8,148,340)	168,781	(2.1)%
Other comprehensive income (loss)	(602,603)	123,428	(726,031)	(588.2)%
Total comprehensive loss	$(8,582,162)	$(8,024,912)	$(557,250)	6.9%

Revenue. Our sales were $1,599,864 the years ended December 31, 2019, as compared to the $1,745,000 for the year ended December 31, 2018. Our total revenue of $1,599,864 for the year ended December 31, 2019 consisted of a non-recurring sale of compact adaptors for smartphones that allows a user to turn their smartphone into a satellite smartphone to provide reliable connectivity beyond the coverage of traditional networks. Our sales for the year ended December 31, 2018 consists of the sale of a ground-based satellite connectivity server terminal in the amount of $1,730,000 and remote island resort ground antenna connectivity service income in the amount of $15,000.

Cost of sales. Our cost of sales includes the direct costs of our raw materials and component parts, as well as the cost of labor and overhead. Our cost of sales was $1,587,222 and $1,661,849 for the years ended December 31, 2019 and 2018, respectively. The cost of sales for the year ended December 31, 2019 represents the cost of non-recurring sales of satellite-based mobile communication units, while the cost of sales for the year ended December 31, 2018 represents the cost of the ground-based satellite connectivity server terminal sold by Aircom Taiwan.

Operating expenses. Our operating expenses consist primarily of compensation and benefits, professional advisor fees, cost of promotion, business development, business travel, transportation costs, and other expenses incurred in connection with general operations. Our operating expenses increased by $473,198 to $8,569,231 for the year ended December 31, 2019, from $8,096,033 for the year ended December 31, 2018. Such increase was mainly due to the increase in stock-based compensation expense, amortization expense, payroll and payroll related expense, legal expense and depreciation expense in the amount of $919,842, $460,760, $350,133, $329,857 and $326,253, respectively, which was offset by the decrease in research and development expense, consulting expense, investor relation expense and rent expense in the amount of $1,067,222, $576,611, $282,660 and $263,588, respectively.

Net non-operating income (expense). We had $580,281 in net non-operating expense for the year ended December 31, 2019 as compared to $131,335 in net non-operating income for the year ended December 31, 2018. Net non-operating expense for the year ended December 31, 2019 primarily consisted of interest expense of $4,207 and gain on foreign exchange of $586,040. Net non-operating income for the year ended December 31, 2018 primarily consisted of interest expense of $3,179 and loss on foreign exchange of $128,362.

Income (loss) before income taxes. Our loss before income taxes is $7,976,308 for the year ended December 31, 2019 as compared to the loss before income taxes for the year ended December 31, 2018 of $8,144,217, a decrease of $167,909, as a result of the factors described above.

Income tax expense- (benefit). Income tax expense decreased by $872 to $3,251 for the year ended December 31, 2019, from an income tax expense of $4,123 for the year ended December 31, 2018. The income tax expenses were mainly due to California franchise tax and foreign subsidiary’s income tax expenses.

Total comprehensive loss. As a result of the cumulative effect of the factors described above, our total comprehensive loss increased by $557,250 to $8,582,162 for the year ended December 31, 2019, from $8,024,912 for the year ended December 31, 2018.

Liquidity and Capital Resources

As of December 31, 2019, we had cash and cash equivalents of $976,829. To date, we have financed our operations primarily through cash proceeds from financing activities, including from our 2018/2019 public offering, short-term borrowings and equity contributions by our stockholders.

The following table provides detailed information about our net cash flow:

Cash Flow

	Years Ended December 31,
	2019	2018
Net cash used for operating activities	$(8,729,319)	$(7,031,994)
Net cash used for investing activity	(635,293)	(34,583,195)
Net cash provided by financing activity	10,855,735	41,558,566
Net increase (decrease) in cash and cash equivalents	1,491,123	(56,623)
Cash and restricted cash at beginning of year	88,309	21,504
Foreign currency translation effect on cash and restricted cash	(602,603)	123,428
Cash and restricted cash at end of year	$976,829	$88,309

Operating Activities

Net cash used for operating activities was $8,729,319 for the year ended December 31, 2019, as compared to $7,031,994 for the year ended December 31, 2018. In addition to the net loss of $7,979,559, the increase in net cash used for operating activities during the year ended December 31, 2019 was mainly due to increase in inventory and prepaid expenses, decrease in accounts payable and other payable – others of $2,143,550, $1,435,164, $1,120,245 and $834,783, respectively, offset by the decrease in accounts receivable and temporary deposit – related parties of $1,293,870 and $100,067, respectively. In addition to the net loss of $8,148,340, the increase in net cash used for operating activities during the year ended December 31, 2019 was mainly due to increase in accounts receivable and prepaid expenses and decrease in other payable – others of $1,745,000, $1,171,356 and $887,956, respectively, offset by the decrease in other receivable – others and increase in accounts payable of $409,774 and $2,032,974, respectively.

Investing Activities

Net cash used for and provided by investing activities for the year ended December 31, 2019 was $635,293 as compared to $34,583,195 for the year ended December 31, 2018. The net cash used for investing activities for the year ended December 31, 2019 was mainly due to the $624,462 final payment toward the purchase of a parcel of land to build our first satellite ground station and data center (the "Land"). We also used $10,831 for the purchase of property and equipment. The net cash used for investing activities for the year ended December 31, 2018 was mainly due to the $33,850,000 prepayment toward the purchase of a parcel of the Land and increase in acquisition of goodwill and property and equipment of $24,798 and $708,397, respectively.

Financing Activities

Net cash provided by financing activities for the years ended December 31, 2019 and 2018 was $10,855,735 and $41,558,566, respectively. Net cash provided by financing activities for the year ended December 31, 2019 was mainly attributable to net proceeds from the issuance of common stock from our public offering and the borrowing under a long-term loan in the amounts of $10,810,688 and $45,469, respectively. Net cash provided by financing activities for the year ended December 31, 2018 was mainly attributable to proceeds from the issuance of common stock from our public offering and issuance of stock warrants related to the public offering in the amounts of $41,318,899 and $250,367, respectively, offset by the repayment of short-term bank loan of $10,000.

On December 16, 2019, we terminated a public offering (SEC File No. 333-222208) of our common stock begun in May 2018, which we refer to as the 2018/2019 public offering, underwritten by Boustead Securities LLC on a “best efforts” basis. In the 2018/2019 public offering, we held 13 closings in which we issued and sold an aggregate of 1,294,627 shares of our common stock, at $42.50 per share, for gross proceeds of approximately $55.02 million, or net proceeds of approximately $50.83 million after underwriting discounts, commissions and offering expenses payable by us.

On May 9, 2019, two of our current shareholders, whom we refer to as the Lenders, each committed to provide us with a $10 million bridge loan, or together, the Loans, for an aggregate principal amount of $20 million, to bridge our cash flow needs prior to our obtaining a mortgage loan to be secured by a parcel of our Taiwan land parcel which we have recently purchased. The Taiwan land parcel consists of approximately 6.3 acres of undeveloped land located at the Taishui Grottoes in the Xinyi District of Keelung City, Taiwan. Aerkomm Taiwan contracted to purchase the Taiwan land parcel for NT$1,056,297,507, or US$34,474,462, and as of July 3, 2019 we completed payment of the purchase price for the Taiwan land parcel in full. We are currently in the process of having the official certificate of title to this Taiwan land parcel transferred to us but, at this time, we are not sure when we will receive the official certificate of title to the land. The Loans will be secured by the Taiwan land parcel with the initial closing date of the Loans to be a date, designated by us, within 30 days following the date that the title for the Taiwan land parcel is fully transferred to and vested in our subsidiary, Aerkomm Taiwan. The Loans will bear interest, non-compounding, at the Bank of America Prime Rate plus 1%, annually, calculated on the actual number of days the Loans are outstanding and based on a 365-day year and will be due and payable upon the earlier of (1) the date of our obtaining a mortgage loan secured by the Taiwan land parcel with a principal amount of not less than $20 million and (2) one year following the initial closing date of the Loans. The Lenders also agreed to an earlier closing of up to 25% of the principal amounts of the Loans, or $5 million, upon our request prior to the time that title to the Taiwan land parcel is transferred to our subsidiary, Aerkomm Taiwan, provided that we provide adequate evidence to the Lenders that the proceeds of such an earlier closing would be applied to pay our vendors. We, of course, cannot provide any assurances that we will be able to obtain a mortgage on the Taiwan land parcel once the acquisition is completed. On March 20, 2020, we drew down approximately $2.64 million (NT$80,000,000) under the Loans from one of the Lenders. As of the date of this prospectus, $2.53 million (NT$76,000,000) of the amount drawn down under the Loans has been repaid.

On April 16, 2020, we received loan proceeds in the amount of $163,200 under the Paycheck Protection Program (“PPP”).  The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after eight weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the eight-week period. The unforgiven portion of the PPP loan is payable over two years at an interest rate of 1%, with a deferral of payments for the first six months.  We intend to use the proceeds for purposes consistent with the PPP. While we currently believe that our use of the loan proceeds will meet the conditions for forgiveness of the loan, we cannot assure you that we will not take actions that could cause us to be ineligible for forgiveness of the loan, in whole or in part.

On April 16, 2020, we signed a loan agreement with one of our business partners, EESquare Superstore Corp., for a working capital loan of up to $1.5 million, with an interest rate at 3.25%. As of July 27, 2020, we have drawn down $1,100,000 under this loan agreement.

On July 10, 2018, in conjunction with our agreement to acquire the Taiwan land parcel, we entered into a binding letter of commitment with Metro Investment Group Limited, or MIGL, pursuant to which we agreed to pay MIGL an agent commission of four percent (4%) of the full purchase price of the Taiwan land parcel, equivalent to approximately US$1,387,127, for MIGL’s services provided with respect to the acquisition. Under the terms of the initial with MIGL, we agreed to pay this commission no later than 90 days following payment in full of the Taiwan land parcel purchase price. On May 9, 2019, we amended the binding letter of commitment with MIGL to extend the payment to be paid after the full payment of the Land acquisition price until no later than December 31, 2020. If there is a delay in payment, we shall be responsible for punitive liquidated damages at the rate of one tenth of one percent (0.1%) of the commission per day of delay with a maximum cap to these damages of five percent (5%). Under applicable Taiwanese law, the commission was due and payable upon signing of the letter of commitment even if the contract is cancelled for any reason and the acquisition is not completed. We have recorded the estimated commission to the cost of land and will be paying the amount no later than December 31, 2021.

The Company has not generated significant revenues, excluding non-recurring revenues in 2018 and 2019, and will incur additional expenses as a result of being a public reporting company. Currently, we have taken measures that management believes will improve our financial position by financing activities, including through our 2018/2019 public offering, short-term borrowings and other private loan commitments, including the Loans from our investors and a business partner, discussed above. With our current available cash, the $20 million in loan commitments from the Lenders, of which $5 million is immediately available while the remaining $15 million will become available only upon completion of the transfer to us of the Taiwan land parcel certificate of title, and our expectations for our ability to raise funds in the near term, we believe our working capital will be adequate to sustain our operations for the next twelve months.

However, even if we successfully raise sufficient capital to satisfy our needs over the next twelve months, following that period we will require additional cash resources for the implementation of our strategy to expand our business or for other investments or acquisitions we may decide to pursue. If our internal financial resources are insufficient to satisfy our capital requirements, we will need seek to sell additional equity or debt securities or obtain additional credit facilities, although there can be no assurances that we will be successful in these efforts. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Capital Expenditures

Our operations continue to require significant capital expenditures primarily for technology development, equipment and capacity expansion. Capital expenditures are associated with the supply of airborne equipment to our prospective airline partners, which correlates directly to the roll out and/or upgrade of service to our prospective airline partners’ fleets. Capital spending is also associated with the expansion of our network, ground stations and data centers and includes design, permitting, construction, network equipment and installation costs.

Capital expenditures for the three months ended March 31, 2020 and 2019 and the years ended December 31, 2019 and 2018 were $205,085, $1,275, $635,293, and $34,558,397, respectively.

We anticipate an increase in capital spending in fiscal year 2020 and estimate that capital expenditures will range from $10 million to $40 million as we will begin airborne equipment installations and continue to execute our expansion strategy. We may need to raise additional funds during 2020 to meet our capital budget needs and there can be no assurance that we will be able to raise such funds on acceptable terms, if at all.

Inflation

Inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future. However, our management will closely monitor price changes in our industry and continually maintain effective cost control in operations.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Seasonality

Our operating results and operating cash flows historically have not been subject to significant seasonal variations. This pattern may change, however, as a result of new market opportunities or new product introductions.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Revenue Recognition. We recognize sales when the earning process is completed, as evidenced by an arrangement with the customer, transfer of title and acceptance, if applicable, has occurred, as well as the price is fixed or determinable, and collection is reasonably assured. Sales are recorded net of returns, discounts and allowances.

Inventories. Inventories are recorded at the lower of weighted-average cost or net realizable value. We assess the impact of changing technology on our inventory on hand and write off inventories that are considered obsolete. Estimated losses on scrap and slow-moving items are recognized in the allowance for losses.

Research and Development Costs. Research and development costs are charged to operating expenses as incurred. For the three months ended March 31, 2020 and 2019 and the years ended December 31, 2019 and 2018, we incurred approximately $0, $416,231, $416,231 and $1,541,952 of research and development costs, respectively.

Right-of-Use Asset and Lease Liability. In February 2016, the FASB issued ASU No. 2016-02, “Leases” (Topic 842) (“ASU 2016-02”), which modifies lease accounting for both lessees and lessors to increase transparency and comparability by recognizing lease assets and lease liabilities by lessees for those leases classified as operating leases and financial leases under previous accounting standards and disclosing key information about leasing arrangements.

A lessee should recognize the lease liability to make lease payments and the right-of-use asset representing its right to use the underlying asset for the lease term. For operating leases and finance leases, a right-of-use asset and a lease liability are initially measured at the present value of the lease payments by discount rates. The Company’s lease discount rates are generally based on its incremental borrowing rate, as the discount rates implicit in the Company’s leases is readily determinable. Operating leases are included in operating lease right-of-use assets and lease liabilities in the consolidated balance sheets. Finance leases are included in property and equipment and lease liability in our consolidated balance sheets. Lease expense for operating expense payments is recognized on a straight-line basis over the lease term. Interest and amortization expenses are recognized for finance leases on a straight-line basis over the lease term.

For the lease within a term of twelve months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expense for such leases generally on a straight-line basis over the lease term. The Company adopted ASU 2016-02 effective January 1, 2019.

Property and Equipment. Property and equipment are stated at cost less accumulated depreciation. When value impairment is determined, the related assets are stated at the lower of fair value or book value. Significant additions, renewals and betterments are capitalized. Maintenance and repairs are expensed as incurred. Depreciation is computed by using the straight-line and double declining method over the following estimated service lives: computer equipment - 3 to 5 years, furniture and fixtures - 5 years, satellite equipment – 5 years, vehicles – 5 years and lease improvement – 5 years. Construction costs for on-flight entertainment equipment not yet in service are recorded under construction in progress. Upon sale or disposal of property and equipment, the related cost and accumulated depreciation are removed from the corresponding accounts, with any gain or loss credited or charged to income in the period of sale or disposal. We review the carrying amount of property and equipment for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We determined that there was no impairment loss for the three-month periods ended March 31, 2020 and 2019 and the years ended December 31, 2019 and 2018.

Goodwill and Purchased Intangible Assets. Goodwill represents the amount by which the total purchase price paid exceeded the estimated fair value of net assets acquired from acquisition of subsidiaries. We test goodwill for impairment on an annual basis, or more often if events or circumstances indicate that there may be impairment. Purchased intangible assets with finite life are amortized on the straight-line basis over the estimated useful lives of respective assets. Purchased intangible assets with indefinite life are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Purchased intangible asset consists of satellite system software and is amortized over 10 years.

Fair Value of Financial Instruments. We utilize the three-level valuation hierarchy for the recognition and disclosure of fair value measurements. The categorization of assets and liabilities within this hierarchy is based upon the lowest level of input that is significant to the measurement of fair value. The three levels of the hierarchy consist of the following:

Level 1 – Inputs to the valuation methodology are unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date.

Level 2 – Inputs to the valuation methodology are quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active or inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the instrument.

Level 3 – Inputs to the valuation methodology are unobservable inputs based upon management’s best estimate of inputs market participants could use in pricing the asset or liability at the measurement date, including assumptions.

The carrying amounts of our cash, accounts receivable, other receivable, short-term loans, accounts payable, and other payable approximated their fair value due to the short-term nature of these financial instruments.

Translation Adjustments. If a foreign subsidiary’s functional currency is the local currency, translation adjustments will result from the process of translating the subsidiary’s financial statements into the reporting currency of our company. Such adjustments are accumulated and reported under other comprehensive income (loss) as a separate component of stockholder’s equity.

Recent Accounting Pronouncements

Simplifying the Accounting for Income Taxes. In December 2019, the FASB issued ASU 2019-12 to simplify the accounting in ASC 740, Income Taxes. This guidance removes certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences. This guidance also clarifies and simplifies other areas of ASC 740. This ASU will be effective beginning in the first quarter of the Company’s fiscal year 2021. Early adoption is permitted. Certain amendments in this update must be applied on a prospective basis, certain amendments must be applied on a retrospective basis, and certain amendments must be applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings/(deficit) in the period of adoption. The Company is currently evaluating the impact this ASU will have on the financial statements and related disclosures, as well as the timing of adoption.

Financial Instruments. In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”, which modifies the measurement of expected credit losses of certain financial instruments. ASU 2020-02 will be effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. We are currently evaluating the impact of adopting ASU 2016-13 on our consolidated financial statements.

Intangibles. In January 2017, the FASB issued ASU No. 2017-04, “Intangibles - Goodwill and Other” (Topic 350): Simplifying the Test for Goodwill Impairment, which goodwill shall be tested at least annually for impairment at a level of reporting referred to as a reporting unit. ASU 2017-04 will be effective for annual periods beginning after December 15, 2019. We are currently evaluating the impact of adopting ASU 2017-04 on our consolidated financial statements.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History and Background

Aircom was incorporated in the State of California on September 29, 2014. On December 28, 2016, Aircom purchased 140,000 shares, or approximately 86.3%, of the outstanding common stock of the public company then known as Maple Tree Kids, Inc. (“MTKI”) for the purpose of engaging in a reverse acquisition with MTKI. MTKI was incorporated on August 14, 2013 in the State of Nevada. On January 10, 2017, in anticipation of the reverse acquisition and Aircom’s new business, MKTI changed its name to Aerkomm Inc. On February 13, 2017, Aircom and its shareholders entered into a share exchange agreement with Aerkomm pursuant to which Aerkomm acquired 100% of the issued and outstanding capital stock of Aircom in exchange for approximately 99.7% of the issued and outstanding capital stock of Aerkomm (or 87.8% on a fully-diluted basis). As a result of the share exchange, Aircom became a wholly-owned subsidiary of Aerkomm, and the former shareholders of Aircom became the holders of approximately 99.7% of Aerkomm’s issued and outstanding capital stock.

For accounting purposes, the share exchange transaction with Aircom was treated as a reverse acquisition, with Aircom as the acquirer and Aerkomm as the acquired party. To the extent this report contains business and financial information for partial periods prior to the consummation of the reverse acquisition, this information pertains to the business and financial information of Aircom and its consolidated subsidiaries. Aircom owns all of the equity interests of Aircom Seychelles, Aircom HK, Aircom Japan and Aircom Taiwan.

Aircom Seychelles was formed under the laws of Seychelles on December 15, 2009 as Gulach Ltd. and changed its name to Aircom Pacific Ltd. on August 19, 2014. Aircom Seychelles was acquired by Aircom on December 31, 2014 to facilitate Aircom’s global corporate structure for both business operations and tax planning. Presently, Aircom Seychelles has no operations. Aircom is working with corporate and tax advisers in optimizing its global corporate structure and has not yet concluded a revised plan of organization.

On October 17, 2016, Aircom acquired Aircom HK for $100,000. Aircom HK is a Hong Kong limited company formed on October 3, 2008 as Yanwei Information Technology Limited. Aircom HK changed its name to Dadny Inc Limited on September 6, 2011 and changed its name again to Aircom Pacific Inc. Limited on July 22, 2015. Aircom HK is in charge of all of Aircom’s business and operations in Hong Kong and China. Presently, Aircom HK’s primary function is business development, both with respect to airlines as well as content providers and advertising partners based in Hong Kong and China. It is also actively seeking strategic partnerships in those areas, through which Aircom may leverage its product offerings to provide enhanced services to prospective customers. Aircom also plans to provide local support to Hong Kong-based airlines via Aircom HK and Aircom HK owned teleports located in Hong Kong.

On December 15, 2016, Aircom acquired Aircom Japan for $600,000. Aircom Japan was formed under the laws of Japan on August 29, 2011 as Dadny (Japan) Inc. and changed its name to Aircom Japan, Inc. on July 1, 2016. Aircom Japan is responsible for Aircom’s business development efforts and general operations located within Japan.

Aircom Taiwan, which became a wholly owned subsidiary of Aircom in December 2017, was organized under the laws of Taiwan on June 29, 2016. During 2017, prior to Aircom Taiwan becoming a wholly owned subsidiary of Aircom, Aircom advanced a total of $460,000 (the “Prepayment”) to Aircom Taiwan for working capital as part of a planned $1,500,000 aggregate equity investment (the “Equity Investment”) in Aircom Taiwan. Aircom Taiwan at that time acted as Aircom’s agent in Taiwan. Before Aircom Taiwan was allowed to issue equity to Aircom, because Aircom was a foreign investor, the Equity Investment had to be approved by the Investment Review Committee of the Ministry of Economic affairs of Taiwan (the “Committee”). Aircom entered into an Equity Pre-Subscription Agreement with Aircom Taiwan dated as of August 13, 2017, to memorialize the terms of the Equity Investment. On December 19, 2017, the Committee approved Aircom’s initial Equity Investment (valued as of that date at NT$15,150,000, or approximately US$500,000) and the purchase of the Aircom Taiwan’s founding owner’s total equity of NT$100,000 (approximately US$3,350). As a result of the approval of the Equity Investment, Aircom Taiwan became a 100% wholly owned subsidiary of Aircom.

On June 13, 2018, Aerkomm established Aerkomm Taiwan Inc. as a new wholly owned subsidiary under the laws of Taiwan. Aerkomm Taiwan Inc. is responsible for Aircom’s business development efforts and general operations within Taiwan.  We are currently planning to locate the site of our first ground station in Taiwan and we expect that if we raise sufficient funds to move forward with this project (although that cannot be guaranteed), Aerkomm Taiwan Inc. will play a significant role in building and operating that ground station.

On November 15, 2018, Aircom Taiwan acquired Aircom Beijing for CNY600,000 (approximately $87,266). The purpose of this acquisition is for Aircom Beijing is to conduct Aircom’s business and operations in China. Presently, Aircom Beijing’s primary function is business development, both with respect to airlines as well as content providers and advertisement partners based in China as most business conducted in China requires a local registered company. Aircom Beijing is also actively seeking strategic partnerships through which Aircom may leverage its product offerings in order to provide enhanced services to prospective customers. Aircom also plans to provide local support to China-based airlines via Aircom Beijing and its future planned teleports to be located in China.

On October 31, 2019, Aircom Seychelles established a new wholly owned subsidiary, Aerkomm Pacific Limited, or Aerkomm Malta, a corporation formed under the laws of Malta. The purpose of Aerkomm Malta is to conduct Aircom’s business and operations and to engage with suppliers and potential airline customers both in Europe and worldwide.

On March 22, 2020, the board of directors, or the Board, held a special meeting and took certain actions, effectively immediately, to position the Company for future growth. James Busuttil, a current director, was appointed Chairman of the Board. Louis Giordimaina, previously the Chief Operating Officer-Aviation of Aerkomm Malta was appointed the Company’s Chief Executive Officer, Jeffrey Wun, the Company’s Chief Executive Officer prior to March 22, 2020, resigned from that position and confirmed that his resignation from that position was not the result of any disagreement with the Company or the Board regarding the Company’s financial or accounting policies or operations. Mr. Wun was appointed the Company’s Chief Technology Officer and will remain as President of the Company and as a director, as well as the Chief Technology Officer of Aircom. Georges Caldironi, a former consultant to Aircom, was appointed as the Company’s Chief Operating Officer. We believe that these managerial and Board changes will better position the Company to move forward into its next phase of operations.

Our Corporate Operational Structure

We are a holding company. All of our business operations are conducted through our several operating subsidiaries with our core operational and business activities being directed through Aircom. The chart below presents our corporate structure as of the date of this prospectus:

Our principal executive offices are located at 923 Incline Way #39, Incline Village, NV 89451. The telephone number at our principal executive office is (877) 742-3094.

BUSINESS

Business Overview

Our Industry

The following discussion takes into account the negative impact on our industry and markets of the onset of the COVID-19 coronavirus which began in Wuhan, China in December 2019, to the extent that it is currently possible to quantify such impact. Although it is too early to determine the medium and long term impact and effect of the coronavirus and to quantitively measure that impact and effect, there can be no certainty with respect to any of the growth projections referenced below, and we expect that, at least in the short term, the coronavirus could have a negative impact on our business prospects and the market introduction of our IFEC product offerings. See our discussion of the coronavirus in the Risk Factors section of this prospectus, below.

Prior to the onset of the COVID-19 pandemic, the global in-flight entertainment and connectivity, or IFEC, market was expected to experience high growth due to factors such as aircraft expansion, increasing passenger rates, rising penetration rates, and technological advances. According to a 2019 market research report by Grand View Research, Inc.2, the IFEC market was projected to reach USD 10.5 billion by 2025, at a compound annual growth rate, or CAGR, of 10.3% from 2019 to 2025. The same market research report also predicted that the IFEC market in the Asia Pacific region was projected to grow at the highest CAGR during the forecast period, owing to increasing aircraft deliveries and rising passenger traffic in this region. This report also concluded that China was expected to be the major market in the region, owing to the reforms in their regulations and policies, innovative business models, and the development of aircraft with new technologies. The conclusions of this report and similar historical market analyses and projections are now called into question as a result of the COVID-19 pandemic and the global actions being taken to slow and stop the spread of the pandemic.

Impact of the COVID-19 Pandemic

The COVID-19 pandemic is having a particularly adverse impact on the airline industry. The outbreak in China and throughout the world since December 2019 has led to a precipitous decrease in the number of daily departures and arrivals for domestic and international flights.

Recent Market Information

In the IATA (International Air Transportation Association) Airlines Financial Monitor dated April - May 2020, published on May 20, 2020, the following key points were highlighted:

●	The first quarter 2020 financial results reflected the initial industry-wide deterioration in profitability following the impact of the COVID-19 outbreak on air travel. The adverse outcome was widespread across all regions even though some markets were locked down relatively later in the quarter. All regions posted negative net income figures in the first quarter of 2020.

●	Global airline share prices moved lower in the first quarter of 2020, before rallying in April, driven by government support to the industry and the restart of airline operations.

●	Oil and jet fuel prices also recovered somewhat in May being that the demand for fuel is expected to increase with the ease of lockdown measures. Sharp production cuts from both OPEC and Russia also provided price support.

●	In April 2020, air passenger demand posted its largest decline on record due to the widespread lockdowns and border closures. Air cargo demand was relatively more resilient but still saw volumes fall by 27.7% year-on-year on the disruption in global manufacturing activity. While the passenger load factor declined by 41 ppts versus last year, the cargo load factor rose by 11.2 percentage points as a result of the decline in available capacity with the grounding of the passenger fleet.

[2]	Grand View Research, In-flight Entertainment & Connectivity Market Analysis Report by Offering Type (IFE, IFC), By Component (Hardware, Connectivity, Content), By Aircraft Type, By Region, And Segment Forecast, 2019 – 2025.

●	In May 2020, airlines started to return aircraft to service with the relaxation of lockdown measures. An additional 2,444 aircraft re-joined the in-service fleets in the same month. As a result, total seat capacity improved by 25% compared to the previous month. However, total seat capacity was still 49% below the level of a year ago.

●	New global aircraft deliveries were limited (16 aircraft) in May as airlines have been postponing or cancelling future deliveries in response to the COVID-19 crisis. As travel demand is expected to recover only gradually, airlines will likely remain cautious regarding capacity increases.

Additionally, on June 5, 2020, the IATA issued its Economics’ Chart of the Week for flights on domestic markets indicating improving demand in May for all markets including the Asia Pacific region. Although this May improvement in demand is a good sign, the Economics’ Chart of the Week for June 19, 2020 indicated that airlines have little visibility for demand for the northern winter season which begins in October.

In general, because the future of the COVID-19 pandemic is so unpredictable, the future of airline and air traffic recovery is extremely unpredictable as well.

1.	Aviation Industry

Immediately prior to the onset of the COVID-19 pandemic, there were, according to Airbus and Boeing, more than 23,000 commercial aircraft flying globally, a number that was expected to more than double in the next 20 years. Both Airbus and Boeing had estimated that the global fleet of commercial aircraft would increase from 23,000 planes in 2019 to more than 50,000 in 2038, according to their respective 2019 reports, “Global Market Forecast report 2019 – 2038” and “Commercial Market Outlook 2019 – 2038.” The Global Market Forecast report 2019 – 2038 predicted that the increase would include 30% for aircraft replacement and 70% for growth, with Asia-Pacific accounting for 42% of deliveries.

Source: Airbus Global Market Forecast report 2019 – 2038”	Source: Boeing “Commercial Market Outlook 2019 – 2038”

Prior to COVID-19, passenger numbers were also experiencing strong growth. The International Air Transport Association (IATA) had predicted that passenger numbers could double to 8.2 billion by 2037, according to the IATA’s update “20-Year Air Passenger Forecast.” During the next two decades, this forecast anticipated a 3.5% compound annual growth rate (CAGR), leading to a doubling in passenger numbers from pre-COVID-19 levels. The pre-COVID-19 strong growth, the IATA had concluded, had been driven by an eastward shift in the aviation industry’s center of gravity, which, according to the IATA, would lead to more than half of the total number of new passengers in the next 20 years will come from the Asia Pacific region.

Although historical projections are no longer valid in the COVID-19 pandemic era, the IATA has reported, as indicated above, a beginning of an improvement in industry travel statistics. We cannot predict the future; however, the success of our business is predicated on the return to sustainability of the airlines industry and the acceptance of our IFEC product offerings which are discussed below.

2.	In-Flight Entertainment and Connectivity

Recently, there have been more than 4 billion passengers flying globally, annually, spread across 23,000 airplanes. Only approximately 25% of these airplanes are equipped to offer some form of onboard connectivity with sometimes erratic quality, slow speeds and low broadband. According to the industry’s largest poll of passenger attitudes, Inmarsat’s Inflight Connectivity Survey3, in-flight Wi-Fi is a key driver in forming customer loyalty and satisfaction among today’s airline passengers.

WiFi is everywhere, from cafes to bus stops, trains to airports, and it’s a service that travelers and consumers value highly. Airline passengers’ expectations for connectivity available while flying are very much set by their experience of connectivity on the ground where they expect constant access to WiFi. Unfortunately, in-flight WiFi can still feel like a luxury and passengers eagerly await free connectivity options onboard. As airlines are learning how integral in-flight WiFi affects the quality of a customer’s flying experience, adding WiFi is just the start. As part of a general industry-wide push, airlines that offer onboard in-flight WiFi are now working towards making it better, faster, and cheaper.

A study issued in April 2018 by luxury travel consultants Lets Fly Cheaper reveals that as of the date of that study only a few airlines were offering free in-flight WiFi. These airlines include Aer Lingus, Emirates, JetBlue, Norwegian, Air China, Philippine Airlines, Nok Air and Vueling. Some of these airline offerings, however, come with certain limitations such as being offered free for business passengers only or limited to the amount of data that can be downloaded. See the related map below provided by Lets Fly Cheaper.

[3]	The fourth annual global Inflight Connectivity Survey published on August 7, 2018 by Inmarsat (LSE: ISAT.L), the world’s leading provider of global mobile satellite communications, in association with market research company Populus. The Inflight Connectivity Survey reflects the responses of more than 9,300 passengers from 32 countries across Europe, the Middle East, Asia Pacific, and North and Latin America, and is the largest global survey of passenger attitudes.

Currently, less than 25% of the world’s airline companies are providing some form of in-flight WiFi services through third-party providers. We believe that there is a huge market potential among the remaining unconnected airlines.

According to the Boeing Report titled “Commercial Market Outlook 2019 – 2038,” it has been projected that by the end of 2030, two-thirds of the world’s aircraft fleet will have some form of connectivity, whether through retrofit or line fit at production stage. Currently, the majority of connectivity upgrades are being done through aircraft modification as in-service aircraft are outfitted with new and high-speed systems. It is estimated that more than one thousand commercial aircraft are being upgraded annually. Eventually, more airplanes will be delivered from the production line with connectivity installed. However, whether aircraft connectivity is being carried out as a retrofit, or built into the initial aircraft production line, the evolution of IFEC technology shows that the demand for connectivity is increasing.

The Internet of Things (IOT) will also be an important enabler, to link in real time not only passenger but also core cabin components, including aircraft galleys, meal trolleys and other cabin elements. These IOT enhancements will allow simultaneous data exchange for the crew of an aircraft throughout the cabin.

Furthermore, airlines will be able to use increased cabin connectivity to perform predictive maintenance analytics over their entire fleet, thus improving the overall cabin service reliability, quality and performance on board all of their aircraft.

On 26 September 2017, a new research study, Sky High Economics: Quantifying the commercial opportunities of passenger connectivity for the global airline industry, was published by the London School of Economics and Political Science (LSE) in association with global satellite communication specialists Inmarsat. This report predicted that in-flight broadband services have the potential to generate up to $30 billion in additional revenue for airlines by 2035.

Source:	London School of Economics and Political Science (LSE), Sky High Economics: Quantifying the commercial opportunities of passenger connectivity for the global airline industry.

The report based its findings on an independent forecasting model based on then current (pre-COVID-19) IATA passenger traffic data and forecasts of growth. The report predicted that, by 2035, there would be a near doubling of annual passenger numbers to 7.2 billion increasing to 7.8 billion in 2036 and 8.2 billion in 2037. The “Sky High Economics” report forecast that broadband-enabled ancillary revenue for airlines would reach an estimated $30 billion by 2035 (a figure higher that IATA’s projections for the profitability of the global airline industry in 2017). According to the report, it was projected that this expected revenue growth would create a wider overall market of $130 billion for content providers, retail goods suppliers, hotel and car suppliers and advertisers.

Source:	London School of Economics (LSE), Sky High Economics: Quantifying the commercial opportunities of passenger connectivity for the global airline industry. A strategic overview.

The Sky High Economics report looks at six key regions: Asia Pacific, Europe, North America, Africa, Middle East and Latin America. Of these, the greatest potential for broadband-enabled ancillary services is expected to come from the Asia Pacific region - which has been expected to be the fastest growing aviation sector over the next 20 years. Airlines in Asia Pacific are predicted to benefit from $10.3bn of ancillary revenues by 2035, followed by Europe ($8.2bn), North America ($7.6bn), Latin America ($1.9bn), Middle East ($1.3bn) and Africa ($0.58bn).

Our IFEC Solutions

Aviation

With our advanced technologies and an innovative business model, we plan to provide airline passengers with a broadband in-flight experience that encompasses a wide range of service options. Such options include Wi-Fi, cellular, movies, gaming, live TV, and music. We plan to offer these core services through both built-in in-flight entertainment systems, such as a seatback display, as well as on passengers’ personal devices including laptops, mobile telephones and tablets. We also plan to provide content management services and e-commerce solutions related to our IFEC solutions. This system will operate through Ka high throughput satellites, or HTSs.

The diagram below shows Aircom’s planned services options and e-commerce options.

We also plan to provide related content management services and on-board e-commerce solutions for commercial airlines. We expect that a complete e-commerce and mobile entertainment platform will place control of content, service delivery and commercial strategy firmly in Aircom’s hands vis a vis the airlines that may acquire our IFEC products and services. Our in-flight e-commerce solution will encompass on-line shopping, trading, travel options and duty-free sales, as well as other varied product offerings.

We have two business models in place for our approach to the IFEC aviation market, one relating to commercial airlines and one to corporate business jets:

1.	Commercial Airlines

Traditionally, providers of in-flight connectivity have focused primarily on the profit margin derived from the sale of hardware to airlines and of bandwidth to passengers. Both airlines and passengers must “pay to play,” which results in low participation and usage rates.

We break away from this model and expect to set a new trend with our innovative business approach which, we believe, will set us apart from our competitors by our partnering with airlines and other strategic partners, such as online advertisers and content providers, to offer commercial airlines our IFEC system hardware at no cost and to airline passengers free connectivity solutions. Airlines will potentially be able to generate new revenues through participating in our revenue sharing model while passengers will not be required to pay for connectivity. We believe that, taken together, this novel approach will create an incentive for airlines to work with us, and this collaboration should act to drive up passenger usage rates. We believe that this is an innovative approach that will differentiate us from most existing market players. We currently have an agreement in place with our first commercial airliner customer, Hong Kong Airlines (discussed below).

Our main source of revenue is expected to be derived from the content channeled through our IFEC network from selected partners including internet companies, content providers, advertisers, telecom service providers, e-commerce participants, and premium sponsors. In other words, we plan to use connectivity as a tool rather than as a commodity for sale, which we believe will allow us to achieve a greater return. By providing free connectivity which, we expect, will result in the generation of a large volume of content traffic, we believe that we will create a multiplying effect that will result in a value that exceeds the “sum of its parts.”

Once our Aerkomm K++ system is approved by Airbus and receives the applicable airworthiness certifications, which process we expect to be completed in the beginning of second quarter of 2021, as further discussed below, we will begin providing our Aerkomm K++ systems for installation on commercial airline aircraft.

2.	Corporate Jet Customers

According to the 2018 business aviation forecast published by Honeywell Aerospace4, during the next five years, 87% of new purchased business jets are expected to require satellite communications technology to facilitate internet connectivity. The same report states that business jet manufacturers are projected to deliver 7,700 new aircraft valued at $251 billion during the next 10 years. We believe that these statistics, as well as our own research, indicate that there is a strong demand by corporate jet owners to have high-speed internet connectivity installed on their aircraft. We do not believe, however, that corporate jet customers would generate sufficient internet traffic to make a free-service business model profitable for us. Consequently, we have modified our business model to address the limitations of this additional market.

To capitalize on this market, we plan to sell our IFEC system hardware to corporate jet owners through the Airbus Corporate Jets (ACJ) and Boeing Business Jets (BBJ) programs. In addition to selling our IFEC systems equipment, we will also sell these corporate jet aircraft owners the bandwidth required for the operation of our services, priced on a subscription plan basis. This business model would generate revenue and income directly from the sale of our IFEC hardware and related bandwidth. We already have an agreement in place with our first corporate jet and launch customer, MJet GMBH (discussed below), and we are in advanced discussion with a number of additional potential customers both directly through our corporate network and through Airbus. We cannot give any assurances at this time, however, that we will be able to successfully complete any of these additional discussions.

4 Avionics International, Business & General Aviation, Connectivity “Buying Trends Favorable for Satellite Connectivity”, October 14, 2018

Once our Aerkomm K++ system is approved by Airbus and receives the applicable airworthiness certifications, which process we expect to be completed during the fourth quarter of 2020, we will begin selling our Aerkomm K++ systems for installation on Airbus ACJ aircraft.

Aircom Pacific, at Airbus’ invitation, attended the Airbus ACJ Customer Forum which was held in Singapore in February 2019. This Airbus ACJ Customer Forum provided Aircom a unique opportunity to network with ACJ customers, operators and key industry players within the Airbus Corporate Jet community. At the Airbus ACJ Customer Forum, Aircom was provided the opportunity to demonstrate the Aerkomm K++ system. A number of ACJ clients at the Airbus ACJ Customer Forum showed interest in our IFEC product offering and we are currently in active discussions with these parties. We expect to participate in future Airbus ACJ Customer Forums to be scheduled in the future in one or more European venues.

Our Connectivity Solutions – Ka/Ku Band Satellites

We expect to bring connectivity on-board to aircraft through communication satellites. As depicted in the diagram below, aircraft equipped with an on-board connectivity system can communicate with a satellite via an airborne antenna. The satellite then relays the information to a ground station, which is equipped with a high-power satellite dish and is connected to the Internet through our proprietary ground system.

Most in-flight connectivity systems currently in the market rely on the Ku-band satellite signals for communication. Many players in the market are working to provide higher bandwidth and faster transmitting rates using the Ka-band.

Below is a diagram, provided by the European Space Agency, showing the variety of satellite frequency bands. The higher the frequency bands, such as Ka, the wider the bandwidth. With the variety of satellite frequency bands that can be used, designations have been developed so that they can be referred to easily.

In satellite communications, the Ka-band allows higher bandwidth communication. Ka-band high-throughput-satellite systems reuse frequency bands in spot beams for much higher system capacity and better spectrum efficiency.

Currently, there are few Ka-enabled satellites, which limits the coverage area in certain areas of the Asia-Pacific region. However, new GEO (Geostationary Earth Orbiting) and LEO (Low Earth Orbiting) Ka-band satellites are being regularly launched and this increase in satellites is expected to provide worldwide Ka-band coverage within the next few years.

Our Aerkomm K++ system architecture will bring our aviation partners and their passengers the benefits of both GEO and LEO Ka-band satellite technology. GEO satellites may scan a hemisphere of earth, or fixed regions of that hemisphere at regular intervals. Performance of GEO satellites diminishes greatly in the areas near the Earth’s poles. LEO satellites orbit the earth from pole to pole and collect data from the areas beneath them. Only LEO satellites can collect high quality data over the poles. The Ka-band satellite increases data throughput. Aircom plans to have the necessary technology ready to take advantage of this new trend in Ka-band aviation connectivity. Future SpaceX, One Web and Telesat satellites are expected to be ready by end of 2022 and with full-service availability by 2023. As of March 1, 2020, Space X has launched 302 Starlink satellites targeting service in the Northern US and Canada, and expects to expand to near-global coverage by 2021. OneWeb Satellites, which is a joint venture between Airbus and OneWeb, is on track to provide global services by 2021. The first six satellites of the OneWeb constellation were launched in February 2019 and the first large batch of satellites was launched in February 2020. Telesat, which is a privately held Canadian company, launched a test satellite in 2018. By 2022, Telesat will have the Northern and Southern hemispheres covered and full global service by 2023.

The chart below depicts the coverage of both GEO and LEO Ka-band satellites.

Source: Aircom

The Ku-band offers reliable service outside of the Ka-band coverage over the ocean and in mountainous regions which is aimed to cover hotels and resorts remotely located as well as the maritime sector. The Ku-band also supports the OneWeb LEO satellite systems.

The map below shows areas of satellite coverage that could potentially be served by Aircom’s IFEC product offering.

Source: Aircom

We are actively working with other satellite providers in order to accommodate global airline routes and growing fleets. We are monitoring the satellite industry for growth in coverage, including China Satcom’s plan to launch high-capacity Ka-band and Ka HTS multispot-beam satellites over the Asia-Pacific region, as described in more detail below under Ku-band and GEO/LEO Hybrid Satellite Technology

In March 2017, we entered into a Master Service Agreement with SKY Perfect JSAT Corporation of Japan for use of its JCSAT-2B/Asia Beam Ku-band satellite telecommunication services, teleport services and housing services. The agreement’s initial term runs for a period of three years from its commencement date of April 15, 2017, subject to the receipt of all governmental licenses and approvals, and will continue to be effective provided any of the services continue after the initial three-year term. We were required to prepay $285,300 of the contract price and a security deposit plus applicable Japanese consumption taxes upon the commencement date of the agreement. Under this agreement, we are able to test the connectivity equipment that we have been developing for ground and maritime uses.

Our Aerkomm K++ system

Our proprietary IFEC system, which is called the AERKOMM K++ system, will contain an ultra-low profile radome containing two Ka-band antennas, one for transmitting and the other for receiving, and will comply with ARINC 791 standard of Aeronautical Radio, Incorporated, or ARINC and meets Airbus Design Organisation Approval.

Our Content Solutions

Traditionally, airlines view in-flight entertainment content as a budgeted expense for which they have to pay hefty royalties. With our business model and technologies, we expect to be able to transform in-flight entertainment into a source of ancillary revenue for our airline customers. We will team up with our current and future prospective airline customers to provide them with our Aerkomm K++ hardware system at no cost and with free onboard Wi-Fi connectivity services to passengers, which will allow us to maintain data traffic control, specifically in terms of blocking or placing advertisements as needed and inserting targeted commercials.

Premium Content Sponsorship

Recently, merchants have begun to take advantage of in-flight connectivity. In May of 2015, Amazon announced its plan to sponsor free video and music streaming for its Prime Video subscribers onboard JetBlue’s planes. The Amazon and JetBlue partnership is a paradigm of a win-win affiliation between an Internet powerhouse and a provider of in-flight connectivity. Amazon gained a platform through which it could display its premium subscription services and expanded its distribution network, while JetBlue generated significant revenue simply by making its in-flight connectivity available to Amazon.

The Amazon-JetBlue partnership is only one of many examples whereby an Internet company can improve its reach by gaining access to in-flight connectivity. We seek to exemplify this type of relationship through collaboration with major Internet companies, such as search engine companies. We plan to promote a partner’s brand through our in-flight services by channeling all searches to the partner’s search engine. By designing our user interface around the partnered company, we can present passengers with an on-screen environment populated by the partner’s apps, logos, and colors, providing a powerful marketing tool for the partner company. We can also enhance recognition of our sponsors’ brands by creating a list of portals on the in-flight system’s home screen, which lead to each sponsor’s individual page where passengers can resume their normal entertainment, social, and professional activities.

We are actively in discussions with Internet content providers to establish such premium sponsorships.

Live TV

We are negotiating with television providers along our prospective airline partners’ flight routes to make live TV available through our IFEC system. Airlines will be able to select live TV channels that are appropriate for each flight route. An electronic program guide channel listing will be available for easy viewing and selection.

Several revenue sources will be available for live TV broadcasting, including commercials before and during programs, and banners at the bottom of the screen. Banner advertisements at the bottom of the screen can be interactive, which should generate pay per click, or PPC, or cost per click, or CPC, revenue in addition to the lower priced cost per thousand impressions, or CPM, revenue. In addition, we should be able to receive sponsorship premiums from select TV programs, such as pay-per-view and shopping channels.

Social Media and Instant Messaging: Content Management

We will have firewalls in place both on the ground and in the air. These, in combination with our policy enforcement software, will allow us to filter, classify, block, or forward services in accordance with our service and quality policies. We will be able to control the flow of traffic for each individual application, enabling us to use a white list model through which social media and instant messaging partners can provide their users with onboard access by paying an annual or other periodic fee.

We are in active discussions with Line, WeChat, WhatsApp, and other social media partners regarding an annual premium fee in exchange for user access to their applications and services during air travel. The access to other networks may be limited to a single direction or blocked entirely. For example, we could allow the users of a non-paying instant message service to receive, but not send, instant messages. When a user tries to respond to a received message, the system would present a pop-up message encouraging the user to urge the service provider to enter into a relationship with us.

Airlines will be able to select movies, videos, and other content for their passengers through our content management system. The management system will tailor content suggestions according to the flight route and destination and automatically upload selected content to an onboard server while the aircraft is on the ground. This creates a cache that allows in-flight viewing in areas with limited or no satellite bandwidth connectivity. For premium content, we may maintain a live connection with providers’ networks for accounting and digital rights management purposes.

Video/Content on Demand

Content that is available to passengers for free will generate advertising-based revenue through commercials before and during programming, as well as through banners advertisements. Passengers will be able to choose to pay for premium content, such as first-run movies, where available. For programming of all types, our partnered advertising agents will be able to integrate appropriate and effective advertisements targeted to the viewer. Prior to the start of any program, users will be required to view a commercial with a length determined by the duration of the selected program. Passengers will not be able to skip or close this commercial without closing out of the program. We will be able to place similar advertisements before games or radio programs and during online duty-free shopping.

Frequent flyer passengers will be able to purchase a premium package to allow access to unlimited movies, games, and other entertainment contents with no layered advertising. These packages will include day, trip, monthly, and annual based membership options.

Search Engine

In this information age, people often refer to the Internet for information, yet few individuals are aware that every Internet search they perform generates revenue for the search engine company. Search engine providers, such as Google, Bing, and Yahoo, sell keywords, page ranking in search results, advertisement placement, and other related services. The revenue generated by a search engine fluctuates in relation to its volume of activity. We plan to manage search engines on a white list basis, which means that the in-flight connectivity system will only permit the passage of traffic to and from approved search engines. If a passenger performs a search on a search engine that is not partnered with us, the search will be redirected to one that is.

We plan to enter into agreements with search engine partners to share the revenue generated from passengers’ searches. As discussed under “Premium Content Sponsorship” above, we may grant exclusivity to a particular search engine provider that is a premium sponsor. Such exclusivity may be specific to certain airlines or routes.

Internet Advertising Replacement

In Internet traffic, more than 50% of the bandwidth that passes through satellites is consumed by advertisements in the data stream. In order to streamline bandwidth usage, our ground system will detect advertisements from a webpage and replaces them with advertisements from our advertisers or partners. We will work with Internet advertisers to present advertisements that are relevant to passengers’ interests. This system will enable our partners to place their advertisements accordingly and generate revenue for them and us. Advertisers can offer destination-specific commercials and banners, which can be placed in our in-flight entertainment system and in apps and portals on personal devices. By utilizing commercial agents to sell ad space on our systems, we plan to cover all marketable areas, expanding sales opportunities and increasing revenue.

With online advertisement utilizing both CPM and CPC models, we will be able to capitalize on virtually all available ad space and work with any advertising partner.

Online/Streaming Gaming

We plan to make it possible to stream console-quality games in the airline cabin. Through gaming content partnerships, we expect to be able to offer PlayStation, Xbox, and other console games. Passengers will be able to play popular games from their personal devices or in-flight entertainment systems, invite friends to play over the network, and save their gaming data for continued play on the ground. It will require high speed networks to play these interactive action games and we expect to be able to provide the services necessary for the functioning of these interactive games. Our online gaming service will bring our passengers a gaming experience never seen before. We expect to generate revenue from advertisements, including banners and commercials, and from fees for premium games or sales of access passes.

Telecommunications Text Messaging Services

Through strategic partnerships with telecommunication providers, we plan to allow passengers to use 4G messaging services while in flight. Our in-flight system is designed to detect whether a passenger is using one of our partner carrier’s network and will deliver or block messages to and from a passenger’s mobile phone accordingly. For those using a non-partner’s network, the system will urge the passenger to request that their service provider join our network. Passengers will also be able to purchase a premium package to enable text message services.

Destination-Based Services

With flight route and passenger information, we expect that our partners will be able to offer destination-specific merchandise and services, including hotel and rental car bookings, transportation arrangements, restaurant reservations, local tours, ticket purchases, and travel insurance. By partnering with service partners in the region, we plan to share the transaction-based revenue on a fixed dollar amount or percentage of transaction basis.

In-flight Trading and e-Commerce

We have found that in-flight connectivity through our AERKOMM K++ system will allow travelers to make better use of their travel time. With uninterrupted broadband available onboard, passengers will be able to conduct business with professionalism and ease. For example, we plan to partner with trading partners who are registered with the various regulatory authorities to offer financial product trading services and we expect to charge a processing fee when a passenger conducts a trade in-flight. Additionally, a complete e-commerce platform made available through the AERKOMM K++ system will enable travelers to engage in unlimited on-line shopping, to make travel arrangements including holiday destinations, hotel bookings and car rentals and to complete duty-free purchases, among other options.

Black Box Live

For reasons of flight safety, a flight recorder, commonly known as a “black box”, is legally required on every aircraft of a certain size. The Flight Data Recorder (FDR) records data with respect to various metrics of the flight and stores the data on a magnetic tape or solid-state disk with special coding. After retrieving the relevant information from the device, an individual can decode the data and learn what the aircraft encountered during the flight. This makes it possible to determine the potential causes of an accident. When the black box is needed, the aircraft has likely suffered an accident. A massive impact or explosion accompanies most airplane crashes, thus requiring the flight recorder to be shockproof and fire resistant. As a number of aviation accidents happen over oceans, the flight recorder must also be waterproof and corrosion-resistant to avoid being damaged by salt water. Despite advancements in flight recorder design and the continual improvement of the strength of materials used in manufacturing flight recorders, records show that a large number of flight recorders are damaged and unreadable following accidents, if not lost altogether. For this reason, effective, real-time storage and transmission of in-flight data is beneficial for deducing the cause of aviation crashes and preventing them from happening again.

In March 2019, the aviation authorities around the world grounded the Boeing B737 MAX passenger airplane global fleet. This occurred after two new Boeing B737 MAX passenger airplanes crashed within 5 months of each other with fatal consequences. The first aircraft which crashed on October 29, 2018 belonged to Lion Air and the second aircraft which crashed on March 10, 2019 belonged to Ethiopian Airlines. The U.S. Federal Aviation Administration (FAA) and other worldwide aviation authorities worked in coordination to determine the cause of the crashes before issuing additional guidance. Before the causes could be determined, and within 24 hours of the Ethiopian Airlines crash, however, worldwide aviation authorities and operators began banning MAX flight operations. Although the minimal aircraft flight data available from the Ethiopian Airlines crash was not sufficient to link it to the Lion Air crash, there has been pressure from the aviation authorities and the airline operators to implement protective measures. The Boeing B737 MAX fleet was grounded more than two full days before the Ethiopian Airlines’ FDR information was downloaded.

A path to a flight data retrieval solution has been initiated based on work that stems from the two earlier major accidents. The first case is the disappearance of the Malaysia Airlines Boeing B777 aircraft Flight 370 in March 2014. To-date, neither the aircraft nor the flight data recorder has been recovered and thus the case remains one of the biggest mysteries in aviation. The second case is an Air France Airbus A330 aircraft Flight 447 from Brazil to France which crashed in the Atlantic Ocean in June 2009. Although the major wreckage of this aircraft was found within 5 days of the accident, the initial investigation by the French aviation authorities was hampered because the aircraft’s flight recorders were not recovered from the ocean until May 2011, nearly two years later.

The most widely discussed resulting changes from those two accidents are new International Civil Aviation Organization (ICAO) standards for tracking aircraft, included in Amendment 40 to ICAO Annex 6. However, Amendment 40 includes another element that could ultimately prove to be more useful: timely access to flight data. Airlines could meet the ICAO standard, which goes into effect in 2021, by streaming FDR data while in flight. Providers of the necessary hardware, software and communications services are teaming up to offer timely flight data solutions to operators.

With our new product, Black Box Live, we expect to be able to provide a system of real-time flight information back-up and streaming which will be aimed at advancing flight safety. Under strict security measures, this new product is being designed and engineered to securely stream flight data and crewmembers’ cockpit voice records to our cloud-based storage solution for airlines and authorized individuals to access and monitor. Black Box Live is in the early stages of development and, at this time, we cannot assure you when this product will reach market, if at all.

Other Markets (Remote Locations and Maritime)

In addition to our focus on IFEC systems for aircraft, we have begun to develop related internet connectivity systems for other markets and applications. In this regard, we have already developed two connectivity systems, one for hotels, primarily for remote locations, and one for maritime use. Both systems operate through the Ku HTSs (high throughput satellites).

The Ku-band offers reliable service outside of the Ka-band coverage over the ocean and in mountainous regions and is aimed to cover remotely located hotels and resorts as well as the maritime sector. The Ku-band also supports the OneWeb and other LEO satellite constellation systems.

In these additional markets:

i.	We have already made limited sales of our connectivity solutions to hotels/resorts in remote areas. Additionally, we plan to sell our equipment to hotels and resorts located in remote ocean areas and mountain regions. We also plan to sell the bandwidth required through which to operate these systems, priced on a subscription plan basis.

ii.	We plan to begin selling our connectivity solutions to maritime vessels such as cruise liners, fishing vessels, ferry boats and yachts. We plan to sell our equipment to these categories of vessels as well as the bandwidth required through which these systems operate, priced on a subscription plan basis.

We are currently in the customer demonstration stage in the East Asia market with our maritime satellite communications equipment and services.

The picture below depicts Aircom’s current maritime antenna.

We cannot be sure at this time that we will be successful marketing this product offering for remote locations and maritime use.

Satellite Ground Stations and Data Centers

To provide and operate our IFEC services, we will be required to obtain a telecommunications license. To obtain this license, we will need to have access to, or the planned availability of, a satellite ground station through which we will route our IFEC communications. A telecommunications license is issued by a telecommunications authority in the country where the satellite ground station is located. We plan to build our first satellite ground station and a data center in Taiwan, to support our operations in the Asian region, and, thus, we will have to apply for a telecommunications license in Taiwan.

A ground station’s main purpose is to establish telecommunication links with satellites.  IFEC systems on aircraft route their communications from a passenger’s data terminal, such as a laptop, mobile phone or other internet accessible device, via satellites and through a ground station which acts as a traffic gateway, directing the onboard IFEC originated satellite signal to terrestrial networks such as the internet and back again. The ground station will house satellite antennae and other communication equipment.  Satellite antennas must be located within the coverage of the satellites being used.  Ground station satellite antennas are substantial in size, generally between 20 to 30 feet (7 to 9 meters) in diameter.  As we expand our operation, we expect to have multiple dish antennas connecting to various satellites.  Due to the strong electromagnetic radiation emitted by the antennas, a satellite ground station must be located in rural or industrial areas and it requires a substantial setback zone around the ground station.

Since our IFEC business model will require collecting and processing large amounts of data, it will be beneficial for us to have access to a high capacity data center for the storage and processing of big data.  Such a data center should be built within the same region of, and close to, the ground station, because of synergies and technical advantages such as shorter network latency and cost savings in ground links between the ground station and data center. We expect that building our own satellite ground stations and data centers will, in the long run, create economic efficiencies and operational independence.

On July 10, 2018, we entered into a real estate sales contract with Tsai Ming-Yin, as seller, and Sunty Development Co., Ltd., as trustee, pursuant to which the parties agreed to definitive terms and conditions relating to the acquisition by Aerkomm Taiwan of a parcel of land located at the Taishui Grottoes in the Xinyi District of Keelung City, Taiwan. The parcel consists of approximately 6.3 acres of undeveloped land and is expected to be used by us to build our first satellite ground station and data center. We completed payment of the purchase price for the Taiwan land parcel in July 2019 and our agent has received all of the necessary title transfer documentation from the seller. According to the land use laws of Taiwan, we need to submit a usage plan and to obtain the necessary license or authorization for the intended usage before we can obtain an official certificate of title for the Keelung City land parcel. To complete this process, our Taiwan-based subsidiary, Aerkomm Taiwan, will submit an application for a telecommunications license, or as it is known in Taiwan, a “Concession License for Satellite Mobile Communications Operation,” to the National Communications Commission of the Republic of China (Taiwan), the government entity responsible for regulating telecommunications in Taiwan. Following the issuance of this Concession License, Aerkomm Taiwan will file an application with the Keelung City municipality, where our Taiwan land parcel is located, for a land development license. Once we receive this development license, Aerkomm Taiwan will then be able to file an application with the Keelung City land office to receive the certificate of title to our Taiwan land parcel. Although we expect to complete this process and receive or certificate of title by sometime in the first quarter of 2021, we cannot provide any assurance of this timing. Once we receive the certificate of title, we expect to be able to mortgage the property to borrow the funds we will need to build the ground station. Aerkomm Taiwan is currently preparing the plan of usage and is working with various regulatory authorities to obtain the necessary license and approval to meet the local land use law requirements. We do not know at this time how long it will take to complete the process and receive the certificate of title to the parcel.

Additionally, we have signed a binding memorandum of understanding with a Samoa based telecom company to lease the Taiwan land parcel, once title has been transferred to us, for a period of five years at an expected rental income to us of approximately $2.3 million per year. This telecom company plans to build a separate satellite ground station and data center on the parcel and we may lease back a portion of the land to build our own satellite ground station and data center if and when we have sufficient funds to do so. The five-year lease, if it is consummated, would provide us with additional working capital to supplement the funds that we raised in our 2018/2019 public offering, to help us further our core corporate development efforts.

There can be no assurance that we will be able to successfully complete the land lease arrangements with the Samoa based telecom company or otherwise finance and build our planned satellite ground station and data center or that we will be able cover the various costs, including but not limited to property taxes, to maintain the Taiwan land parcel.

Our Contracts with Airline Partners

Airbus SAS

On November 30, 2018, in furtherance of a memorandum of understanding signed in March 2018, Aircom entered into an agreement with Airbus SAS, or Airbus, pursuant to which Airbus will develop and certify a complete retrofit solution allowing the installation of our “AERKOMM K++” system on Airbus’ single aisle aircraft family including the Airbus A319/320/321, for both Current Engine Option (CEO) and New Engine Option (NEO) models. We expect to expand our agreement with Airbus to include other Airbus models including the Airbus A330, A340, A350 and A380 series. Airbus will apply for and obtain on our behalf a Supplemental Type Certificate (STC) from the European Aviation Safety Agency, or EASA, as well as from the U.S. Federal Aviation Administration or FAA, for the retrofit AERKOMM K++ system. It is anticipated that the Bilateral Aviation Safety Agreement between EASA and the Civil Aviation Administration of China, or CAAC, will be finalized and go into effect sometime in 2020. If the Bilateral Agreement is finalized in its present form, the STC approved by EASA will automatically be accepted by CAAC. This would significantly reduce the cost and time required for us to launch our business with China based customers.

Pursuant to the terms of our Airbus agreement, Airbus agreed to provide Aircom with the retrofit solution which will include the Service Bulletin and the material kits including the update of technical and operating manuals pertaining to the aircraft and provision of aircraft configuration control. The timeframe for the completion and testing of this retrofit solution, including the certification, is approximate 16 months from the purchase order issued in August 2018, although there is no guarantee that the project will be successfully completed in the projected timeframe. Once the project is completed, Aircom, or Airbus on behalf of Aircom, will be able to commence installation of the AERKOMM K++ system on aircraft in the second quarter of 2021.

A number of airlines, and in particular aircraft lessors, will accept only Service Bulletins issued by the aircraft manufacturers for the retrofit installation of any system on board their aircraft. Our agreement with Airbus ensures that our system will meet this requirement for aircraft lessors who intend to purchase Airbus aircraft, although it does not guarantee that airlines or aircraft lessors will purchase our AERKOMM K++ system.

Airbus Interior Services

On July 24, 2020, our wholly owned subsidiary, Aerkomm Malta, entered into an agreement with Airbus Interior Services, a wholly-owned subsidiary of Airbus. This new agreement follows the agreement that Aircom signed with Airbus on November 30 2018 pursuant to which Airbus agreed to develop, install and certify the Aerkomm K++ System on a prototype A320 aircraft to EASA and FAA certification standards, Airbus Interior Services provides current cabin upgrade solutions for Airbus aircraft operators while bringing additional flexibility and reduced lead times to the cabin upgrade process. Pursuant to the agreement with Aerkomm Malta, Airbus Interior Services will provide and certify, via the Airbus Design Organization Approval process, a complete retrofit solution to develop EASA/FAA certified Service Bulletins, to supply related Aircraft Modification Kits and to install the Aerkomm K++ Connectivity solution on the A320 family of commercial aircraft. This new agreement also includes Airbus support for the integration of the Aerkomm K++ System components on the aircraft, including ARINC 791 structural reinforcements and related engineering work.

Airbus Interior Services will provide support for European National Airworthiness Authorities (NAA) certification as required in addition to EASA certification. Airbus Interior Services will also provide on-site technical support at the Maintenance Repair Organization (MRO) base for the first aircraft retrofit of each new customer.

We plan to install the Airbus Interior Services created Service Bulletin and Airbus kits for the AERKOMM K++ retrofit solution first on the Hong Kong Airlines fleet of 12 Airbus A320 aircraft. With this installation, Hong Kong Airlines will become Aerkomm’s first commercial airline customer.

Hong Kong Airlines

In June 2015, we entered into a master agreement with Hong Kong Airlines Limited, or Hong Kong Airlines, to install IFEC systems on-board their aircraft. Also party to this agreement is Klingon Aerospace, Inc., or Klingon, our product development partner and value-added reseller in the region where Hong Kong Airlines operates. Daniel Shih, our co-founder, was Chairman of Klingon from February 2015 to February 2016, and Peter Chiou, our former Chairman, Chief Executive Officer and President, was Chief Executive Officer and President of Klingon from March 2015 through April 2016, prior to his joining our company in February 2017. A Memorandum of Understanding, or the HKA MOU, was also signed with Hong Kong Airlines in July 2015 in order to assist Aircom to develop its AERKOMM AirCinema system, which is a wireless seat back screen entertainment system with on-line capability.

On January 30, 2020, further to the master agreement with Hong Kong Airlines and the HKA MOU, Aircom signed an agreement with Hong Kong Airlines to provide to Hong Kong Airlines both of its Aerkomm AirCinema and AERKOMM K++ IFEC solutions. This agreement does not include Klingon as a party and Klingon is no longer involved in our contractual relationship with Hong Kong Airlines.

Under the terms of this new agreement, Aircom will provide its Ka-band AERKOMM K++ IFEC system for installation on Hong Kong Airlines’ fleet of 12 Airbus A320 and 5 Airbus A330-300 aircraft as well as its AERKOMM AirCinema system for the Hong Kong Airlines Airbus A320 aircraft. Hong Kong Airlines will become the first commercial airliner launch customer for Aircom.

The AERKOMM AirCinema system, which Aircom is designing and implementing specifically for Hong Kong Airlines, will introduce free high-speed internet access to the seatback screens of Hong Kong Airlines’ Airbus A320 aircraft, connected via the Ka-band AERKOMM K++ IFEC system. Instead of the traditionally preloaded and fixed selection of in-flight entertainment, passengers will have access to high-speed internet steaming services for videos, music, live TV and social media. Aircom and Hong Kong Airlines will work closely together to develop the AERKOMM AirCinema system. Hong Kong Airlines will be our launch customer for this innovative seatback solution.

The AERKOMM K++ IFEC system will also provide passengers of Hong Kong Airlines with an “at home” network experience by giving free access to on-board WiFi internet connectivity to all passenger personal devices, including laptops, mobile phones and tablets. The AERKOMM K++ system will be ready “future-proof” and compatible with the next generation of satellite technologies. This system will also provide passengers of Hong Kong Airlines with access to e-commerce amenities, such as In-Flight shopping and travel services. Details and terms about the services to be provided via the AERKOMM K++ system is being actively discussed by Aircom and Hong Kong Airlines and will be set forth in one or more service level agreements to be entered into by the parties.

In order to install the AERKOMM K++ system on the Hong Kong Airlines aircraft, we will have to obtain local approval for the AERKOMM K++ system from the Hong Kong Civil Aviation (HKCAD). This HKCAD local approval will be based on our obtaining the Airbus Service Bulletin, which we expect to receive from Airbus, together with EASA certification, by sometime in the fourth quarter 2020. Once we receive the Airbus Service Bulletin and the EASA certification, jointly with the support of Airbus, we will be able to apply to the HKCAD for the required local approval.

As an interim solution for Hong Kong Airlines, until the Aerkomm K++ System can be fully retrofitted onto the Hong Kong Airlines aircraft fleet, Aircom plans to install the Aerkomm AirCinema “Cube” on Hong Kong Airlines fleet of A320 and A330 aircraft during the third quarter of 2020. The AirCinema Cube is a portable inflight entertainment, or IFE, box intranet server which will provide to passengers’ personal entertainment devices pre-loaded videos, news, music and games, on demand. Media content will be jointly managed by Aircom and Hong Kong Airlines and content updates will be provided regularly by Aircom.

Other Airline Partners and Business Jets Customers

We are actively working with prospective airline customers to provide them with the Airbus to-be-certified AERKOMM K++ system.

We have entered into non-binding memoranda of understanding, or MOUs, with a number of airlines, including Air Malta of Malta which owns a fleet of 12 Airbus A320 aircraft, and Onur Air of Turkey with a fleet of 14 Airbus A320 aircraft. There can be no assurances, however, that these MOUs will lead to actual purchase agreements.

Currently, we are finalizing MOUs with the following airlines, although we cannot assure you that we will be able to finalize any of these agreements:

Nouvelair Tunis:	Fleet of 6 Airbus A320 aircraft
Tigerair Taiwan:	Fleet of 11 Airbus A320
Hong Kong Express:	Fleet of 13 Airbus A320 and 11 Airbus A321

We are in advanced active discussions with a number of major airlines in Europe, the Middle East and Asia, and we are confident, although we cannot guarantee, that we will be successful in signing MOUs with one or more of these companies. Additionally, we are close to signing a definitive agreement with a major airline company having a large fleet of aircraft; however, in view of a mutual non-disclosure agreement with this party, we cannot disclose the name at this stage, and we cannot guarantee that we will be successful in signing a definitive agreement with this company.

In connection with the Airbus project, we have also identified owners of Airbus Corporate Jet, or ACJ, as potential customers of our AERKOMM K++ system. ACJ customers, however, would not generate enough internet traffic to make our free-service business model viable. To capitalize on this additional market, we plan to sell our AERKOMM K++ system hardware for installation on ACJ corporate jets and provide connectivity through subscription-based plans. This new corporate jet market could generate additional revenue and income for our company.

As discussed below, we have entered into an agreement with MJet GMBH, an Airbus ACJ customer, and we are currently in advanced discussions with a number of additional ACJ customers, some of whom have more than one aircraft in their fleets.

While, to date, we have been concentrating on Airbus customers in view of our existing agreement with Airbus, our current plan is to also begin marketing to Boeing aircraft customers and Boeing Business Jets (BBJ) customers, and we intend to acquire the necessary certification of our AERKOMM K++ system equipment for the different Boeing aircraft models, with a particular focus on the Boeing B737 aircraft family. We have already carried out discussions and negotiations with AKKA Technologies based in Toulouse France, which is a specialist aerospace and aviation design organization, for providing us with a Service Bulletin and Supplemental Type Certificate for the Boeing B737 family, including certification from EASA. We anticipate that we will sign an agreement with AKKA Technologies in the third quarter 2020, although we cannot guarantee this. Once an agreement is signed with AKKA, the project of developing the Service Bulletin and Supplemental Type Certificate for our AERKOMM K++ system equipment for the Boeing B737 family of aircraft and obtaining EASA certification for this aircraft line is expected to take approximately nine months.

We plan to enter into business agreements with additional airline partners and corporate jet owners, which will allow our antenna equipment and/or entertainment services to be installed, and our services provided, on additional fleet aircraft. Under any such agreements, we expect that the airlines will commit to have our equipment installed on some or all of the aircraft they operate, and we will commit to provide passenger connectivity and/or entertainment services on such aircraft and to remit to the airlines a specified percentage of the revenue that we generate. We expect to have the exclusive right to provide Internet connectivity services on these aircraft throughout the term of the agreements we expect to enter into with such airline partners. Depending on the contract, installation and maintenance services may be performed by the airline under our supervision or sub-contracted to a maintenance repair organization, or MRO, mutually agreed upon by both Aircom and the airline. These agreements will also vary as to who pays for installation and maintenance of our AERKOMM K++ system. We cannot guarantee that we will be able to enter into any such additional agreements.

Other Agreements and Understandings with Our Business Partners

MJet GTA: On March 6, 2019, we signed a General Terms Agreement (GTA) with MJet GMBH, or MJet, a corporate jet owner operating an Airbus ACJ A319 based in Vienna, Austria. On June 11, 2019 we converted this GTA into a definitive agreement with MJet, and on June 12, 2019, MJet placed a first purchase order with Aircom. The purchase order provides for the provision, installation, testing and certification of our AERKOMM K++ system equipment, including the Airbus Service Bulletin and associated material kit and related connectivity services, on an MJet Airbus ACJ A319 aircraft under the supervision of Airbus. Assuming the installation, testing and certification of our AERKOMM K++ system on the MJet A319 is successful, something we cannot guarantee at this time, MJet will pay us a one-time fee for our equipment and a monthly fee for our connectivity services, and we will also begin charging MJet for the bandwidth required to use the AERKOMM K++ system services. Assuming the success of this installation, MJet will become the first recurring payment customer of our AERKOMM K++ system as well as being the launch customer of our Aerkomm K++ solution.

Malta MOU: On February 23, 2018, Aircom entered into a nonbinding memorandum of understanding which we refer to as the Air Malta MOU, with Air Malta, a company organized under the laws of Malta, pursuant to which the parties intend to collaboratively market and provide their products and servers to passengers of the Malta-based airline fleet. Under the terms of the Air Malta MOU, the parties intend to develop, install and operate in-flight connectivity systems onboard the Malta-based airline fleet and provide related services to its passengers. Subject to finalizing the terms of the agreement, we anticipate that this MOU will be converted into a definitive agreement during the third quarter of 2020.

Onurair MOU: On March 1, 2018, Aircom entered into a nonbinding memorandum of understanding, which we refer to as the Onurair MOU, with Onurair Tasimacilik A.S., a company organized under the laws of Turkey, pursuant to which the parties intend to collaboratively market and provide their products and services to passengers of the Turkey-based airline fleet. Under the terms of the Onurair MOU, the parties intend to develop, install and operate in-flight connectivity systems onboard the Turkey-based airline fleet and provide related services to its passengers. We cannot assure you, however, we will be able to enter into a definitive agreement with Onurair, or that the Onurair MOU will lead to any Aerkomm product sales.

Yahoo MOU: On January 19, 2016, Aircom entered into a nonbinding memorandum of understanding, which we refer to as the Yahoo MOU, with Yahoo! Hong Kong Limited, or Yahoo, pursuant to which, the parties intended to collaboratively market and provide their products and services to commercial airlines in Asia. Through its affiliates, Yahoo provides customers internet related services including software, content, communications, media and commerce services. According to the Yahoo MOU, Yahoo intended to use our IFEC system to provide in-flight services to its customers. In addition, the parties intended to collaborate on destination-based marketing and to develop a revenue-share scheme on the advertising revenue arising from the in-flight services. We expected that Yahoo would be the exclusive provider of pre-roll video ads on our AERKOMM K++ IFEC system in exchange for committed revenue from Yahoo. The parties further intended to collaborate and develop the necessary interface to support interaction and/or integration between our backend and each of Yahoo’s websites and Yahoo’s applications. All present and future intellectual property rights related to IFEC system were expected to solely belong to us or the third-party or third parties from whom we obtained the right of use. The Yahoo MOU had a term of two years and expired on January 19, 2018. Aircom expects to enter into discussions with Yahoo! Hong Kong to reinstate this MOU for an additional period of time, although there can be no assurances that it will be successful in these discussions.

Yuan Jiu Inc. MOU: On March 20, 2020, Aircom signed a nonbinding memorandum of understanding with Yuan Jiu Inc., or Yuan Jiu, a Taiwanese company, to form a partnership to pool together Aircom’s and Yuan Jiu’s resources in developing and manufacturing certain necessary equipment for Aerkomm IFEC systems. Under this memorandum of understanding, Yuan Jiu will supply capital to fund the development and purchase of AERKOMM K++, AirCinema and/or AirCinema Cube equipment for installation on aircraft of Aircom’s airline customers.  In return, Aircom will share the profits from services provided through such equipment installations. Aircom and Yuan Jiu will work together to finalize the detailed terms and conditions for the proposed business endeavor, however there can be no guarantee that the parties will be able to sign a definitive joint venture agreement.

Telesat Cooperation Agreement: On June 23, 2020, Aircom entered into a cooperation agreement with Telesat Leo Inc., or Telesat, a wholly owned subsidiary of Telesat Canada. Telesat is one of the world’s largest and most successful satellite operators providing critical connectivity solutions that tackle complex communications challenges. Through this agreement, Aircom and Telesat will jointly collaborate to develop a test program for the Telesat low-Earth-orbit (LEO) Network, Telesat’s network of low-earth orbit satellites for aircraft connectivity, to assess the technical and commercial viability of incorporating the Telesat LEO Network capacity into Aircom’s IFEC product portfolio and network. Aircom and Telesat will collaborate in both technical and commercial activity. The two parties’ technical collaboration is expected to include testing network performance, leveraging Telesat’s Phase 1 LEO satellite which has been in polar orbit since 2018, ensuring compatibility with existing Aircom IFEC solutions and future user terminal solutions, and end-to-end implementation within regulatory guidelines. Commercial collaboration will include optimizing business and operating models, joint presentations and information sessions with key customers and partners, and exploring a long-term joint development plan. This cooperation agreement between Aircom and Telesat is preliminary and nonbinding and subject to the negotiation and execution of a definitive agreement. Aerkomm expects that a definitive agreement will be signed, although there can be no assurance when this will happen, if at all.

All of the above MOUs are nonbinding and, as a result, they only express the desires and understandings between the parties and do not create any legally binding rights, obligations or contracts except for certain customary provisions such as exclusivity, costs and expenses, confidentiality and governing law. Any binding obligation to proceed with the transactions contemplated by the MOUs would need to be included in a definitive agreement that is subject to negotiation by the parties, approvals by the board of directors of respective parties and in certain instances, approvals from regulatory authorities. There can be no assurance that we will be able to enter into such definitive agreements or receive the required governmental approvals, and there can be no assurances that any of the expired MOUs will be extended or renewed. If for whatever reason the transactions contemplated by the MOUs do not proceed, our results of operations and financial condition could be materially adversely affected.

Product Development, Manufacturing, Installation and Maintenance

We plan to provide airline partners and corporate jet owners with the equipment necessary for in-flight connectivity, which will be installed by either the airline at their own maintenance facility or at an approved maintenance repair organization, or MRO, service provider mutually selected by Aircom and the airline. We will also provide training and technical support to each airline’s MRO for the installation of our equipment. Such support will also include technical, management, and operational support, with 24/7 network monitoring of the performance of each aircraft’s equipment once in operation.

We will rely on third-party suppliers for equipment components that we will use to provide our services, including those discussed below.

We will purchase our ground station equipment from Blue Topaz Consultants, Ltd., or BTC, under an agreement that we have with BTC dated December 15, 2015. Under the terms of this agreement, BTC will develop and provide to us four (4) sets of ground station hub equipment, or the Hub Equipment, for our use and sale into our Asian markets. We and BTC will separately enter into service agreements for the installation and maintenance of the Hub Equipment systems. We have agreed to pay BTC $6,205,216 for the first Hub Equipment system and have already made milestone payments to BTC totaling $3,250,000. The purchase price for the first Hub Equipment system was increased to $6,234,260 on November 30, 2016 due to the increase in cost of a system required software license. We will be required to pay BTC the balance of $2,984,260 owed on the first Hub Equipment system following delivery and service commencement of this system. We expect to install this Hub Equipment in the ground station that we intend to build on the parcel of land we have acquired in Taiwan, once we receive title to that land and can proceed with a related ground station financing arrangement. We cannot at this time estimate when this project will move forward or be completed.

Transcoding

The current mainstream video compression format is H.264, also known as MPEG-4 Advanced Video Coding. It is widely used in Blu-ray discs, online videos, web software, and HDTV broadcasts terrestrially and over cable and satellite.

H.265, also known as High Efficiency Video Coding, is a newly developed video compression standard designed to replace H.264. It is capable of delivering H.264 video quality at half the bit rate. H.265 has several significant advantages over H.264, including better compression, higher image quality, and lower bandwidth usage.

In our AERKOMM K++ system, we incorporate hardware-based, real-time technology that transcodes content from multiple streaming or broadcast input forms. We convert the content into H.265-encoded Internet protocol, or IP, streams, which reduces the amount of bandwidth required while enhancing the quality of the content. By deploying real-time transcoding technology in its ground and airborne systems, we enable live TV and video streaming in an IP format that, we expect, can optimize satellite bandwidth utilization and achieves cost-effective content delivery.

Satellite Link Acceleration

The most common transmission control protocols, or TCPs, used on the Internet have been designed for terrestrial wired networks. TCPs do not perform well in a long-delay satellite environment and may cause bad user experiences in web surfing and Internet access. Our satellite link acceleration technology improves TCP/IP-based data transmission over a satellite system through compression, deduplication (i.e., eliminating redundant information), caching, latency optimization, packet aggregation, and cross-layer enhancement. This technology includes end-to-end software in airborne systems and ground servers for cost effective application acceleration and optimization of live TV and video streaming. This combination of technologies makes airborne internet access and content access feel like fiber at home.

Our Competition

Our key competitors include Gogo Inc., which has the largest installed base in the IFEC market mainly via air-to-ground technology, L-band connectivity services which provide a passenger-paid system of connectivity solutions and wireless in-flight entertainment services, and Panasonic Avionics Corp., which provides IFEC hardware and solutions via L-band and Ku-band technology. Other competitors include ViaSat, Global Eagle Entertainment, Inc., OnAir and Thales/LiveTV, all of which provide different technologies and strategies to provide in-flight connectivity and/or entertainment. Regardless of the delivery mechanisms used by us or our competitors, the IFEC industry is expected to continue to face capacity constraints and unique technology challenges, which are expected to increase due to historically projected increased demand for in-flight Internet.

We believe that the following competitive strengths enable us to compete effectively in and capitalize on the growing IFEC market.

Creative business model. We believe that our business model sets us apart from most of our competitors. We combine cutting-edge connectivity technology with a creative content-driven approach. Traditionally, providers of in-flight connectivity have focused primarily on the profit margin derived from the sale of hardware to commercial airlines and of bandwidth to passengers. Both airlines and passengers have to “pay to play,” which results in low participation and usage rates. We break away from this model and set a new trend with our creative business model, which, we expect, will set us apart from our competitors. Commercial airline companies will recover their costs through participating in our revenue sharing model while passengers will not be required to pay for connectivity. Taken together, this novel approach creates an incentive for airlines to work with us and should act to drive up passenger usage rates.

Ku-band and GEO/LEO Hybrid Satellite Technology

Most in-flight connectivity systems currently in the market rely on the Ku-band satellite signals for communication. Many players in the market are working to provide higher bandwidth and faster transmitting rates using the Ka-band. Currently, there are few Ka-enabled satellites and as a result, the coverage area in the Asia-Pacific region is limited. However, new GEO (Geostationary Earth Orbiting) and LEO (Low Earth Orbiting) Ka-band satellites are being regularly launched and this should provide worldwide Ka band coverage over the next few years. See our discussion above relating to the Telesat cooperation agreement to address our LEO IFEC integration solution.

Our Growth Strategy

We will strive to become a leading provider of IFEC solutions by pursuing the following growth strategies:

●	Launch and increase number of connected aircraft. As of the date of this prospectus, we have not provided our services on any corporate jets or commercial aircraft. However, we now have the following delivery contracts in place:

■	On June 11, 2019, we converted a General Terms Agreement with MJet GMBH, a corporate jet owner operating an Airbus ACJ A319 based in Austria, into a definitive agreement with MJet, and on June 12, 2019 MJet placed a first purchase order with Aircom. As discussed in more detail above, MJet will be our launch customer for the first planned installation of our AERKOMM K++ system expected to be ready for installation by first quarter of 2021. The installation will enable us to commence a rollout of sale and installation of our IFEC equipment and services to other aircraft.

■	On January 30, 2020, Aircom signed an agreement with Hong Kong Airlines to provide this airline with both our Aerkomm AirCinema and AERKOMM K++ In-Flight Entertainment and Connectivity solutions. Under the terms of this agreement as discussed in greater detail above, Aircom will provide to Hong Kong Airlines its Ka-band AERKOMM K++ IFEC system for installation on its fleet of twelve Airbus A320 aircraft and five Airbus A330-300 aircraft, as well as the AERKOMM AirCinema system being designed and produced specifically for the Hong Kong Airlines Airbus A320 aircraft. Hong Kong Airlines will become the first commercial airliner launch customer for Aircom.

To further our growth strategy, we plan to:

■	leverage our creative business model and IFEC system to cost-effectively equip corporate jets and commercial aircraft;

■	increase the number of to be equipped aircraft, targeting full-fleet availability of our IFEC equipment and services for our current and future airline partners;

■	pursue global growth opportunities by leveraging our broad and innovative technology platform and technical expertise; and

■	offer attractive business models to our corporate jet and airline partners, giving them the flexibility to determine the connectivity solutions that meet the unique demands of their businesses.

●	Increase passenger use of connectivity. We believe that in-flight Internet connectivity has become a necessary utility rather than a novelty because most passengers are trying to remain “connected” while travelling. This trend is evident from the increasing data usage on mobile phones. However, the traditional business model is structured to charge as much as possible for high-end in-flight connectivity services offered to a very small number of people. Such business logic has resulted in the in-flight connectivity option acquiring the reputation of being “pricey” and “only for business travelers whose employers will pay for it.” With a focus on catering to only a small number of people in a narrow market niche, our competitors are paying less attention to an innovative business model that can encourage a wider, broad-based usage of in-flight connectivity services. We believe that certain providers of existing in-flight connectivity services discourage in-flight usage because they believe such usage will increase their overhead expenses without generating additional profit. Due to this business model and the small amount of revenue generated from currently available connectivity services, airlines have considered in-flight connectivity as a “service” to passengers provided at their expense. Under this thinking, in-flight connectivity is a “cost center” from which airlines do not expect to generate profit. We believe that the value of a networking system grows exponentially with its usage and it is a waste of resources to build a networking system to be utilized only by a narrow niche market. Therefore, our business model encourages usage of our in-flight connectivity services on a much broader basis. In order to encourage such broader usage, we plan to offer our in-flight connectivity services to passengers in all travel classes for free, while we generate revenue from add-on services that will tie together passengers’ connectivity and usage. Thus, with our business model, we plan to create connectivity-friendly aircraft cabins to provide free on-board internet connectivity for passengers, and to generate revenue through the sale of advertising commercials, banner advertising, in-app purchases, in-game purchases and other related in-flight transactions. We believe that our business model, under which neither airlines nor passengers will be required to pay for basic products or services, will create an incentive for the airlines to work with us and will drive passenger usage rates.

●	Expand satellite network coverage. We will continue to expand our global satellite network coverage through the purchase of additional Ka-band capacity, and to seek to install our satellite solutions into multiple aircraft, while continuing to invest in research and development relating to satellite antennas and modem technologies. We are actively working with satellite providers such as Telesat to accommodate airlines’ global routes and growing fleets. We are monitoring the satellite industry for growth in coverage, with recent attention on China Satcom’s plan to launch high-capacity Ka-band and Ka HTS multispot-beam satellites over the Asia-Pacific region. We are also in discussions with Kacific Broadband Satellites Group (Kacific), which is a satellite operator providing high-speed broadband internet service for the South East Asia and Pacific Islands region. Its first Ka-Band HTS satellite, Kacific 1, was designed and built by Boeing and launched into geostationary orbit atop a SpaceX launch vehicle on 16th December 2019, in order to purchase Ka broadband capacity.

●	Expand satellite-based services to other markets. We anticipate expanding our satellite-based connectivity services to remote area hotels and resorts, maritime and cruise lines, high-speed railways, 4G/5G backhauling, and converged triple-play services in remote communities. We believe that there is substantial potential for expansion internationally into these new markets. Future business prospects will be evaluated on a case by case basis by weighing the projected revenue from advertising fees and e-commerce revenue shares against the projected operating and capital expenditures of satellite coverage, bandwidth and operations. Our existing business model could be applied to high-speed railways and cruise lines, both of which have a sufficient passenger base for the service to be viable. High-speed railways in China sit under existing, available Ka satellite coverage areas that are not served by 4G/LTE mobile networks, providing a unique opportunity for the delivery of connectivity services. High-speed railways in other regions of Asia present similar opportunities. Remote communities in Asia lack a telecom infrastructure, partly due to geographical limitations, for example, the islands of the Philippines and Indonesia are spread out over a vast geographic area. Satellite-based communications and mesh network technology make triple play services possible for the delivery of live TV broadcasting, videos, and telecom services to these regions.

Employees

As of the date of this prospectus, we had a total of 27 employees, 23 of whom are full-time employees. The following table sets forth the number of our full-time employees by function.

Function	Number of Employees
Operations	8
Sales and Marketing	8
Research and Development	3
General and Administrative	8
Total	27

None of our employees belongs to a union or is a party to any collective bargaining or similar agreement. We consider our relationships with our employees to be good.

Regulation

As a participant in the global airline and global telecommunication industries we are subject to a variety of government regulatory obligations.

Federal Aviation Administration

The FAA prescribes standards and certification requirements for the manufacturing of aircraft and aircraft components, and certifies and rates repair stations to perform aircraft maintenance, preventive maintenance and alterations, including the installation and maintenance of aircraft components. Each type of aircraft operated in the United States under an FAA-issued standard airworthiness certificate must possess an FAA Type Certificate, which constitutes approval of the design of the aircraft type based on applicable airworthiness standards. When a party other than the holder of the Type Certificate develops a major modification to an aircraft already type-certificated, that party must obtain an FAA-issued STC approving the design of the modified aircraft type. We will regularly obtain an STC for each aircraft type operated by each airline partner on whose aircraft our equipment will be installed and separate STCs typically are required for different configurations of the same aircraft type, such as when they are configured differently for different airlines.

After obtaining an STC, a manufacturer desiring to manufacture components to be used in the modification covered by the STC must apply to the FAA for a PMA, which permits the holder to manufacture and sell components manufactured in conformity with the PMA and its approved design and data package. In general, each initial PMA is an approval of a manufacturing or modification facility’s production quality control system. PMA supplements are obtained to authorize the manufacture of a particular part in accordance with the requirements of the pertinent PMA, including its production quality control system. We routinely apply for and receive such PMAs and supplements.

Our business depends on our continuing access to, or use of, these FAA certifications, authorizations and other approvals, and our employment of, or access to, FAA-certified individual engineering and other professionals. In accordance with these certifications, authorizations and other approvals, the FAA requires that we maintain, review and document our quality assurance processes. The FAA may also visit our facilities at any time as part of our agreement for certification as a manufacturing facility and repair station to ensure that our facilities, procedures, and quality control systems meet FAA approvals we hold. In addition, we are responsible for informing the FAA of significant changes to our organization and operations, product failures or defects, and any changes to our operational facilities or FAA-approved quality control systems. Other FAA requirements include training procedures and drug and alcohol screening for safety-sensitive employees working at our facilities.

Foreign Aviation Regulation

According to international aviation convention, the airworthiness of FAA-certified equipment installed on U.S.-registered aircraft is recognized by civil aviation authorities, or CAAs, worldwide. As a result, we do not expect to require further airworthiness certification formalities in countries outside of the United States for U.S.-registered aircraft that already have an STC issued by the FAA covering our equipment. For aircraft registered with a CAA other than the United States, the installation of our equipment requires airworthiness certification from an airworthiness certification body. Typically, the CAA of the country in which the aircraft is registered is responsible for ensuring the airworthiness of any aircraft modifications under its authority.

The FAA holds bilateral agreements with a number of certification authorities around the globe. Bilateral agreements facilitate the reciprocal airworthiness certification of civil aeronautical products that are imported/exported between two signatory countries. A Bilateral Airworthiness Agreement, or BAA, or Bilateral Aviation Safety Agreement, or BASA, with Implementation Procedures for Airworthiness provides for airworthiness technical cooperation between the FAA and its counterpart civil aviation authorities. Under a BAA or BASA, the CAA of the aircraft’s country of registration generally validates STCs issued by the FAA and then issues a VSTC. For countries with which the FAA does not have a BAA or BASA, we must apply for certification approval with the CAA of the country in which the aircraft is registered. In order to obtain the necessary certification approval, we will be required to comply with the airworthiness regulations of the country in which the aircraft is registered. Failure to address all foreign airworthiness and aviation regulatory requirements at the commencement of each airline partner’s service in any country in which they register aircraft when there are no applicable bilateral agreements may lead to significant additional costs related to certification and could impact the timing of our ability to provide our service on our airline partners’ fleet.

Federal Communications Commission

Under the Communications Act of 1934, as amended, or the Communications Act, the FCC licenses the spectrum that we use and regulates the construction, operation, acquisition and sale of our wireless operations. The Communications Act and FCC rules also require the FCC’s prior approval of the assignment or transfer of control of an FCC license, or the acquisition, directly or indirectly, of more than 25% of the equity or voting control of our company by non-U.S. individuals or entities.

Our various services are regulated differently by the FCC. Our business may provide some of its voice and data services by reselling the telecommunications services of satellite operators. Because we may provide these services on a common carrier basis, we may subject to the provisions of Title II of the Communications Act, which require, among other things, that the charges and practices of common carriers be just, reasonable and non-discriminatory.

We provide broadband Internet access to commercial airlines and passengers. We plan to offer this service in the Asia-Pacific region and continental United States through our partner’s facilities, using satellite-based data delivery.

The FCC has classified mobile (and fixed) broadband Internet access services as Title II telecommunications services pursuant to the FCC Open Internet Order of 2010. The Open Internet Order also adopted broad new net neutrality rules. For example, broadband providers may not block access to lawful content, applications, services or non-harmful devices. Broadband providers also may not impair or degrade lawful Internet traffic on the basis of content, applications, services or non-harmful devices. In addition, broadband providers may not favor some lawful Internet traffic over other lawful traffic in exchange for consideration of any kind, and they may not prioritize the content and services of their affiliates. Other than for paid prioritization, the rules contain an exception for “reasonable network management.” The Open Internet Order recognizes that whether a network management practice is reasonable varies according to the broadband technology involved, and provides more flexibility to implement network management practices in the context of our capacity-constrained satellite broadband networks.

In addition, most of our services are subject to various rules that seek to ensure that the services are accessible by persons with disabilities, including requirements related to the pass-through of closed captioning for certain IP-delivered video content.

Equipment Certification

We may not lease, sell, market or distribute any radio transmission equipment used in the provision of our services unless such equipment is certified by the FCC as compliant with the FCC’s technical rules. All certifications required for equipment currently used in the provision of our services have been obtained by our equipment vendors and/or partners.

Privacy and Data Security-Related Regulations

As noted above, the Open Internet Order reclassified mobile (and fixed) broadband Internet access services as Title II telecommunications services. Certain statutory provisions of Title II now apply to broadband Internet access services, including provisions that impose consumer privacy protections such as CPNI requirements.

Our services are also subject to CPNI rules that require carriers to comply with a range of marketing and privacy safeguards. These obligations focus on carriers’ access, use, storage and disclosure of CPNI. We believe we are in compliance with these rules and obligations, and we certify annually, as required, that we have established operating procedures adequate to ensure our compliance.

We are also subject to other federal and state consumer privacy and data security requirements. For example, Section 5 of the FTC Act prohibits “unfair or deceptive acts or practices in or affecting commerce.” Although the FTC’s authority to regulate the non-common carrier services offered by communications common carriers has not been clearly delineated, FTC officials have publicly stated that they view the FTC as having jurisdiction over Internet service providers’ non-common carrier services. Some of our services are subject to the FTC’s jurisdiction. The FTC has brought enforcement actions under the FTC Act against companies that, inter alia: (1) collect, use, share, or retain personal information in a way that is inconsistent with the representations, commitments, and promises that they make in their privacy policies and other public statements; (2) have privacy policies that do not adequately inform consumers about the company’s actual practices; and (3) fail to reasonably protect the security, privacy and confidentiality of nonpublic consumer information.

We plan to collect personally identifiable information, such as name, address, e-mail address and credit card information, directly from our users when they register to use our service. We also may obtain information about our users from third parties. We use the information that we collect to, for example, consummate their purchase transaction, to customize and personalize advertising and content for our users and to enhance the entertainment options when using our service. Our collection and use of such information is intended to comply with our privacy policy, which is posted on our website, applicable law, our contractual obligations with third parties and industry standards, such as the Payment Card Industry Data Security Standard. We are also subject to state “mini-FTC Acts,” which also prohibit unfair or deceptive acts or practices, along with data security breach notification laws requiring entities holding certain personal data to provide notices in the event of a breach of the security of that data. Congress has also been considering similar federal legislation relating to data breaches. A few states have also imposed specific data security obligations. These state mini-FTC Acts, data security breach notification laws, and data security obligations may not extend to all of our services and their applicability may be limited by various factors, such as whether an affected party is a resident of a particular state.

While we intend to implement reasonable administrative, physical and electronic security measures to protect against the loss, misuse and alteration of personally identifiable information, cyber-attacks on companies have increased in frequency and potential impact in recent years and may be successful despite reasonable precautions and result in substantial potential liabilities.

Truth in Billing and Consumer Protection

The FCC’s Truth in Billing rules generally require full and fair disclosure of all charges on customer bills for telecommunications services, except for broadband Internet access services. Thus, these rules apply to our satellite-based services. This disclosure must include brief, clear and non-misleading plain language descriptions of the services provided. States also have the right to regulate wireless carriers’ billing; however, we are not currently aware of any states that impose billing requirements on our services.

CALEA

The FCC has determined that facilities-based broadband Internet access providers are subject to the CALEA, which requires covered service providers to build certain law enforcement surveillance assistance capabilities into their communications networks and to maintain CALEA-related system security policies and procedures.

Foreign Government Approvals

In connection with our satellite service, we have implemented a process for obtaining any required authority needed to provide our service over the airspace of foreign countries, or verifying that no additional authorization is needed. Each country over which our equipped aircraft flies has the right to limit, regulate (e.g., through a licensing regime) or prohibit the offering of our service. We may not be able to obtain the necessary authority for every country over which a partner airline flies. For some countries, we have not been and do not expect to be able to obtain a definitive answer regarding their potential regulation of our service, and we may incur some regulatory risk by operating over the airspace of these countries. Failure to comply with foreign regulatory requirements could result in penalties being imposed on us and/or on our airline partners or allow our airline partners affected by such requirements to terminate their contract with us prior to expiration. Moreover, even countries that have previously provided clearance for our service have the right to change their regulations at any time.

Emerging Growth Company Status

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

PROPERTIES

Aircom currently leases approximately 4,958 square feet of space at the Fremont, CA address, comprised of administrative offices, from Global Venture Development, LLC, which lease expires on May 31, 2023. We pay a monthly base rent of $7,438.

Aircom Japan leases approximately 78 square meters of space at our Japan office. The lease expires in June 2022 and the monthly lease payment is approximately $2,892. Aircom Japan also leases additional space from Daniel Shih, our co-founder, at a cost of $1,215 per month.

Aircom HK leases approximately 2,300 square feet of space at our Hong Kong office. The lease expired on June 27, 2020 and the monthly lease payment is $3,833. We are in the process of negotiating to renew this lease.

We believe that our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

On October 15, 2018, Aircom Telecom entered into a product purchase agreement, or the October 15th PPA, with Republic Engineers Maldives Pte. Ltd., a company affiliated with Republic Engineers Pte. Ltd., or Republic Engineers, a Singapore based, private construction and contracting company. On November 30, 2018, the October 15th PPA was re-executed with Republic Engineers Pte. Ltd. as the signing party. We refer to this new agreement as the November 30th PPA and, together with the October 15th PPA, the PPA. Under the terms of the PPA, Republic Engineers committed to the purchase of a minimum of 10 shipsets of the AERKOMM K++ system at an aggregate purchase price of $10 million. Additionally, under the terms of the PPA, the Executive Director of Republic Engineers, C. A. Raja, agreed to sign an agreement, or the Guarantee, to guarantee all of the obligations of Republic Engineers under the PPA. Republic Engineers had submitted a purchase order, or PO, dated October 15, 2018 for the 10 shipsets and was supposed to have made payments to Aircom Telecom against the purchase order shortly thereafter. To date, Republic Engineers has made no payments against the purchase order and the Company has not begun any work on the ordered shipsets. On July 7, 2020, Republic Engineers and Mr. Raja filed a complaint against Aerkomm, Aircom and Aircom Telecom in the Superior Court of the State of California for the County of Almeda, or the Court, seeking declaratory relief only and no money damages, alleging that the PPA and the PO were not executed or authorized by Republic Engineers and that the Guarantee was not executed or authorized by Mr. Raja. Republic Engineers and C. A. Raja have requested from the Court (i) orders that the PPA, the PO and the Guarantee be declared null and void and (ii) the payment of their reasonable attorney’s fees. On July 29, 2020, Aircom Telecom provided notice to Republic Engineers that the PPA and the PO have been terminated according to their terms as a result of the non-performance of Republic Engineers and the Failure of Mr. Raja to provide the Guarantee. Aerkomm denies the allegations in the complaint and believes that the claims filed by Republic Engineers and Mr. Raja have no merit. Aerkomm has retained special litigation counsel and intends to vigorously defend against the claims. Aerkomm does not expect that this proceeding will have a material adverse effect on its results of operations or cashflow.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of each of our directors and executive officers as of the date of this prospectus.

Name	Age	Position
James J. Busuttil	61	Chairman
Louis Giordimaina	63	Chief Executive Officer
Y. Tristan Kuo	65	Chief Financial Officer
Georges Caldironi	63	Chief Operating Officer
Jeffrey Wun	54	Director, President and Chief Technology Officer
Richmond Akumiah	66	Director
Raymond Choy	39	Director
Chih-Ming (Albert) Hsu	44	Director
Colin Lim	57	Director
Jan-Yung Lin	59	Secretary and Director

James J. Busuttil. Dr. James Busuttil has served as a member of our Board since December 2017 and was appointed Chairman of our board of directors on March 22, 2020. Dr. Busuttil is an attorney admitted to practice before the courts of New York State since 1983, as well as numerous U.S. Federal Trial and Appeals Courts, practicing international, financial and corporate law. Dr. Busuttil was elected as a Life Fellow of the U.K.-based Institute of Directors (IoD). Members are invited to become Fellows of the IoD based on their substantial and sustained experience and contribution to business. Fellows are required to have been a company director for at least five years and, at some point during this period, the entity must have had an annual turnover or budget that exceeds £10 million. Dr. Busuttil has represented banks and financial institutions based in the United States and other countries in private sector financing of domestic and international projects, negotiated alternative energy project financings, handled transnational mergers and joint ventures, represented equity investors in venture capital transactions and organized investment funds. In addition, Dr. Busuttil represented the Bank Advisory Group for a major Latin American debtor nation in sovereign debt restructuring and handled a variety of private sector Latin American debt restructures. Dr. Busuttil was a Member of the Permanent Court of Arbitration (PCA) for twelve years, from 2007 to 2019. The PCA is the oldest international tribunal in the world established by the 1907 Convention for the Pacific Settlement of International Disputes. Membership of the PCA is strictly by nomination of contracting states of individuals of known competency in questions of international law, of the highest moral reputation, and disposed to accept the duties of Arbitrator. With respect to arbitration, Dr. Busuttil has been involved mainly in investment disputes. Dr. Busuttil created the University of London’s Postgraduate Laws Program. Dr. Busuttil directed the University of London’s Master of Laws (LL.M), Postgraduate Diploma in Laws (PG Dip. Laws) and the Postgraduate Certificate in Laws (PG Cert. Laws) from January 2004 to January 2015. Under Dr. Busuttil’s leadership, the Program grew to over 3,000 persons from more than 150 countries. Dr. Busuttil was appointed as an Honorary Professor at the Faculty of Law of University College London (UCL) in 2004. Dr. Busuttil has been a member of the Pugwash Conference on Science and World Affairs, of the Council on Foreign Relations, and of the Executive Council of the American Society of International Law. In the course of work, Dr. Busuttil has developed experience and understanding in dealing with parties and organizations, including the private and public sectors, in South East Asia, East Asia, Europe, the Middle East, Russia, North Africa and Australasia.

Louis Giordimaina. Mr. Giordimaina was appointed as our Chief Executive Officer by our board of directors on March 22, 2020. Prior to that, Mr. Giordimaina served as Chief Operating Officer-Aviation of Aircom from May 25, 2018 until November 1, 2019, and of Aerkomm Malta from November 1, 2019 until March 22, 2020, the date of his being appointed as our Chief Executive Officer by the Board. Mr. Giordimaina joined Aircom as a consultant in June 2017. Mr. Giordimaina is an experienced aviation executive with more than 40 years of experience in airline executive management, operations, Maintenance and Repair Organizations (MROs), aircraft purchasing from aircraft manufacturers, sales and leasing with major aircraft lessors. Prior to joining the Company, Mr. Giordimaina served as Chief Executive Officer of Air Malta in 2014, the national airline of Malta, as well as CEO of Lufthansa Technik Malta from 2002 to 2011. He joined Air Malta’s engineering department in 1975 as an aircraft engineer where he occupied various positions in Air Malta’s engineering department with additional active roles in Air Malta relating to airline strategic planning, aircraft purchasing and deliveries from Airbus Industrie, Boeing and British Aerospace, aircraft leasing from various international aircraft lessors and aircraft contract negotiations. In 1994, he was appointed as the first Maltese Chief Engineer of Air Malta. Mr. Giordimaina was instrumental in setting up Lufthansa Technik Malta, a Joint Venture between Lufthansa Technik and Air Malta, of which he was appointed Chief Executive Officer and Director in 2002. In 2006, he spearheaded Lufthansa Technik Malta’s expansion to become one of the major worldwide MRO players, based in the centre of the Mediterranean. He occupied the position of CEO until September 2011, after which he remained as member of the board of directors of that company until September 2013. He currently serves as a Director of the SUM Aviation Group, which provides aircraft line maintenance to various airlines. He also served as the General Manager, the Accountable Manager and a director of Hyperion Aviation, where he worked from May 2016 to September 2017, managing a fleet of private jet aircraft; he served in similar capacities at EuroJet Ltd., from January 2015 to April 2016; and he served for a number of years as a director of Tailwind Leasing Company and Peregrine Aviation Leasing Company based in Shannon, Ireland. An aircraft engineer by profession, Mr. Giordimaina also obtained an Engineering Business Management degree from Warwick University, UK. He is a Fellow of the Royal Aeronautical Society.

Y. Tristan Kuo. Mr. Kuo has served as our Chief Financial Officer and Treasurer since April 10, 2017. Mr. Kuo has served as Chief Financial Officer and Treasurer of Aircom since May 2017. Mr. Kuo has more than 30 years of experience in accounting, financing and information systems for companies in the bio-pharmaceutical, manufacturing, commodity trading and banking industries and has served in the capacities of CFO, CIO and Controller. Mr. Kuo has served as the Vice President of Investor Relations of Nutrastar International, Inc. (OTCPK: NUIN) between April 2016 and February 2020. Mr. Kuo also served as the Chief Financial Officer of Success Holding Group International, Inc., a provider of personal improvement seminars, from August 2015 to April 2017. Prior to that, he served as CFO/CIO Partner of Tatum, a management and advisory services firm, from December 2014 to August 2015, as an independent board member and audit committee chairman of KBS Fashion Group Limited (NASDAQ: KBSF) from August 2014 to May 2015, and as the Chief Financial Officer of Crown Bioscience, Inc. from June 2012 to November 2013. Prior to that, Mr. Kuo served as Chief Financial Officer of China Biologic Products, Inc. (NASDAQ: CBPO), a Chinese biopharmaceutical company, from June 2008 to May 2012 and served as its Vice President of Finance between September 2007 and May 2008. Prior to that, Mr. Kuo worked for the Noble Group in Hong Kong as the Senior Business Analysis Manager from February through August 2007 and as the Controller, Vice President of Finance and CFO of Cuisine Solution, Inc., a previously publicly traded company in Alexandria, Virginia, from December 2002 to January 2007. Mr. Kuo also served as the Vice President of Information Systems for Zinc Corporation of America in Monaca, Pennsylvania from 2001 and 2002 and as Chief Information Officer and Controller of Wise Metals Group in Baltimore, Maryland, from 1991 to 2001. Mr. Kuo received his Master’s degree in Accounting from The Ohio State University and Bachelor’s degree in Economics from Soochow University, Taipei.

Georges Caldironi. Mr. Caldironi was appointed as our Chief Operating Officer by our board of directors on March 22, 2020. Prior to that, Mr. Caldironi served as a Project Director for Aircom beginning on January 1, 2019, on an independent contractor basis. Mr. Caldironi is an aviation professional with 40 years of experience in aircraft modification, avionics communication and in-flight entertainment systems.  Prior to joining Aircom, Mr. Caldironi was employed by Airbus for 25 years, most recently as Technical & Support Director in Airbus’ Business and Government Division. During his career at Airbus, Mr. Caldironi managed and supervised various complex projects including, but not limited to, aircraft upgrades. He is a specialist in system and cabin innovation (connectivity & IFE), having carried out numerous feasibility studies and associated design projects for numerous airlines and leasing companies. During his career, Mr. Caldironi has prioritized ensuring cost efficiency and on time delivery in the successful completion of aviation projects. Mr. Caldironi received a diplôme d'études supérieures techniques (DEST) in engineering from Conservatoire national des arts et métiers (CNAM) of Bordeaux in 1986.

Jeffrey Wun. Mr. Wun has served as our President since December 31, 2017 and was appointed as our Chief Technology Officer by our board of directors on March 22, 2020. He served as our Chief Executive Officer from December 31, 2017 to March 22, 2020. Mr. Wun has been a member of our board of directors since the closing of the reverse acquisition of Aircom on February 13, 2017 and served as our Chairman of the board of directors from January 22, 2018 to March 22, 2020. Mr. Wun previously served as our President, Treasurer and Secretary from December 2016 to February 2017. Mr. Wun has served as Aircom’s Chief Technology Officer since December 2014. Mr. Wun is a technologist with more than 25 years of experience in the communications industry. Prior to joining Aircom Mr. Wun served as Senior Staff Engineer at Samsung Electronics Co., Ltd. from December 2012 to May 2015. Prior to that, Mr. Wun was a Senior System Engineer at MediaTEK USA Inc. from November 2010 to December 2012 and served as Chief Executive Officer at Kairos System Inc. from 2003 to 2010. Mr. Wun received a Bachelor of Science in Biochemistry and Computer Science from Chinese University of Hong Kong in 1988.

Raymond Choy. Mr. Raymond Choy has served as a member of our Board since December 2017. Mr. Choy has served as a member of from the Board of Aircom since October 2017. Mr. Choy became a certified public accountant (CPA) in the state of California in 2006 and also received his chartered global management accountant (CGMA) designation in 2013. Mr. Choy has provided accounting, consulting and advisory services to public and private companies since July 2016 through his partnership with Beyond Century Consulting, LLC, a financial and business consulting company. Mr. Choy has extensive experience auditing the financial statements and internal controls of public and private companies as a senior manager at Frazer, LLP, a certified public accountant company, from July 2004 to June 2016. Mr. Choy received his bachelor’s degree with in business administration with accounting concentration and minor in computer information systems from California State Polytechnic University, Pomona, in 2003. Mr. Choy was selected to serve as a member of our board of directors due to his accounting background.

Chih-Ming (Albert) Hsu. Mr. Chih-Ming (Albert) Hsu has served as a member of our Board since December 2017. Mr. Hsu has served as a member of Aircom’s board since April 2017. Mr. Hsu was admitted to practice law in Taiwan as a corporate and business lawyer and as a patent attorney in 2002. Mr. Hsu is the owner of Chascord Law Firm. Mr. Hsu previously served as the arbitrator & mediator of the Chinese Arbitration Association, Taipei. In addition, Mr. Hsu was the Chairman of Unitel High Technology Corporation, a listed company on the Taiwan over-the-counter market from December 2015 to September 2016.  Mr. Hsu received an LL.M. and Bachelor of Law degree from National Taiwan University in 2003 and 1997, respectively. Mr. Hsu is an expert of real estate securitization in Taiwan.

Richmond Akumiah. Mr. Akumiah has served as a member of our board of directors since September 2018. Mr. Akumiah is an engineering and financial management professional with years of experience in decision support, budgeting, forecasting, credit analysis, cost accounting, mergers and acquisitions, quantitative analysis, financial and operational analysis, strategic planning and corporate development. Since September 2018, he has been employed as a Senior Advisor, Investments and Operations by the State of New Jersey, Division of Investment. From 2014 to 2018, Mr. Akumiah was a research consultant for WorldQuant LLC, A Greenwich, Connecticut based investment management firm. Prior to that, from 2007 to 2014, he was employed as a consultant for Wolters Kluwer. Prior to Wolters Kluwer, Mr. Akumiah was employed in a number of positions in various financial management capacities, including at AT&T where he served as Director of Finance in the Business Case Center of Excellence managing AT&T’s investments in IP and Managed Services and ten years with Dun & Bradstreet where he held finance positions including Finance Director, Regional Director of Finance for the New York Region, and Director of Global Customers. Mr. Akumiah has also served as Chief Financial Officer of Hands On Network (Points of Light). Mr. Akumiah is an associate member of the American Society of Civil Engineers. Mr. Akumiah obtained a Master of Business Administration degree in Finance from New York University, in 1982, and a Bachelor’s degree in Engineering from Harvard University, in 1980. Mr. Akumiah was selected to serve as a member of our board of directors due to his engineering and finance background.

Colin Lim. Mr. Colin Lim has served as a member of our board of directors since the closing of the reverse acquisition of Aircom on February 13, 2017 and served as a member of Aircom’s board from July 2015 to February 2017. In 2013, Mr. Lim founded Dynasty Media & Entertainment Group, a movie production and distribution company and an investment company with interests in a variety of businesses, including restaurants, wood and timber traders, exotic leather manufacturers, movie producers, copyrights transaction companies, and entertainment businesses, as well as hi-tech companies, and is the Managing Director who oversees financing, investment, copyrights. Mr. Lim has served as Executive Chairman of Sunny Leather from June 2006 and is responsible for general management. Mr. Lim has served as Executive Chairman of Anson International since March 2003 where he oversees investments. Mr. Lim has served as Managing Director of Euroamerica International since December 1999 where he oversees management and trading operations of the company. Mr. Lim’s investment experience in the movie and copyright businesses has allowed us to better negotiate and acquire sufficient movie copyrights and entertainment content to complement our business model. Mr. Lim graduated from New South Wales University in Australia, where he received his degree in engineering and business.

Jan-Yung Lin. Mr. Jan-Yung Lin has served as a member of our board of directors since the closing of the reverse acquisition of Aircom on February 13, 2017. Mr. Lin served as Aircom’s President from June 2017 to February 2019, as Aircom’s Chief Executive Officer from February 2015 to October 2016, as Aircom’s Chief Operating Officer from September 2014 to February 2015, and as a director of Aircom since September 2014. Mr. Lin has practiced corporate and business law at Concorde Law PC as a solo practitioner since 2012. Prior to that Mr. Lin was the General Counsel and Chief Financial Officer of EMG Properties, Inc. in California. Prior to that Mr. Lin was a corporate associate of Goodwin Proctor LLP. Mr. Lin graduated magna cum laude from Cornell Law School with a J.D. degree and an LL.M. degree in International and Comparative Law. Mr. Lin received an M.B.A. degree from the University of California, Berkeley and a Bachelor’s degree from the National Taiwan University. Mr. Lin was selected to serve as a member of our board of directors due to his legal background.

Directors and executive officers are elected until their successors are duly elected and qualified.

There are no arrangements or understandings known to us pursuant to which any director was or is to be selected as a director (or director nominee) or executive officer.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Composition and Committees

Our board of directors is comprised of seven members: Jeffrey Wun, James J. Busuttil, Raymond Choy, Chih-Ming (Albert) Hsu, Richmond Akumiah, Colin Lim and Jan-Yung Lin. Our board of directors has determined that Messrs. Busuttil, Choy, Akumiah and Lim are independent directors as that term is defined in the rules of the Nasdaq Stock Market. Each of Messrs. Choy, Lim, Busuttil and Akumiah are members of all of our standing committees.

Our board of directors currently has four standing committees which perform various duties on behalf of and report to the board of directors: (i) Audit Committee, (ii) Compensation Committee, (iii) Nominating and Governance Committee and (iv) Regulatory, Compliance & Government Affairs Committee. Each of the four standing committees is comprised entirely of our independent directors. From time to time, the board of directors may establish other committees.

Board Role in Risk Oversight

Our board of directors plays an active role, as a whole and also at the committee level, in overseeing management of our risks and strategic direction. Our board of directors regularly reviews information regarding our liquidity and operations, as well as the risks associated with each. Our Audit Committee oversees the process by which our senior management and relevant employees assess and manage our exposure to, and management of, financial risks. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Nominating and Governance Committee also manages risks associated with the independence of members of our board of directors and potential conflicts of interest. Our Regulatory, Compliance & Government Affairs Committee oversees regulatory, compliance and governmental matters that may impact the Company. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed about such risks.

Audit Committee

Our Audit Committee currently consists of Messrs. Busuttil, Choy, Akumiah and Lim, with Mr. Choy serving as chairman. Our board of directors has determined that Mr. Choy is an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K, and each member of our Audit Committee is able to read and understand fundamental financial statements and has substantial business experience that results in such member’s financial sophistication.

Accordingly, our board of directors believes that each member of our Audit Committee has sufficient knowledge and experience necessary to fulfill such member’s duties and obligations on our Audit Committee. The primary purposes of our Audit Committee are to assist our board of directors in fulfilling its responsibility to oversee the accounting and financial reporting processes of our company and audits of our financial statements, including (i) reviewing the scope of the audit and all non-audit services to be performed by our independent accountant and the fees incurred by us in connection therewith, (ii) reviewing the results of such audit, including the independent accountant’s opinion and letter of comment to management and management’s response thereto, (iii) reviewing with our independent accountants our internal accounting principles, policies and practices and financial reporting, (iv) engaging our independent accountants and (v) reviewing our quarterly and annual financial statements prior to public issuance. The role and responsibilities of our Audit Committee are more fully set forth in a written Charter adopted by our board of directors on June 6, 2017, which is available on our website at www.aerkomm.com.

Compensation Committee

Our board of directors established our Compensation Committee effective as of January 22, 2018, appointing Messrs. Busuttil, Choy and Lim as members, with Mr. Lim serving as chairman of this committee. On February 16, 2020, our board of directors voted to add Mr. Akumiah to this committee. The Compensation Committee is structured as follows: The primary purpose of our Compensation Committee is to assist our board of directors in fulfilling its responsibility to determine the compensation of our executive officers and to approve and evaluate the compensation policies and programs of our company, including (i) reviewing the compensation packages of executive officers and making recommendations to our board of directors for said compensation packages, (ii) reviewing and approving proposed stock incentive grants and (iii) providing our board of directors with recommendations regarding bonus plans, if any. The role and responsibilities of our Compensation Committee are more fully set forth in a written Charter adopted by our board of directors and made available on our website at www.aerkomm.com.

The policies underlying our Compensation Committee’s compensation decisions are designed to attract and retain the best-qualified management personnel available. We routinely compensate our executive officers through salaries. At our discretion, we may reward executive officers and employees through bonus programs based on profitability and other objectively measurable performance factors. Additionally, we use stock options and other incentive awards to compensate our executives and other key employees to align the interests of our executive officers with the interests of our stockholders. In establishing executive compensation, our Compensation Committee will evaluate compensation paid to similar officers employed at other companies of similar size in the same industry and the individual performance of each officer as it impacts our overall performance with particular focus on an individual’s contribution to the realization of operating profits and the achievement of strategic business goals. Our Compensation Committee will further attempt to rationalize a particular executive’s compensation with that of other executive officers of our company in an effort to distribute compensation fairly among the executive officers. Although the components of executive compensation (salary, bonus and incentive grants) will be reviewed separately, compensation decisions will be made based on a review of total compensation.

Nominating and Governance Committee

Our board of directors established our Nominating and Governance Committee effective January 22, 2018, appointing Messrs. Busuttil, Choy and Lim as members, with Mr. Busuttil serving as chairman of this committee. On February 16, 2020, our board of directors voted to add Mr. Akumiah to this committee. The Nominating and Governance Committee is structured as follows: The primary purposes of our Nominating and Governance Committee are to (i) identify individuals qualified to become members of our board of directors and recommend to our board of directors the nominees for the next annual meeting of our stockholders and candidates to fill vacancies on our board of directors, (ii) recommend to our board of directors the directors to be appointed to committees of our board of directors and (iii) oversee the effectiveness of our corporate governance in accordance with regulatory guidelines and any other guidelines we establish, including evaluations of members of executive management, our board of directors and its committees. The role and responsibilities of our Nominating and Governance Committee are more fully set forth in a written Charter adopted by our board of directors and made available on our website at www.aerkomm.com.

Our Nominating and Governance Committee’s methods for identifying candidates for election to our board of directors (other than those proposed by our stockholders, as discussed below) includes the solicitation of ideas for possible candidates from a number of sources - members of our board of directors, our executives, individuals personally known to the members of our board of directors, and other research. Our Nominating and Governance Committee may also, from time-to-time, retain one or more third-party search firms to identify suitable candidates.

A stockholder of our company may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our Bylaws. In addition, the notice must be made in writing and set forth as to each proposed nominee who is not an incumbent Director (i) their name, age, business address and, if known, residence address, (ii) their principal occupation or employment, (iii) the number of shares of stock of our company beneficially owned, (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person pursuant to which the nominations are to be made and (v) any other information concerning the nominee that must be disclosed respecting nominees in proxy solicitations pursuant to Rule 14(a) of the Exchange Act. The recommendation should be addressed to our Secretary.

Among other matters, our governance and nominating committee will:

●	Review the desired experience, mix of skills and other qualities to assure appropriate board composition, taking into account the current members of our board of directors and the specific needs of our company and our board of directors;

●	Conduct candidate searches, interviews prospective candidates and conducts programs to introduce candidates to our management and operations, and confirms the appropriate level of interest of such candidates;

●	Recommend qualified candidates who bring the background, knowledge, experience, independence, skill sets and expertise that would strengthen and increase the diversity of our board of directors; and

●	Conduct appropriate inquiries into the background and qualifications of potential nominees.

Regulatory, Compliance & Government Affairs Committee

Our regulatory, compliance & government affairs committee currently consists of Messrs. Busuttil, Choy, Lim and Akumiah, with Mr. Akumiah serving as chairman. Mr. Lim joined this committee on February 16, 2020. The primary purposes of our regulatory, compliance & government affairs committee are to assist our board of directors by providing oversight of regulatory, compliance and governmental matters that may impact the Company, which including (i) overseeing our major compliance programs with respect to legal and regulatory requirements, except with respect to matters of financial compliance, (ii) overseeing compliance with any ongoing Corporate Integrity Agreements or similar undertakings by us with the U.S. Department of Justice, U.S. Securities and Exchange Commission, or any other government agency, (iii) reviewing with our Chief Compliance Officer the organization, implementation and effectiveness of our compliance programs and the adequacy of the resources for those programs, (iv) reviewing with our Chief Executive Officer the organization, implementation and effectiveness of our quality and compliance programs and the adequacy of the resources for those programs and (v) overseeing our exposure to risks relating to regulatory compliance matters. The role and responsibilities of our regulatory, compliance & government affairs committee are more fully set forth in a written charter adopted by our board of directors on September 25, 2018, which is available on our website at www.aerkomm.com.

Stockholder Communications with the Board of Directors

Our board of directors has established a process for stockholders to communicate with the board of directors or with individual directors. Stockholders who wish to communicate with our board of directors or with individual directors should direct written correspondence to our Corporate Secretary at Aerkomm Inc., 923 Incline Way #39, Incline Village, NV 89451.

The Corporate Secretary will forward such communications to our board of directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or to take appropriate legal action regarding such communication.

Code of Ethics

We have adopted a code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. We have also adopted a code of professional conduct that applies specifically to our chief executive officer and our senior financial officers. These codes address, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, and reporting of violations of the codes.

We are required to disclose any amendment to, or waiver from, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. We intend to use our website as a method of disseminating this disclosure, as permitted by applicable SEC rules. Any such disclosure will be posted to our website within four business days following the date of any such amendment to, or waiver from, a provision of our code of ethics.

EXECUTIVE COMPENSATION

Summary Compensation Table – Fiscal Years Ended December 31, 2019 and 2018

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Jeffrey Wun, CEO and President (2)	2019	160,000	16,728	-	176,728
	2018	160,000	-	-	160,000
Y. Tristan Kuo, CFO (3)	2019	185,000	334,560	-	519,560
	2018	185,000	938,277	-	1,123,277
Louis Giordimaina, Chief Operating Officer - Aviation (4)	2019	445,521	83,640	26,866	556,027
	2018	270,681	173,494	-	444,175

(1)	These amounts shown represent the aggregate grant date fair value for options granted to the named executive officers computed in accordance with FASB ASC Topic 718.

(2)	Mr. Wun has served as our President since December 31, 2017 and as our Chief Executive Officer from December 31, 2017 to March 22, 2020. He also currently serves as the Chief Technology Officer of Aircom and was appointed as our Chief Technology Officer on March 22, 2020.

(3)	Mr. Kuo has served as our Chief Financial Officer since April 10, 2017.

(4)	Mr. Giordimaina, a former consultant to us, became a full-time employee on May 25, 2018 and was appointed, as of that date, Chief Operating Officer – Aviation. On March 22, 2020, Mr. Giordimaina was appointed our Chief Executive Officer.

Employment Agreements

Louis Giordimaina

On May 25, 2018, Aircom Pacific, Inc. entered into an employment agreement with Mr. Giordimaina, effective January 1, 2018, pursuant to which Mr. Giordimaina was hired to serve as Aircom’s European representative. In accordance with the terms of this agreement, as of November 1, 2019, the date of organization of Aerkomm Malta, Mr. Giordimaina officially became an employee of Aerkomm Malta. Until such time as we enter into a separate, executive employment agreement relating to Mr. Giortdiamaina’s position with us as our Chief Executive Officer, the operative provisions of Mr. Giordimaina’s agreement with Aircom/Aerkomm Malta relating to compensation and benefits shall apply. Pursuant to the terms of his employment agreement, we agreed to pay Mr. Giordimaina an annual salary of €398,000, or $425,064. A bonus will be considered, comparable to those that may be offered to other executives once a satisfactory revenue stream is established at Aircom as a result of Mr. Giordimaina’s efforts. Mr. Giordimaina was granted an option to purchase 150,000 shares of the Company’s common stock, vesting annually in three equal installments on each anniversary of his employment start date equally provided that he is still employed by the Company on the date of vesting. We will cover and pay any premium up to a maximum of €2,000, or $2,136, per annum for any international private health insurance which Mr. Giordimaina may have in place from time to time covering Mr. Giordimaina and his wife; we will recommend board approval for life insurance coverage for Mr. Giordimaina comparable with other executives of Aircom, commencing in 2018; we will pay Mr. Giordimaina the sum of €6,000, or $6,408, per year to any private pension fund scheme/s designated by Mr. Giordimaina, we will pay Mr. Giordimaina €18,000, or $19,224, per annum as an allowance for a leased car and fuel expenses, to be paid in equal monthly instalments, we will provide Mr. Giordimaina with a mobile telephone for his business use, as well as a lap top computer and an Ipad, and we will reimburse Mr. Giordimaina for all actual, necessary and reasonable expenses incurred by him in the course of his performance of services for the Company. The employment agreement contains customary confidentiality provisions and covenants prohibiting Mr. Giordimaina from competing with us during his employment, and from soliciting any of our employees or consultants for a period of one year after his employment end. If Mr. Giordimaina’s employment is terminated by us without cause, he shall be entitled to one-half of his full salary for the remainder of the initial three-year term of his agreement.

Y. Tristan Kuo

On March 31, 2017, we entered into an employment agreement with Mr. Kuo, effective April 10, 2017, pursuant to which we agreed to pay Mr. Kuo an annual salary of $100,000, plus a guaranteed bonus of $85,000 payable on the earlier of (i) the first anniversary of Mr. Kuo’s employment or (ii) upon closing of an equity or equity linked financing in which we or one of our subsidiaries raises at least $15 million. Mr. Kuo will also be entitled to an annual bonus as recommended by our Chief Executive Officer and approved by our board of directors. In addition, we agreed to grant Mr. Kuo an option to purchase 60,000 shares of our common stock, with one quarter of the shares underlying the option to be vested immediately and the remaining shares to be vested equally over three years on each anniversary of Mr. Kuo’s employment. In addition, during the first nine months of Mr. Kuo’s employment or until he relocates, if earlier, we also agreed to provide a furnished living accommodation, a car allowance of $400 per month, and a personal travel allowance of $600 per month for Mr. Kuo to visit his spouse or vice versa. We also agreed to pay up to $6,000 in relocation expenses, should Mr. Kuo decide to relocate. We will also be responsible for medical insurance under our medical plan or we will reimburse the premium of a medical plan that is comparable to the medical plan offered to other employees. Mr. Kuo will also be eligible to participate in other standard benefits plans offered to similarly situated employees by us from time to time. The employment agreement contains customary confidentiality provisions and covenants prohibiting Mr. Kuo from competing with us during his employment, or from soliciting any of our employees or consultants for a period of two years after his employment end. The employment agreement may be terminated by either party for any reason upon 30 days’ notice. If Mr. Kuo’s employment is terminated by us without cause, the portion of stock options to be vested for the year if completed shall be vested immediately.

Outstanding Equity Awards at Fiscal Year Ended December 31, 2018 and 2017

As of December 31, 2019 and 2018, Mr. Kuo had options outstanding and exercisable for 112,500 and 37,500 shares of our common stock, at an average exercise price of $14.95 and $27.50 per share, respectively. As of December 31, 2019 and 2018, Mr. Wun had options outstanding and exercisable for 5,000 and 1,000 shares of our common stock at an average exercise price of $13.38 and $27.50 per share, respectively. As of December 31, 2019, Mr. Giordimaina had options outstanding and exercisable for 25,000 shares of our common stock at an average exercise price of $10.58 per share.

	Option Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Jeffrey Wun	December 31, 2019	2,000	-	1,000	$27.50	6/23/2027
	December 31, 2019	3,000	-	3,000	$3.96	7/2/2029
	December 31, 2018	1,000	-	2,000	$27.50	6/23/2027
Y. Tristan Kuo	December 31, 2019	52,500	-	7,500	$27.50	6/23/2027
	December 31, 2019	60,000	-	60,000	$3.96	7/2/2029
	December 31, 2018	37,500	-	22,500	$27.50	6/23/2027
Louis Giordimaina	December 31, 2019	10,000	-	20,000	$20.50	5/25/2028
	December 31, 2019	15,000	-	15,000	$3.96	7/2/2029
	December 31, 2018	-	-	30,000	$20.50	5/25/2028

Director Compensation

Directors who are also our employees receive no separate compensation for serving as directors or as members of committees of our board of directors.

We have entered into independent director agreements with Richmond Akumiah, James J. Busuttil, Raymond Choy and Colin Lim. Under the terms of these independent director agreements, we have agreed to pay the independent directors an annual cash fee of $20,000, paid quarterly in four equal installments, commencing in the first quarter following closing of our public offering, and an additional $5,000 cash compensation fee for serving as board of directors committee chairmen. We commenced payment of these fees in September 30, 2018.

Each independent director received an initial, fully vested stock option to purchase 4,000 shares of our common stock. If the director is still a member of the board of directors and continues to serve as a non-employee director immediately following each annual meeting of our stockholders, the director will be automatically granted an additional option to purchase 4,000 shares of our common stock as of the date of each such annual meeting. These additional option grants will vest and become exercisable in twelve (12) equal monthly installments over the first year following the date of grant, subject to the director continuing in service on the board of directors through each such vesting date. The per share exercise price of each option granted to the independent director will equal 100% of the fair market value (as defined by the board of directors) of a share of our common stock on the date the option is granted, and the term of each stock option granted to the director will be ten (10) years from the date of grant.

We also agreed to purchase directors and officers liability insurance with coverage up to an aggregate maximum of $3 million commencing promptly following the final closing of our prior public offering, and to reimburse the independent directors for pre-approved reasonable business expenses incurred by them. In November 2019, with the approval of the board, we purchased a directors and officers liability insurance with $5 million coverage effective November 25, 2019.

Equity Compensation Plan Information

On May 5, 2017, we established our 2017 Equity Incentive Plan (“the Plan”). The Plan was approved by our board of directors on May 5, 2017, and an amendment to increase the number of shares of our common stock available for grant under the Plan was approved by the board of directors on June 26, 2017. The Plan was approved by our stockholders at our annual meeting in 2018. The purpose of the Plan is to grant stock and options to purchase our common stock to our employees, directors and key consultants. The maximum number of shares of common stock that may be issued pursuant to awards granted under the Plan, as amended, is 2,000,000 shares. Cancelled and forfeited stock options and stock awards may again become available for grant under the Plan. There were 342,400 shares available for grant under the Plan as of April 30, 2020; 932,262 shares of our common stock are issuable upon the exercise of options to be issued under the Plan to holders of Aircom options assumed by us as a result of the closing of the reverse acquisition with Aircom; and options exercisable for 721,400 shares of our common stock have been approved by our board of directors for grants to certain of our officers, directors, employees and service providers.

The following summary briefly describes the principal features of the Plan and is qualified in its entirety by reference to the full text of the Plan.

Administration. The Plan is administered by our Compensation Committee. Our Compensation Committee has the authority to select the eligible participants to whom awards will be granted, to determine the types of awards and the number of shares covered and to set the terms, conditions and provisions of such awards, to cancel or suspend awards under certain conditions, and to accelerate the exercisability of awards. Our Compensation Committee is authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms of agreements entered into with recipients under the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

Eligibility. All employees, directors and individuals providing services to our company or its subsidiaries are eligible to participate in the Plan.

Shares Subject to Plan. The number of shares of common stock that is available for grant of awards under the Plan, as amended, is 2,000,000 shares.

Stock Option and SAR Grants. The exercise price per share of common stock purchasable under any stock option or stock appreciation right, or SAR, will be determined by our Compensation Committee, but cannot in any event be less than 100% of the fair market value of our common stock on the date the option is granted. Our Compensation Committee will determine the term of each stock option or SAR (subject to a maximum of 10 years) and each stock option or SAR will be exercisable pursuant to a vesting schedule determined by our Compensation Committee. The grants and the terms of incentive stock options, or ISOs, shall be restricted to the extent required for qualification as ISOs by the Internal Revenue Code, or the Code. Subject to approval of our Compensation Committee, stock options or SARs may be exercised by payment of the exercise price in cash, shares of our common stock, which have been held for at least six months, or pursuant to a “cashless exercise” through a broker-dealer under an arrangement approved by us. We may require the grantee to pay to us any applicable withholding taxes that we are required to withhold with respect to the grant or exercise of any award. The withholding tax may be paid in cash or, subject to applicable law, our Compensation Committee may permit the grantee to satisfy such obligations by the withholding or delivery of shares of our common stock. We may withhold from any shares of our common stock issuable pursuant to a stock option or SAR or from any cash amounts otherwise due from us to the recipient of the award an amount equal to such taxes.

Stock Grants. Shares may be sold or awarded for consideration and with or without restriction as determined by the Compensation Committee, including cash, full-recourse promissory notes, as well as past and future services. Any award of shares will be subject to the vesting schedule, if any, determined by the Compensation Committee. In general, holders of shares sold or awarded under the Plan will have the same voting, dividend and other rights as our other stockholders. As a condition to the purchase of shares under the Plan, the purchaser will make such arrangements as our Compensation Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such purchase.

Adjustments. In the event of any change affecting the shares of our common stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distribution to stockholders other than cash dividends, our board of directors will make such substitution or adjustment in the aggregate number of shares that may be distributed under the Plan and in the number and option price (or exercise or purchase price, if applicable) as it deems to be appropriate in order to maintain the purpose of the original grant.

Termination of Service. If a participant’s service to our company terminates on account of death or disability, then the participant’s unexercised options, if exercisable immediately before the participant’s death, disability or retirement, may be exercised in whole or in part, on the earlier of the date on which such stock option would otherwise expire or one year after the event. If a participant’s service to us terminates for any other reason, then the participant’s unexercised options, to the extent exercisable immediately before such termination, will remain exercisable, and may be exercised in whole or in part, for a period ending on the earlier of the date on which such stock option would otherwise expire or three months after such termination of service.

Amendment and Termination. Our board of directors may, at any time, alter, amend, suspend, discontinue, or terminate the Plan; provided that such action shall not adversely affect the right of grantees to stock awards or stock options previously granted and no amendment, without the approval of our stockholders, shall increase the maximum number of shares which may be awarded under the Plan in the aggregate, materially increase the benefits accruing to grantees under the Plan, change the class of employees eligible to receive options under the Plan, or materially modify the eligibility requirements for participation in the Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of July 27, 2020 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of our company, 923 Incline Way #39, Incline Village, NV 89451.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class (2)
James Busuttil, Chairman (3)	Common Stock	16,666	*
Louis Giordimaina, Chief Executive Officer (4)	Common Stock	42,500	*
Y. Tristan Kuo, CFO (5)	Common Stock	150,000	1.57%
Georges Caldironi, Chief Operating Officer (6)	Common Stock	2,000	*
Jeffrey Wun, President, Director and Chief Technology Officer (7)	Common Stock	2,692,414	28.22%
Richmond Akumiah, Director (8)	Common Stock	10,000	*
Raymond Choy, Director (9)	Common Stock	16,666	*
Chih-Ming (Albert) Hsu, Director (10)	Common Stock	9,312	*
Colin Lim, Director (11)	Common Stock	24,666	*
Jan-Yung Lin, Secretary and Director (12)	Common Stock	469,903	4.93%
All officers and directors as a group (10 persons named above)	Common Stock	3,434,127	35.99%
Dmedia Holding LP (13)	Common Stock	2,237,428	23.45%
Sheng-Chun Chang (14)	Common Stock	1,405,977	14.74%

*	Less than 1%

(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2)	A total of 9,540,891 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of July 27, 2020. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(3)	Consists of 16,666 shares of our common stock which Mr. Busuttil has the right to acquire within 60 days through the exercise of vested options but does not include 3,334 shares of our common stock issuable upon the exercise of options not exercisable within 60 days.

(4)	Consists of 42,500 shares of our common stock which Mr. Giordimaina has the right to acquire within 60 days through the exercise of vested options but does not include 17,500 shares of our common stock issuable upon the exercise of options not exercisable within 60 days.

(5)	Consists of 150,000 shares of our common stock which Mr. Kuo has the right to acquire within 60 days through the exercise of vested options but does not include 30,000 shares of our common stock issuable upon the exercise of options not exercisable within 60 days.

(6)	Consists of 2,000 shares of common stock which AA TWIN ASSOCIATES LTD has the right to acquire within 60 days through the exercise of vested options. Mr. Caldironi is the principal of AA TWIN ASSOCIATES LTD and has voting and dispositive control of the securities held by AA TWIN ASSOCIATES LTD.

(7)	Includes (i) 447,486 shares of our common stock held directly; (ii) 7,500 shares of our common stock which Mr. Wun has the right to acquire within 60 days through the exercise of vested options (but does not include 1,500 shares of our common stock issuable upon the exercise of options not exercisable within 60 days); and (iii) 2,237,428 shares of our common stock owned by Dmedia Holding LP. On December 20, 2017, Mr. Wun purchased an 85.7% interest in, and was appointed Manager of, Dmedia LLC, the General Partner of Dmedia Holding LP. As such, Mr. Wun is deemed to be the beneficial owner of the 2,237,428 shares of our common stock held by Dmedia Holding LP by virtue of his voting and dispositive power of those shares. Through his ownership interest in Dmedia LLC, which owns an approximately 6% direct interest in Dmedia Holding LP, Mr. Wun indirectly beneficially owns 117,601 shares of our common stock held by Dmedia Holding LP. Mr. Wun disclaims beneficial ownership of the remaining 2,119,827 shares of our common stock held by Dmedia Holding LP.

(8)	Consists of 10,000 shares of our common stock which Mr. Akumiah has the right to acquire within 60 days through the exercise of vested options but does not include 2,000 shares of our common stock issuable upon the exercise of options not exercisable within 60 days.

(9)	Consists of 16,666 shares of our common stock which Mr. Choy has the right to acquire within 60 days through the exercise of vested options but does not include 3,334 shares of our common stock issuable upon the exercise of options not exercisable within 60 days.

(10)	Represents 3,312 shares of our common stock owned by Mr. Hsu and 6,000 shares of our common stock which Mr. Hsu has the right to acquire within 60 days through the exercise of vested options but does not include 2,000 shares of our common stock issuable upon the exercise of options not exercisable within 60 days.

(11)	Consists of 24,666 shares of our common stock which Mr. Lim has the right to acquire within 60 days through the exercise of vested options but does not include 3,334 shares of our common stock issuable upon the exercise of options not exercisable within 60 days.

(12)	Includes 462,403 shares of our common stock owned by Mr. Lin directly and 7,500 shares of our common stock which Mr. Lin has the right to acquire within 60 days through the exercise of vested options (but does not include 1,500 shares of our common stock issuable upon the exercise of options not exercisable within 60 days). Does not include 959,230 shares of our common stock owned by Mr. Lin through his approximately 7% ownership interest in Dmedia LLC and his approximately 42.4% interest Dmedia Holding LP, as Mr. Lin does not, directly or indirectly, have voting or dispositive power over these shares although he does own a pecuniary interest in them.

(13)	Mr. Wun has sole voting and dispositive power over these shares of our common stock although he disclaims beneficial ownership of 2,237,428 of these shares. Mr. Lin owns a pecuniary interest in 959,230 of these shares although he does not exercise voting or dispositive control over them.

(14)	Consists of 1,340,696 shares of common stock held by Well Thrive Limited and 65,281 shares of our common stock owned directly by Mr. Sheng-Chun Chang. Mr. Chang is the Chief Executive Officer and owner of Well Thrive Limited and has voting and dispositive power of the securities held by it. Mr. Chang disclaims beneficial ownership of the shares held by Well Thrive Limited. The address of Well Thrive Limited is No 79, Heng Yang Road, Taipei City, Taiwan.

Changes in Control

We do not currently have any arrangements which if consummated may result in a change of control of our company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since the beginning of the 2017 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We have also included below transactions in which Daniel Shih, a co-founder of ours, has received value. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

●	On March 31, 2017, we entered into a settlement and release agreement with Aircom and dMobile System Co. Ltd., or dMobile, a Taiwanese limited company whose Chairman of the Board is Daniel Shih, our co-founder, a former material beneficial owner of our common stock and husband of our former director Barbie Shih. Aircom and dMobile entered into a certain Purchase Agreement for Ground Station Equipment, dated as of October 15, 2014, or the Purchase Agreement, pursuant to which Aircom delivered to dMobile certain equipment with an aggregate invoice price of $5,478,900 and received from dMobile $2,000,000 in partial payment, as a result of which dMobile owed Aircom a balance of $3,478,900 under the Purchase Agreement. Aircom and dMobile also entered into a certain Statement of Work, dated January 15, 2015, or the Statement of Work, pursuant to which dMobile delivered to Aircom certain intangible property with an aggregate invoice price of $4,950,000 and received from Aircom $1,000,000 in partial payment, as a result of which Aircom owed dMobile $3,950,000 under the Statement of Work. Offsetting the amounts Aircom and dMobile owed to each other under the Purchase Agreement and the Statement of Work, Aircom owed dMobile a net amount of $471,100, or the Outstanding Amount. To settle this amount, Aircom and dMobile entered into the settlement and release agreement with respect to these matters pursuant to which (i) the Purchase Order and the Statement of Work were terminated and dMobile agreed to accept, and we agreed to issue to dMobile, 94,220 shares of our common stock valued at $5.00 per share in full settlement of the Outstanding Amount, or the dMobile Settlement Shares and (ii) Aircom and dMobile each agreed to waive, release, discharge and covenant not to sue each other with respect to any and all possible claims arising out of or relating to the Purchase Order, the Statement of Work, and the Outstanding Amount. Because Daniel Shih owns dMobile, he is the beneficial owner of the dMobile Settlement Shares.

●	On March 31, 2017, we entered into a settlement and release agreement with Aircom and Priceplay.com, Inc, or PPUS, a Delaware corporation of which Daniel Shih, our co-founder, is the Chairman of the board of directors. Aircom and PPUS entered into a certain Development Agreement, dated February 10, 2015, as amended by the First Amendment to Development Agreement, dated July 17, 2015 and the Second Amendment to Development Agreement, dated August 18, 2015, or, as amended, the Development Agreement, pursuant to which Aircom and PPUS agreed to jointly develop certain AirCinema airplane seating technology and related products. Aircom and PPUS fully performed the specified terms of the Development Agreement with the exception that a deposit of $387,500 was advanced by PPUS to Aircom, or the Deposit, for which Aircom and PPUS did not reach agreement as to the scope of work to be covered by the Deposit. Additionally, PPUS also advanced an additional deposit of $349,500, or the Additional Deposit, to Aircom with the intent that the Additional Deposit would be applied towards one or more additional projects that Aircom and PPUS would agree to in the future. Aircom and PPUS agreed to conclude their relationship with respect to the Development Agreement, the Deposit and the Additional Deposit and other prior dealings between them, and to settle all accounts between them. Aircom and PPUS entered into the settlement and release agreement with respect to these matters pursuant to which (i) the Development Agreement was deemed completed and terminated and PPUS agreed to accept, and we agreed to issue to PPUS, 147,400 shares of our common stock valued at $5.00 per share in full settlement of the Deposit and Additional Deposit amounts, or the PPUS Settlement Shares, and (ii) Aircom and PPUS each agreed to waive, release, discharge and covenant not to sue each other with respect to any and all possible claims arising out of or relating to the Development Agreement, the Deposit and the Additional Deposit. Because Daniel Shih is the Chairman of PPUS and, thus, has voting and dispositive power over the PPUS Settlement Shares, under U.S. federal securities regulations he is deemed to be the beneficial owner of the PPUS Settlement Shares even though he is not a shareholder of PPUS. Daniel Shih disclaims beneficial ownership of the PPUS Settlement Shares.

●	On March 31, 2017, we entered into a settlement and release agreement with Aircom and Priceplay Taiwan Inc., or PPTW, a Taiwanese limited company and parent of PPUS, its wholly owned subsidiary. Aircom and PPTW entered into a certain purchase order, or the Purchase Order, pursuant to which PPTW agreed to purchase from Aircom a set of mobile satellite communication equipment priced at $909,000. Pursuant to the terms of the Purchase Order, PPTW paid Aircom $819,300, or the Initial Payment and Aircom delivered to PPTW a mobile satellite antenna, together with radome, control unit, power supply, and other associated items, or collectively, the Equipment. PPTW raised certain issues regarding the Equipment and informed us that it desired to return the Equipment to Aircom and to receive a refund of the Initial Payment. Aircom and PPTW entered into the settlement and release agreement with respect to these matters pursuant to which (i) Aircom and PPTW agreed to terminate the Purchase Order, (ii) PPTW agreed to return the Equipment to Aircom, (iii) PPTW agreed to accept, and we agreed to issue to PPTW, 163,860 shares of our common stock valued at $5.00 per share in full settlement of the Initial Payment amount, or the PPTW Settlement Shares, and (ii) Aircom and PPTW each agreed to waive, release, discharge and covenant not to sue each other with respect to any and all possible claims arising out of or relating to the Purchase Order or the Initial Payment. Because Daniel Shih is the Chairman of PPUS, under U.S. federal securities regulations he may be deemed to be an affiliate or controlling person of PPTW, the parent of PPUS, its wholly owned subsidiary. As such Daniel Shih may be deemed to be the beneficial owner of the PPTW Settlement Shares even though he is not a shareholder or officer or director of PPTW. Daniel Shih disclaims beneficial ownership of the PPTW Settlement Shares.

●	On July 5, 2017, we entered into a subscription agreement with Daniel Shih, the co-founder of the Company, who agreed to purchase an aggregate of 5,000 shares of our common stock at a price of $5.50 per share, for an aggregate purchase of $27,500. These shares were offered and sold by us to Mr. Shih in a private placement offering exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof and Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. Mr. Shih subsequently disposed of these shares.

●	On January 1, 2019, Aircom entered into an independent contractor agreement with AA TWIN ASSOCIATES LTD, or the consulting company, pursuant to which the consulting company agreed to provide services to Aircom relating to establishing a strategy for promoting Aircom’s products to various airlines. Aircom agreed to pay the consulting company the sum of €15,120, or $16,148, per month for a period of 36 months and granted the Consulting company an option to purchase 2,000 shares of the Company’s common stock per year during the term of the agreement, subject to Board approval. On February 19, 2020, the Board approved the initial 2,000 share option grant at an exercise price of $14.20 per share. Georges Caldironi, who was appointed the Company’s Chief Operating Officer on March 22, 2020, is the principal of AA TWIN ASSOCIATES LTD. The Company expects to cancel the agreement with AA TWIN ASSOCIATES LTD and to enter into an agreement directly with Mr. Caldironi in the near future.

●	On February 16, 2020, we entered into a consultant agreement with Daniel Shih, a co-founder and former shareholder of the Company and former Chief Executive Officer of Aircom, our wholly owned operating subsidiary. During the past few years, Mr. Shih had stepped back from the Company to pursue other interests and is no longer a shareholder of the Company. Pursuant to the terms of the consulting agreement, Mr. Shih will provide services to us as a “Business Development Consultant” and will establish and implement a business development strategy for us. We will pay Mr. Shih a monthly retainer of $10,000 and will reimburse Mr. Shih for actual, necessary and reasonable air travel expenses incurred by Mr. Shih pursuant to the consulting agreement up to a maximum of Twenty Thousand U.S. Dollars (US$20,000) each calendar month and for actual, necessary and reasonable travel-related hotel and meal expenses incurred by Mr. Shih pursuant to the consulting agreement up to a maximum of Ten Thousand U.S. Dollars (US$10,000) each calendar month. The Agreement with Mr. Shih will terminate one year from its start date or earlier under certain circumstances. As an independent contractor and not our employee, Mr. Shih will not have any power to bind us or to enter into any contracts on our behalf or on the behalf of any of our subsidiaries. Mr. Shih will not be performing, or be expected or obligated to perform, any broker-dealer, finder, investment banking or investment advisor functions or services on our behalf or on the behalf of any of our subsidiaries. Given Mr. Shih’s background in, and knowledge of, the aviation industry, we believe that Mr. Shih will be able to provide valuable services to us at this time.

●	Aerkomm Taiwan entered into a short-term loan agreement with WTL to draw down approximately $2.64 million (NTD 80,000,000) from the Loans from one of its shareholders for working capital purposes. This short-term loan carries an annual interest rate of 5%. The Company repaid NTD 76,000,000 (approximately $2,500,000) of the outstanding loan amount prior to April 9, 2020.

Our board of directors conducts an appropriate review of and oversees all related party transactions on a continuing basis and reviews potential conflict of interest situations where appropriate. Our board of directors has not adopted formal standards to apply when it reviews, approves or ratifies any related party transaction. However, our board of directors generally reviews related party transactions to ensure that they are fair and reasonable to our company and on terms comparable to those reasonably expected to be agreed to with independent third parties for the same goods and/or services at the time they are authorized by our board of directors.

DESCRIPTION OF SECURITIES

The following is a summary of the rights of our common stock and preferred stock and certain provisions of our restated articles of incorporation and our amended and restated bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of our restated articles of incorporation and amended and restated bylaws, each of which is filed as an exhibit to the registration statement, of which this prospectus forms a part.

Our authorized capital stock consists of 90,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of “blank check” preferred stock, par value $0.001 per share

As of July 27, 2020, there were 9,540,891 shares of common stock and no shares of preferred stock issued and outstanding. All of our currently issued and outstanding shares of capital stock were validly issued, fully paid and non-assessable under the Nevada Revised Statutes.

Common Stock

The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of our stockholders, except to the extent that the voting rights of our shares of any class or series of stock are determined and specified as greater or lesser than one vote per share in the manner provided by our restated articles of incorporation. Our stockholders have no pre-emptive rights to acquire additional shares of our common stock or other securities. Our common stock is not subject to redemption rights and carries no subscription or conversion rights. In the event of liquidation of our company, the shares of our common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All shares of our common stock now outstanding are fully paid and non-assessable. Our amended and restated bylaws authorize the board of directors to declare dividends on our outstanding shares.

Preferred Stock

Our board of directors is authorized to determine and alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred shares, and to fix the number of shares and the designation of any series of preferred shares. Our board of directors may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of those shares. The rights of the holders of common stock will be subject to and may be affected adversely by the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock could make it more difficult for a third party to acquire, or discourage a third party from acquiring, the outstanding shares of common stock and make removal of our board of directors more difficult. No rights, preferences or privileges have yet been determined and no shares of preferred stock have been issued.

Warrants

We have issued to the underwriter in our prior public offering, warrants to purchase up to a total of up to 77,680 shares of our common stock (equal to 6.0% of the aggregate amount of securities sold in that offering). The warrants are exercisable at any time, and from time to time, in whole or in part, until May 7, 2023. The warrants are exercisable at a per share price equal to 125% of the public offering price per share in our prior offering, or $53.125. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, subdivision, combination, reclassification, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Anti-Takeover Provisions

Provisions of the Nevada Revised Statutes and our amended and restated bylaws could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition would benefit our stockholders. Such provisions of the Nevada Revised Statutes and our amended and restated bylaws are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of our company.

Nevada Anti-Takeover Statutes

We have elected not to be governed by the terms and provisions of Nevada’s control share acquisition laws (Nevada Revised Statutes 78.378 - 78.3793), which prohibit an acquirer, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the issuing corporation’s stockholders. The first such threshold is the acquisition of at least one-fifth but less than one-third of the outstanding voting power.

We have also elected not to be governed by the terms and provisions of Nevada’s combination with interested stockholders statute (Nevada Revised Statutes 78.411 - 78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10 percent or more of the corporation’s voting stock, or otherwise has the ability to influence or control such corporation’s management or policies.

Bylaws

In addition, various provisions of our amended and restated bylaws may also have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of the company that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares held by our stockholders. Our amended and restated bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of our outstanding shares of capital stock entitled to vote for the election of directors, and except as provided by Nevada law, our board of directors shall have the power to adopt, amend or repeal the amended and restated bylaws by a vote of not less than a majority of our directors. Any bylaw provision adopted by the board of directors may be amended or repealed by the holders of a majority of the outstanding shares of capital stock entitled to vote for the election of directors. Our amended and restated bylaws also contain limitations as to who may call special meetings as well as require advance notice of stockholder matters to be brought at a meeting. Additionally, our amended and restated bylaws also provide that no director may be removed by less than a two-thirds vote of the issued and outstanding shares entitled to vote on the removal.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock are available for our board of directors to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including raising additional capital, corporate acquisitions and employee stock plans. The existence of our authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of the company by means of a proxy context, tender offer, merger or other transaction since our board of directors can issue large amounts of capital stock as part of a defense to a take-over challenge. In addition, we have authorized in our articles of incorporation 50,000,000 shares of preferred stock, none of which are currently designated or outstanding. However, the board acting alone and without approval of our stockholders can designate and issue one or more series of preferred stock containing super-voting provisions, enhanced economic rights, rights to elect directors, or other dilutive features, that could be utilized as part of a defense to a take-over challenge.

Supermajority Voting Provisions

Nevada Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s articles of incorporation or bylaws, unless a corporation’s articles of incorporation or bylaws, as the case may be, require a greater percentage. Although our articles of incorporation and bylaws do not currently provide for such a supermajority vote on any matters, our board of directors can amend our amended and restated bylaws and we can, with the approval of our stockholders, amend our articles of incorporation to provide for such a super-majority voting provision.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, NY 11598, and its telephone number is (212) 828-8436.

UNDERWRITING

We have entered into an underwriting agreement with Invest Securities SA. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to sell up to the number of shares of common stock at the public offering price, less the underwriting commissions, as set forth on the cover page of this prospectus, on a best efforts basis. In addition, the underwriter has been granted an over-subscription option pursuant to which we may sell up to an additional 15% of the total number of shares to be offered by us in this offering if we are able to complete the maximum offering.

The underwriter is not required to sell any specific number or dollar amount of the shares offered by this prospectus and is under no obligation to purchase any shares for its own account. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated.

This offering will terminate on [December 11], 2020 (which we refer to as the “Initial Offering Termination Date”), which date may be extended to a date up to and including [January 10], 2021 (which we refer to as the “Offering Termination Date”), unless we sell the maximum amount of shares set forth below before that date or we decide to terminate this offering prior to that date. In the event that the maximum amount has been met on or prior to the Offering Termination Date, the underwriter may exercise the over-subscription option on or prior to the Offering Termination Date to extend the offering for an additional 45 days.

Invest Securities SA

The underwriter is a member of Euronext and authorized as an investment services provider by the AMF and the Banque de France. However, the underwriter is not a broker-dealer registered with the SEC and is not a member firm of the Financial Industry Regulatory Authority, Inc., or FINRA. The principal business address of the underwriter is 73 boulevard Haussman, 75008 Paris, France. The underwriter assisted us with the initial listing of our common stock on the Euronext Paris market.

Yuanta Securities

Subject to our written consent, which consent shall not be unreasonably withheld, conditioned, or delayed, the underwriter may, but is not obligated to, (i) create a selling syndicate of additional underwriters for the offering of the shares by this prospectus and/or (ii) appoint and rely on one or more sub-placement agents to participate in placing a portion of such shares. The underwriter may also retain other brokers or dealers, which are qualified to offer and sell the shares and are members of FINRA, to act as selected dealers on their behalf in connection with the offering of the shares by this prospectus.

The underwriter has entered into a sub-placement agent agreement with Yuanta Securities, a Taiwan-based investment bank. In accordance with the terms of the sub-placement agent agreement, we may offer and sell the shares offered by this prospectus from time to time through the sub-placement agent as non-exclusive sub-placement agent for the offer and sale of the shares. The sub-placement agent will make reasonable “best efforts” to assist the underwriter and us in attracting investments by prospective holders of the shares. The sub-placement agent will have no liability to the underwriter or us in the event any purchase of the shares is not consummated for any reason. The sub-placement agent will receive from the underwriter a cash fee equal to 4% of the gross proceeds received by us from the sale of any shares placed by the sub-placement agent. The principal business address of Yuanta Securities is 13, 14F, No. 225, Sec. 3, Nanjing E. Road, Taipei 104, Taiwan. Yuanta Securities participated as a sub-placement agent in our 2018/2019 public offering, underwritten by Boustead Securities LLC.

Underwriting Commissions and Expenses

We have agreed to pay the underwriter a fee, payable in cash, equal to 4% of the gross proceeds raised by the Underwriter in the offering.

The underwriter proposes to offer the shares directly to the public at the public offering price set forth on the cover of this prospectus. After the offering to the public, the offering price and other selling terms may be changed by the underwriter without changing the proceeds we will receive from the underwriter.

The following table summarizes the public offering price, underwriting commissions and proceeds before expenses to us assuming completion of the maximum offering amount without exercise of the over-subscription option and maximum offering with exercise of the over-subscription option.

	Per Share	Total Maximum without Over-Subscription Option	Total Maximum with Over-Subscription Option
Public offering price	€37.8000	€40,000,000	€46,000,000
Underwriting commission and advisory fees(1)	€2.2680	€2,400,000	€2,760,000
Proceeds, before expenses, to us(2)	€35.5320	€37,600,000	€43,240,000

(1)	We have agreed to reimburse the underwriter for all reasonable out-of-pocket invoiced expenses, in an amount not to exceed $35,000, if its underwriting agreement is terminated according to its terms; provided, however, that such cap will not apply to underwriter’s counsel’s fees. We have also agreed to pay (i) underwriter’s counsel’s fees, provided, however, that if we raise at least $10,00,000 in the offering, we will pay only one-half of such counsel’s fees, and (ii) expenses incurred by the underwriter in connection with qualification or exemptions relating to the offer and sale of the shares under foreign securities laws.

(2)	We estimate that the total expenses of this offering, excluding underwriting commissions described above, will be approximately €435,360 ($506,541).

Advisory Services

We have agreed to pay the underwriter an advisory fee of 2% of the gross proceeds plus VAT received by us from the sale of the shares offered by this prospectus for advisory services provided to us, including through affiliates of the underwriter such as Invest Corporate Finance. The advisory services may include, but are not limited to, assisting with the planning and preparation for the offering, including offering documentation, working with management on the marketing of the offering, including any roadshow presentations, advising on our valuation and appropriate offering price per share range and transaction size, assisting with the book building process and the placement of shares through any sub-placement agents, and assisting with any post-closing matters, including post-closing trading. The term of this exclusive engagement will be until the closing of the offering contemplated by this prospectus; provided, however, that a party hereto may terminate the engagement with respect to itself at any time upon 30 days’ written notice to the other party.

Lock-Up Agreements

We and our directors, officers and any other 5% or greater holder of outstanding shares of our common stock (and all holders of securities exercisable for or convertible into shares of common stock) have agreed with the underwriter not to offer for sale, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities, including the issuance of shares of common stock upon currently outstanding options for a period of six (6) months after the date of this prospectus, without the prior written consent of the underwriter.

The underwriter may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the underwriter will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriter against liabilities relating to the offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriter may be required to make for these liabilities.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriter or selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of shares of securities to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter to selling group members that may make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter or any selling group members is not part of this prospectus or the registration statement of which this prospectus forms a part.

Liquidity Agreement

Consistent with customary practice in the French securities market, we entered into a liquidity agreement (contrat de liquidité) with Invest Securities SA, dated September 9, 2019. The liquidity agreement complies with applicable laws and regulations in France. The liquidity agreement authorizes Invest Securities SA to carry out market purchases and sales of shares of our common stock on the Euronext Paris market. To date, we have contributed an aggregate of 200,000 Euros (approximately $225,500) to the liquidity account. The amount is classified in other non-current financial assets in our statement of financial position. At March 10, 2020, 7,478 shares of our common stock and approximately $39,314 (€34,986) were in the liquidity account. The liquidity agreement has a term of one year and will be renewed automatically unless otherwise terminated by either party.

Price Stabilization and Short Positions

In connection with the offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of our stock, and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriter is not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the OTCQX Best Market or other other-the-counter market.

Other Relationships

The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Except as disclosed in this prospectus, we have no present arrangements with underwriter or any of its affiliates for any further services.

No Offers or Sales in the United States

Although the shares offered by this prospectus are being registered under the Securities, no shares will be offered, sold or delivered within the United States or to U.S. persons (as defined in Regulation S), no directed selling efforts (as defined in Regulation S) in the United States relating to us or the offering of the shares by this prospectus will be made by us, any of our affiliates or any person acting on our or its behalf, and we, our affiliates and persons acting on our or their behalf will not engage in any other offering, selling or marketing activity in the United States or directed to U.S. persons (as defined in Regulation S) relating to us or the offering of the shares under this prospectus. The shares offered by this prospectus will only be offered, sold and delivered to non-U.S. persons (as defined in Regulation S) in offshore transactions (as defined in Regulation S) outside the United States.

We intend to offer the shares only to professional and institutional investors outside of the United States, in reliance on exemptions from registration and filing requirements available under the relevant jurisdictional securities laws, and to list the shares that are sold under this prospectus on the Euronext Paris market. We expect that the underwriter will be offering the shares in France and, possibly, in other member states of the European Economic Area and in certain East Asian countries including Taiwan and China (Hong Kong) where our initial business marketing efforts have been focused; however, we cannot be sure at this time in which jurisdictions the shares will be offered, and neither we nor the underwriter currently has any agreements or understandings with any potential investors for the acquisition of the shares.

In addition, since the shares offered by this prospectus are being registered under the Securities Act, the resale limitations imposed by Rule 905 of Regulation S will not apply to the shares. Although we expect that the principal secondary market for the shares sold through this prospectus will be the Euronext Paris market, we are registering the shares under the Securities Act to provide flexibility to investors who may prefer to resell their shares in the U.S. public securities market.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC, or the Prospectus Directive, as implemented in Member States of the European Economic Area (each referred to herein as a Relevant Member State), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c)	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of ours or any underwriter for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers, or AMF. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France. Such offers, sales and distributions have been and shall only be made in France to (i) investment services providers authorized to engage in portfolio management for the account of third parties (personnes fournissant le service d'investissement de gestion de portefeuille pour compte de tiers) and/or (ii) qualified investors (investisseurs qualifiés) acting for their own account (other than individuals), and all as defined in, and in accordance with, Articles L.411-2, D.411-1 and D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France participating in an offering pursuant to Article L.411-2 of the French Monetary and Financial Code are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Hong Kong

The common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Taiwan

The common stock has not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the common stock in Taiwan.

LEGAL MATTERS

The validity of the shares of common stock covered by this prospectus will be passed upon by Sherman & Howard LLC.

EXPERTS

The consolidated financial statements of Aerkomm Inc. as of December 31, 2019 and 2018 appearing in this prospectus and registration statement have been audited by Chen & Fan Accountancy Corporation, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC without charge on the SEC’s website. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

We file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection on the SEC’s website. We also maintain a website at www.aerkomm.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

FINANCIAL STATEMENTS

AERKOMM INC. AND SUBSIDIARIES

Index to Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

AERKOMM INC.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of AERKOMM INC. AND SUBSIDIARIES (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the years ended December 31, 2019 and 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2019 and 2018, and the consolidated results of its operations and its cash flows for the years ended December 31, 2019 and 2018, in conformity with accounting principles generally accepted in the United States of America.

Adoption of New Accounting Standards

As discussed in Note 2 to the consolidated financial statements, the Company changed its method for recognizing revenue as a result of the adoption of Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), and the amendments in ASUs 2015-14, 2016-08, 2016-10 and 2016-12 effective January 1, 2019. The Company also changed its method of accounting for leases in 2019 due to the adoption of ASU No. 2016-02, Leases (Topic 842), as amended, effective January 1, 2019, using the modified retrospective approach.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Chen & Fan Accountancy Corporation

We have served as the Company’s auditor since 2017.

San Jose, California

March 27, 2020

AERKOMM INC. AND SUBSIDIARIES

Consolidated Balance Sheets

March 31, 2020 and December 31, 2019 and 2018

	March 31,	December 31,
	2020	2019	2018
Assets	(Unaudited)
Current Assets
Cash	$2,226,822	$751,329	$88,309
Short-term investment	114,228	-	-
Accounts receivable	-	451,130	1,745,000
Inventories, net	4,294,987	3,038,564	895,014
Prepaid expenses	3,238,334	2,968,912	1,533,748
Other receivable – related party	268,183	920	-
Other receivable – others	1,473	1,446	2,616
Temporary deposit – related party	-	-	100,067
Other current assets	6,258	5,708	11,336
Total Current Assets	10,150,285	7,218,009	4,376,090
Property and Equipment
Cost	2,783,990	2,777,144	2,709,543
Accumulated depreciation	(1,006,786)	(869,747)	(322,049)
	1,777,204	1,907,397	2,387,494
Prepayment for land	35,861,589	35,861,589	35,237,127
Construction in progress	-	-	416,231
Net Property and Equipment	37,638,793	37,768,986	38,040,852
Other Assets
Restricted cash	27,261	225,500	-
Intangible asset, net	2,763,750	2,887,500	3,382,500
Goodwill	1,475,334	1,475,334	1,475,334
Right-of-use assets, net	210,130	302,602	-
Deposits	53,764	113,660	107,909
Total Other Assets	4,530,239	5,004,596	4,965,743
Total Assets	$52,319,317	$49,991,591	$47,382,685

Liabilities and Stockholders’ Equity
Current Liabilities
Short-term loan – related party	$2,119,669	$-	$-
Accounts payable	1,775,661	912,729	2,032,974
Accrued expenses	477,410	245,140	412,165
Other payable - related parties	149,969	30,971	173,854
Other payable - others	2,490,943	1,801,109	2,580,958
Long-term loan – current	8,774	8,666	-
Lease liability – current – related parties	11,456	22,632	-
Lease liability – current - others	254,644	309,747	-
Total Current Liabilities	7,288,526	3,330,994	5,199,951
Long-term Liabilities
Long-term loan – non-current	34,115	36,803	-
Prepayments from customer	762,000	762,000	762,000
Lease liability – non-current	42,173	45,199	-
Restricted stock deposit liability	1,000	1,000	1,000
Total Long-term Liabilities	839,288	845,002	763,000
Total Liabilities	8,127,814	4,175,996	5,962,951
Commitments
Stockholders’ Equity
Preferred stock, $0.001 par value, 50,000,000 shares authorized, none issued and outstanding as of December 31, 2019 and 2018	-	-	-
Common stock, $0.001 par value, 90,000,000 shares authorized, 9,391,729 shares (excluding 149,162 unvested restricted shares) issued and outstanding as of March 31, 2020 and December 31, 2019; 9,098,110 shares (excluding 149,162 unvested restricted shares) issued and outstanding as of December 31, 2018	9,392	9,392	9,098
Additional paid in capital	69,959,156	69,560,529	56,582,800
Accumulated deficits	(25,638,181)	(23,271,687)	(15,292,128)
Accumulated other comprehensive income (loss)	(138,864)	(482,639)	119,964
Total Stockholders’ Equity	44,191,503	45,815,595	41,419,734
Total Liabilities and Stockholders’ Equity	$52,319,317	$49,991,591	$47,382,685

The accompanying notes are an integral part of these consolidated financial statements

AERKOMM INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

For the Three Months Ended March 31, 2020 and 2019 and

For the Years Ended December 31, 2019 and 2018

	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019	2018
Revenue	(Unaudited)	(Unaudited)
Net sales	$-	$-	$1,599,864	$1,730,000
Service income	-	-	-	15,000
Total Revenue	-	-	1,599,864	1,745,000

Cost and Expenses
Cost of sales	-	-	1,587,222	1,661,849
Operating expenses	1,956,045	2,048,289	8,569,231	8,096,033

Total Cost and Expenses	1,956,045	2,048,289	10,156,453	9,757,882

Loss from Operations	(1,956,045)	(2,048,289)	(8,556,589)	(8,012,882)

Non-Operating Income (Loss)
Foreign currency exchange gain (loss)	(320,701)	(331,196)	586,040	(128,362)
Unrealized loss on short-term investment	(84,011)	-	-	-
Other loss, net	(2,485)	(274)	(5,759)	(2,973)

Net Non-Operating Income (Loss)	(407,197)	(331,470)	580,281	(131,335)

Loss Before Income Taxes	(2,363,242)	(2,379,759)	(7,976,308)	(8,144,217)

Income Tax Expense	3,252	3,233	3,251	4,123

Net Loss	(2,366,494)	(2,382,992)	(7,979,559)	(8,148,340)

Other Comprehensive Income (Loss)
Foreign currency translation adjustments	343,775	343,596	(602,603)	123,428

Total Comprehensive Loss	$(2,022,719)	$(2,039,396)	$(8,582,162)	$(8,024,912)

Net Loss Per Common Share:

Basic	$(0.2480)	$(0.2577)	$(0.8507)	$(0.9205)
Diluted	$(0.2480)	$(0.2577)	$(0.8507)	$(0.9205)

Weighted Average Shares Outstanding - Basic	9,540,891	9,247,272	9,380,450	8,852,094
Weighted Average Shares Outstanding - Diluted	9,540,891	9,247,272	9,380,450	8,852,094

The accompanying notes are an integral part of these consolidated financial statements.

AERKOMM INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

	Common Stock		Additional Paid in	Subscribed	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Capital	Capital	Deficits	Income (Loss)	Equity
Balance as of January 1, 2018	8,283,733	$8,284	$13,517,991	$75,040	$(7,143,788)	$(3,464)	$6,454,063
Issuance of common stock	1,059,666	1,060	41,392,879	(75,040)	-	-	41,318,899
Restricted stock vested and transferred to common stock	8,286	8	48	-	-	-	56
Common stock transferred back to unvested restricted stock	(253,575)	(254)	(1,446)	-	-	-	(1,700)
Stock compensation expense	-	-	1,422,961	-	-	-	1,422,961
Issuance of stock warrant	-	-	250,367	-	-	-	250,367
Net loss for the year	-	-	-	-	(8,148,340)	-	(8,148,340)
Other comprehensive income	-	-	-	-	-	123,428	123,428
Balance as of December 31, 2018	9,098,110	$9,098	$56,582,800	$-	$(15,292,128)	$119,964	$41,419,734
Issuance of common stock	293,619	294	10,810,394	-	-	-	10,810,688
Stock compensation expense	-	-	2,342,802	-	-	-	2,342,802
Issuance of stock warrant	-	-	1,200	-	-	-	1,200
Cancellation of stock warrant	-	-	(176,667)	-	-	-	(176,667)
Net loss for the year	-	-	-	-	(7,979,559)	-	(7,979,559)
Other comprehensive loss	-	-	-	-	-	(602,603)	(602,603)
Balance as of December 31, 2019	9,391,729	$9,392	$69,560,529	$-	$(23,271,687)	$(482,639)	$45,815,595
Stock compensation expense	-	-	464,827	-	-	-	464,827
Revaluation of stock warrant	-	-	(66,200)	-	-	-	(66,200)
Net loss for the period	-	-	-	-	(2,366,494)	-	(2,366,494)
Other comprehensive income	-	-	-	-	-	343,775	343,775
Balance as of March 31, 2020 (unaudited)	9,391,729	$9,392	$69,959,156	$-	$(25,638,181)	$(138,864)	$44,191,503

The accompanying notes are an integral part of these consolidated financial statements

AERKOMM INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2020 and 2019 and

For the Years Ended December 31, 2019 and 2018

	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019	2018
Cash Flows from Operating Activities	(Unaudited)	(Unaudited)
Net loss	$(2,366,494)	$(2,382,992)	$(7,979,559)	$(8,148,340)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	260,789	261,176	1,042,698	716,481
Stock-based compensation	464,827	313,042	2,342,802	1,422,961
R&D expenses transferred from inventory and construction in progress	-	416,231	416,231	732,828
Consulting expense and interest expense adjustment to change in fair value of warrants	(66,200)	(68,200)	(121,733)	-
Unrealized losses on short-term investment	84,011	-	-	-
Changes in operating assets and liabilities:
Accounts receivable	451,130	389,900	1,293,870	(1,745,000)
Inventories	(1,256,423)	(380,000)	(2,143,550)	-
Prepaid expenses	(269,422)	11,445	(1,435,164)	(1,171,356)
Other receivable - related party	(267,263)	-	(920)	46,743
Other receivable - others	(27)	1,196	1,170	409,774
Temporary deposit - related party	-	100,067	100,067	(100,067)
Other current assets	(550)	(19,084)	5,628	(4,745)
Deposits	59,896	153	(5,751)	35,760
Accounts payable	862,932	-	(1,120,245)	2,032,974
Accrued expenses	232,270	457,652	(167,025)	(225,510)
Other payable - related parties	118,998	125,096	(142,883)	(146,541)
Other payable - others	689,834	239,436	(834,783)	(887,956)
Operating lease liability	23,683	-	19,828	-
Net Cash Used for Operating Activities	(978,009)	(534,882)	(8,729,319)	(7,031,994)

Cash Flows from Investing Activities
Purchase of short-term investment	(198,239)	-	-	-
Purchase of property and equipment	(6,846)	(1,275)	(10,831)	(708,397)
Prepayment on land and satellite equipment	-	-	(624,462)	(33,850,000)
Acquisitions of goodwill			-	(24,798)
Net Cash Used for Investing Activities	(205,085)	(1,275)	(635,293)	(34,583,195)

Cash Flows from Financing Activities
Proceeds from short-term loan – related party	2,119,669	182,500	-	-
Proceeds from (repayment of) long-term loan	(2,580)	-	45,469	-
Payment on finance lease liability	(516)	-	(1,622)
Proceeds from issuance of common stock	-	-	10,810,688	41,318,899
Issuance of stock warrant	-	-	1,200	250,367
Repayment of short-term bank loan	-	-	-	(10,000)
Payment on repurchase of restricted stock	-	-	-	(700)
Net Cash Provided by Financing Activities	2,116,573	182,500	10,855,735	41,558,566

Net Increase (Decrease) in Cash	933,479	(353,657)	1,491,123	(56,623)

Cash and Restricted Cash, Beginning of Year/Period	976,829	88,309	88,309	21,504

Foreign Currency Translation Effect on Cash	343,775	343,596	(602,603)	123,428

Cash and Restricted Cash, End of Year/Period	$2,254,083	$78,248	$976,829	$88,309

Supplemental disclosures of cash flow information:
Cash paid during the year/period for income taxes	$1,651	$1,657	$-	$4,061
Cash paid during the year/period for interest	$1,883	$279	$5,791	$2,121

Non-cash Operating and Financing Activities:
Restricted stock deposit liability transferred back from common stock	$-	$-	$-	$(1,644)
Prepayment for equipment and construction in progress transferred to inventory	$-	$949,639	$-	$-

Net payment for acquisition of subsidiary during the year ended December 31, 2018:
Cash	$-	$-	$-	$14,527
Prepaid expenses	-	-	-	4,317
Other receivable - related party	-	-	-	43,448
Goodwill	-	-	-	24,798

Total payment for acquisition of subsidiary	$-	$-	$-	$87,090

The accompanying notes are an integral part of these consolidated financial statements

AERKOMM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1 - Organization

Aerkomm Inc. (formerly Maple Tree Kids Inc.) (“Aerkomm”) was incorporated on August 14, 2013 in the State of Nevada. Aerkomm was a retail distribution company selling all its products over the internet in the United States, operating in the infant and toddler products business market.

On December 28, 2016, Aircom Pacific Inc. (“Aircom”) purchased approximately 86.3% of Aerkomm’s issued and outstanding common stock as of the closing date of purchase. As a result of the transaction, Aircom became the controlling shareholder of Aerkomm. Aircom was incorporated on September 29, 2014 under the laws of the State of California.

On February 13, 2017, Aerkomm entered into a share exchange agreement (“Exchange Agreement”) with Aircom and its shareholders, pursuant to which Aerkomm acquired 100% of the issued and outstanding capital stock of Aircom in exchange for approximately 99.7% of the issued and outstanding capital stock of Aerkomm. As a result of the share exchange, Aircom became a wholly-owned subsidiary of Aerkomm, and the former shareholders of Aircom became the holders of approximately 99.7% of Aerkomm’s issued and outstanding capital stock.

On December 31, 2014, Aircom acquired a newly incorporated subsidiary, Aircom Pacific Ltd. (“Aircom Seychelles”), a corporation formed under the laws of the Republic of Seychelles. Aircom Seychelles was formed to facilitate Aircom’s global corporate structure for both business operations and tax planning. Presently, Aircom Seychelles has no operations. Aircom is working with corporate and tax advisers in finalizing its global corporate structure and has not yet concluded its final plan.

On October 17, 2016, Aircom acquired a wholly owned subsidiary, Aircom Pacific Inc. Limited (“Aircom HK”), a corporation formed under the laws of Hong Kong. The purpose of Aircom HK is to conduct Aircom’s business and operations in Hong Kong. Presently, its primary function is business development, both with respect to airlines as well as content providers and advertisement partners based in Hong Kong. Aircom HK is also actively seeking strategic partnerships whom Aircom may leverage in order to provide more and better services to its customers. Aircom also plans to provide local supports to Hong Kong-based airlines via Aircom HK and teleports located in Hong Kong.

On December 15, 2016, Aircom acquired a wholly owned subsidiary, Aircom Japan, Inc. (“Aircom Japan”), a corporation formed under the laws of Japan. The purpose of Aircom Japan is to conduct business development and operations located within Japan. Aircom Japan is in the process of applying for, and will be the holder of, Satellite Communication Blanket License in Japan, which is necessary for Aircom to provide services within Japan. Aircom Japan will also provide local supports to airlines operating within the territory of Japan.

Aircom Telecom LLC (“Aircom Taiwan”), which became a wholly owned subsidiary of Aircom in December 2017, was organized under the laws of Taiwan on June 29, 2016. Aircom Taiwan is responsible for Aircom’s business development efforts and general operations within Taiwan.

On June 13, 2018, Aerkomm established a new wholly owned subsidiary, Aerkomm Taiwan Inc. (“Aerkomm Taiwan”), a corporation formed under the laws of Taiwan. The purpose of Aerkomm Taiwan is to purchase a parcel of land and raise sufficient fund for ground station building and operate the ground station for data processing (although that cannot be guaranteed).

On November 15, 2018, Aircom Taiwan acquired a wholly owned subsidiary, Beijing Yatai Communication Co., Ltd. (“Aircom Beijing”), a corporation formed under the laws of China. The purpose of Aircom Beijing is to conduct Aircom’s business and operations in China. Presently, its primary function is business development, both with respect to airlines as well as content providers and advertisement partners based in China as most business conducted in China requires a local registered company. Aircom Beijing is also actively seeking strategic partnerships whom Aircom may leverage in order to provide more and better services to its customers. Aircom also plans to provide local supports to China-based airlines via Aircom Beijing and teleports located in China.

On October 31, 2019, Aircom Seychelles established a new a wholly owned subsidiary, Aerkomm Pacific Limited (“Aerkomm Malta”), a corporation formed under the laws of Malta. The purpose of Aerkomm Malta is to conduct Aircom’s business and operations and to engage with suppliers and potential airlines customers in the European Union.

Aerkomm and its subsidiaries (the “Company”) are full-service, development stage providers of in-flight entertainment and connectivity solutions with their initial market in the Asian Pacific region.

AERKOMM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1 - Organization - Continued

The Company has not generated significant revenues, excluding non-recurring revenues in 2018 and 2019, and will incur additional expenses as a result of being a public reporting company. Currently, the Company has taken measures that management believes will improve its financial position by financing activities, including through a public offering, short-term borrowings and equity contributions. Two of the Company’s current shareholders (the “Lenders”) each committed to provide to the Company a $10 million bridge loan (together, the “Loans”) for an aggregate principal amount of $20 million, to bridge the Company’s cash flow needs prior to its obtaining a mortgage loan to be secured by a parcel of land (the “Land”) the Company purchased in Taiwan. The Lenders also agreed to an earlier closing of up to 25% of the principal amounts of the Loans upon the Company’s request prior to the time that title to the Land is vested in the Company’s subsidiary, Aerkomm Taiwan, to pay down outstanding payables to the Company’s vendors. On March 20, 2020, the Company borrowed approximately $2.64 million (NT$80,000,000) (unaudited) under the Loans from one of the Lenders. As of July 6, 2020, $2.53 million (NT$76,000,000) (unaudited) of the Loans has been repaid. On April 16, 2020, the Company signed a loan agreement with one of its business partners, EESquare Superstore Corp. (“EESquare”) for a working capital loan of up to $1.5 million (unaudited), with an interest rate at 3.25%. As of July 6, 2020, the Company has drawn down $950,000 (unaudited) of the loan. On April 30, 2020, the Company filed a Registration Statement on Form S-1 with the Securities and Exchange Commission, or the SEC, pursuant to Section 5 of the Securities Act of 1933 to issue and sell up to €40 million (approximately $43,192,000) (unaudited) of the Company’s common stock, at a per share price to be determined. The Form S-1 is currently under SEC review. With the $20 million in Loans committed by the Lenders, the working capital loan from EESquare and expected future capital raising efforts, including the filing for upcoming registered public offering, the Company believes its working capital will be adequate to sustain its operations for the next twelve months.

On January 16, 2019, the Company completed a 1-for-5 reverse split of the Company’s authorized, issued and outstanding shares of common stock, which was completed by the filing of a Certificate of Change Pursuant to NRS 78.209 with the Nevada Secretary of State on December 26, 2018 (see Note 12). All of the references in these financial statements to authorized common stock and issued and outstanding common stock have been adjusted to reflect this reverse split.

The Company’s common stock is quoted for trading on the OTC Markets Group Inc. OTCQX Best Market under the symbol “AKOM.” On July 17, 2019, the French Autorité des Marchés Financiers (the “AMF”) granted visa number 19-372 on the prospectus relating to the admission of the Company’s common stock to list and trade on the Professional Segment of the regulated market of Euronext Paris (“Euronext Paris”). The Company’s common stock began trading on Euronext Paris on July 23, 2019 under the symbol “AKOM” and is denominated in Euros on Euronext Paris. This listing did not alter the Company’s share count, capital structure, or current common stock listing on the OTCQX, the Company’s primary trading market for its common stock.

NOTE 2 - Summary of Significant Accounting Policies

Changes in Fiscal Year

On March 18, 2018, the Company’s Board of Directors approved a change in the Company’s fiscal year end from December 31 to March 31. On February 12, 2019, the Company’s Board of Directors approved a change in the Company’s fiscal year end from March 31 to December 31. Year-over-year and quarterly financial data continue to be comparative to prior year as the twelve months and three months that comprise each fiscal quarter and fiscal year in the new fiscal year are the same as those in the Company’s historical financial statements.

Unaudited Interim Financial Information

The accompanying consolidated balance sheet as of March 31, 2020, and the consolidated statements of operations and comprehensive loss and cash flows for the three months ended March 31, 2020 and 2019 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s consolidated financial position as of March 31, 2020 and the consolidated results of operations and cash flows for the three months ended March 31, 2020 and 2019. The financial data and other information disclosed in these notes to the consolidated financial statements related to these three-month periods are unaudited. The results of operations for the three months ended March 31, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any other interim period or other future year.

Principle of Consolidation

Aerkomm consolidates the accounts of its subsidiaries, Aircom, Aircom Seychelles, Aircom HK, Aircom Japan, Aircom Taiwan, Aerkomm Taiwan, Aircom Beijing and Aerkomm Malta. All significant intercompany accounts and transactions have been eliminated in consolidation.

AERKOMM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 2 - Summary of Significant Accounting Policies - Continued

Reclassifications of Prior Period Presentation

Certain prior period balance sheet and income statement amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results may differ from these estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash in banks. As of March 31, 2020, December 31, 2019 and 2018, the total balance of cash in bank exceeding the amount insured by the Federal Deposit Insurance Corporation (FDIC) for the Company was approximately $0 (unaudited), $233,000 and $0, respectively. The balance of cash deposited in foreign financial institutions exceeding the amount insured by local insurance is approximately $284,000 (unaudited), $37,000 and $0 as of March 31, 2020, December 31, 2019 and December 31, 2018, respectively.

The Company performs ongoing credit evaluation of its customers and requires no collateral. An allowance for doubtful accounts is provided based on a review of the collectability of accounts receivable. The Company determines the amount of allowance for doubtful accounts by examining its historical collection experience and current trends in the credit quality of its customers as well as its internal credit policies. Actual credit losses may differ from management’s estimates.

Short-term investment

The Company’s short-term investment securities are classified as trading security. The securities are stated at fair value within current assets on the Company’s consolidated balance sheets. Fair value is calculated based on publicly available market information or other estimates determined by the Company. Changes in fair value are recorded in current income.

Inventories

Inventories are recorded at the lower of weighted-average cost or net realizable value. The Company assesses the impact of changing technology on its inventory on hand and writes off inventories that are considered obsolete. Estimated losses on scrap and slow-moving items are recognized in the allowance for losses.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. When value impairment is determined, the related assets are stated at the lower of fair value or book value. Significant additions, renewals and betterments are capitalized. Maintenance and repairs are expensed as incurred.

Depreciation is computed by using the straight-line and double declining methods over the following estimated service lives: ground station equipment – 5 years, computer equipment - 3 to 5 years, furniture and fixtures - 5 years, satellite equipment – 5 years, vehicles – 5 years and lease improvement – 5 years.

Upon sale or disposal of property and equipment, the related cost and accumulated depreciation are removed from the corresponding accounts, with any gain or loss credited or charged to income in the period of sale or disposal.

The Company reviews the carrying amount of property and equipment for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. It determined that there was no impairment loss for the three months ended March 31, 2020 and for the years ended December 31, 2019 and 2018.

AERKOMM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 2 - Summary of Significant Accounting Policies - Continued

Right-of-Use Asset and Lease Liability

In February 2016, the FASB issued ASU No. 2016-02, “Leases” (Topic 842) (“ASU 2016-02”), which modifies lease accounting for both lessees and lessors to increase transparency and comparability by recognizing lease assets and lease liabilities by lessees for those leases classified as operating leases and finance leases under previous accounting standards and disclosing key information about leasing arrangements.

A lessee should recognize the lease liability to make lease payments and the right-of-use asset representing its right to use the underlying asset for the lease term. For operating leases and finance leases, a right-of-use asset and a lease liability are initially measured at the present value of the lease payments by discount rates. The Company’s lease discount rates are generally based on its incremental borrowing rate, as the discount rates implicit in the Company’s leases is readily determinable. Operating leases are included in operating lease right-of-use assets and lease liabilities in the consolidated balance sheets. Finance leases are included in property and equipment and lease liability in our consolidated balance sheets. Lease expense for operating expense payments is recognized on a straight-line basis over the lease term. Interest and amortization expenses are recognized for finance leases on a straight-line basis over the lease term.

For leases with a term of twelve months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expense for such leases generally on a straight-line basis over the lease term. The Company adopted ASU 2016-02 effective January 1, 2019.

Goodwill and Purchased Intangible Assets

The Company’s goodwill represents the amount by which the total purchase price paid exceeded the estimated fair value of net assets acquired from acquisition of subsidiaries. The Company tests goodwill for impairment on an annual basis, or more often if events or circumstances indicate that there may be impairment.

Purchased intangible assets with finite life are amortized on the straight-line basis over the estimated useful lives of respective assets. Purchased intangible assets with indefinite life are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Purchased intangible asset consists of satellite system software and is amortized over 10 years.

Fair Value of Financial Instruments

The Company utilizes the three-level valuation hierarchy for the recognition and disclosure of fair value measurements. The categorization of assets and liabilities within this hierarchy is based upon the lowest level of input that is significant to the measurement of fair value. The three levels of the hierarchy consist of the following:

Level 1 - Inputs to the valuation methodology are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 - Inputs to the valuation methodology are quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active or inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the instrument.

Level 3 - Inputs to the valuation methodology are unobservable inputs based upon management’s best estimate of inputs market participants could use in pricing the asset or liability at the measurement date, including assumptions.

The carrying amounts of the Company’s cash, accounts receivable, other receivable, accounts payable, short-term loan, accrued expense and other payable approximated their fair value due to the short-term nature of these financial instruments. The Company’s long-term loan and lease payable approximated the carrying amount as its interest rate is considered as approximate to the current rate for comparable loans and leases, respectively. There were no outstanding derivative financial instruments as of March 31, 2020.

AERKOMM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 2 - Summary of Significant Accounting Policies - Continued

Revenue Recognition

The Company recognizes revenue when performance obligations identified under the terms of contracts with its customers are satisfied, which generally occurs upon the transfer of control in accordance with the contractual terms and conditions of the sale. The Company’s major revenue for the year ended December 31, 2018 was the development of a small cell server terminal which will be utilized in the construction of a satellite-based ground communication system networks. The Company also had minor revenue from providing installation and testing services of a satellite-based ground connectivity system. The Company’s revenue for the year ended December 31, 2019 was the sales of compact adaptor for smartphone that allows users to turn their smartphone into a satellite smartphone to provide reliable connectivity beyond the coverage of traditional networks. The majority of the Company’s revenue is recognized at a point in time when product is shipped or service is provided to the customer. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring goods, which includes estimates for variable consideration. During 2019, the Company adopted the provisions of ASU 2014-09 Revenue from Contracts with Customers (Topic 606) and the principal versus agent guidance within the new revenue standard. The application of Topic 606 (versus prior U.S. GAAP) did not have a significant impact on the Company’s comparative financial statements as presented.

Research and Development Costs

Research and development costs are charged to operating expenses as incurred. For the three months ended March 31, 2020 and 2019 and for the years ended December 31, 2019 and 2018, the Company incurred $0 (unaudited), $416,230 (unaudited), $416,231, and $1,541,952 of research and development costs, respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. Adjustments to prior period’s income tax liabilities are added to or deducted from the current period’s tax provision.

The Company follows FASB guidance on uncertain tax positions and has analyzed its filing positions in all the federal, state and foreign jurisdictions where it is required to file income tax returns, as well as all open tax years in those jurisdictions. The Company files income tax returns in the US federal, state and foreign jurisdictions where it conducts business. It is not subject to income tax examinations by US federal, state and local tax authorities for years before 2015. The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material adverse effect on its consolidated financial position, results of operations, or cash flows. Therefore, no reserves for uncertain tax positions have been recorded. The Company does not expect its unrecognized tax benefits to change significantly over the next twelve months.

The Company’s policy for recording interest and penalties associated with any uncertain tax positions is to record such items as a component of income before taxes. Penalties and interest paid or received, if any, are recorded as part of other operating expenses in the consolidated statement of operations.

Foreign Currency Transactions

Foreign currency transactions are recorded in U.S. dollars at the exchange rates in effect when the transactions occur. Exchange gains or losses derived from foreign currency transactions or monetary assets and liabilities denominated in foreign currencies are recognized in current income. At the end of each period, assets and liabilities denominated in foreign currencies are revalued at the prevailing exchange rates with the resulting gains or losses recognized in income for the period.

Translation Adjustments

If a foreign subsidiary’s functional currency is the local currency, translation adjustments will result from the process of translating the subsidiary’s financial statements into the reporting currency of the Company. Such adjustments are accumulated and reported under other comprehensive income (loss) as a separate component of stockholders’ equity.

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing income available to common shareholders by the weighted-average number of shares of common outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if the potentially dilutive securities had been issued. Potentially dilutive securities include stock warrants and outstanding stock options, shares to be purchased by employees under the Company’s employee stock purchase plan.

AERKOMM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 2 - Summary of Significant Accounting Policies - Continued

Subsequent Events

The Company has evaluated events and transactions after the reported period up to July 6, 2020, the date on which these consolidated financial statements were available to be issued. All subsequent events requiring recognition as of July 6, 2020 have been included in these consolidated financial statements.

NOTE 3 - Recent Accounting Pronouncements

Simplifying the Accounting for Income Taxes

In December 2019, the FASB issued ASU 2019-12 to simplify the accounting in ASC 740, Income Taxes. This guidance removes certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences. This guidance also clarifies and simplifies other areas of ASC 740. This ASU will be effective beginning in the first quarter of the Company’s fiscal year 2021. Early adoption is permitted. Certain amendments in this update must be applied on a prospective basis, certain amendments must be applied on a retrospective basis, and certain amendments must be applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings/(deficit) in the period of adoption. The Company is currently evaluating the impact this ASU will have on the financial statements and related disclosures, as well as the timing of adoption.

Financial Instruments

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”), which modifies the measurement of expected credit losses of certain financial instruments. In February 2020, the FASB issued ASU 2020-02 and delayed the effective date of ASU 2016-13 until fiscal year beginning after December 15, 2022. The Company is currently evaluating the impact of adopting ASU 2016-13 on its consolidated financial statements.

Intangibles

In January 2017, the FASB issued ASU No. 2017-04, “Intangibles - Goodwill and Other” (Topic 350): Simplifying the Test for Goodwill Impairment, which goodwill shall be tested at least annually for impairment at a level of reporting referred to as a reporting unit. ASU 2017-04 will be effective for annual periods beginning after December 15, 2019. The Company is currently evaluating the impact of ASU 2017-04 on its consolidated financial statements.

NOTE 4 - Inventories

As of March 31, 2020, December 31, 2019 and 2018, inventories consisted of the following:

	March 31,	December 31,
	2020	2019	2018
	(unaudited)
Satellite equipment for sale under construction	$4,294,987	$3,038,564	$895,014
Supplies	5,256	5,230	5,273
	4,300,243	3,043,794	900,287
Allowance for inventory loss	(5,256)	(5,230)	(5,273)
Net	$4,294,987	$3,038,564	$895,014

AERKOMM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 5 - Property and Equipment

For the three months ended March 31, 2020 and the years ended December 31, 2019 and 2018, the changes in cost of property and equipment were as follows:

	Computer Software and Equipment	Furniture and Fixture	Satellite Equipment	Ground Station Equipment	Vehicle	Leasehold Improvement	Total
January 1, 2018	$119,903	$10,006	$275,410	$-	$-	$-	$405,319
Addition	201,167	23,338	-	1,854,027	141,971	83,721	2,304,224
December 31, 2018	321,070	33,344	275,410	1,854,027	141,971	83,721	2,709,543
Addition	7,793	3,038	-	-	56,770	-	67,601
December 31, 2019	328,863	36,382	275,410	1,854,027	198,741	83,721	2,777,144
Addition	6,846	-	-	-	-	-	6,846
March 31, 2020 (unaudited)	$335,709	$36,382	$275,410	$1,854,027	$198,741	$83,721	$2,783,990

For the three months ended March 31, 2020 and the years ended December 31, 2019 and 2018, the changes in accumulated depreciation for property and equipment were as follows:

	Computer Software and Equipment	Furniture and Fixture	Satellite Equipment	Ground Station Equipment	Vehicle	Leasehold Improvement	Total
January 1, 2018	$56,763	$6,218	$37,611	$-	$-	$-	$100,592
Addition	44,366	3,153	53,749	92,701	21,980	5,508	221,457
December 31, 2018	101,129	9,371	91,360	92,701	21,980	5,508	322,049
Addition	64,266	6,366	55,082	370,806	33,305	17,873	547,698
December 31, 2019	165,395	15,737	146,442	463,507	55,285	23,381	869,747
Addition	14,667	1,489	13,771	92,701	10,041	4,370	137,039
March 31, 2020 (unaudited)	$180,062	$17,226	$160,213	$556,208	$65,326	$27,751	$1,006,786

Depreciation expense was $137,039 (unaudited), $137,426 (unaudited), $547,698 and $221,457 for the three months ended March 31, 2020 and 2019 and the years ended December 31, 2019 and 2018, respectively.

As of January 1, 2018, construction in progress of $3,250,000 was the payment for the construction of ground station equipment relating to satellite communication system and in-flight system for the Company’s internal use. As of December 31, 2018, the balance of construction in progress was $416,231 after the Company incurred additional $637,071 in construction in progress, while transferred construction in progress in the amount of $721,799 to R&D expenses, $895,014 to inventories and $1,854,027 to ground station equipment. As of December 31, 2019, the balance of construction in progress was $0 after the Company transferred $416,231 to R&D expenses.

On May 1, 2018, the Company and Aerkomm Taiwan entered into a binding memorandum of understanding with Tsai Ming-Yin (the “Seller”) with respect to the acquisition by Aerkomm Taiwan of a parcel of land located in Taiwan. The land is expected to be used to build a satellite ground station and data center. On July 10, 2018, the Company, Aerkomm Taiwan and the Seller entered into a certain real estate sales contract regarding this acquisition. Pursuant to the terms of the contract, and subsequent amendments on July 30, 2018, September 4, 2018, November 2, 2018 and January 3, 2019, the Company paid to the seller in installments refundable prepayment of $33,850,000 as of December 31, 2018. On July 2, 2019, the Company paid the remaining purchase price of $624,462. As of March 31, 2020, December 31, 2019 and 2018, the estimated commission payable for the land purchase in the amount of $1,387,127 was recorded to the cost of land and the payment to be paid after the full payment of the Land acquisition price until no later than December 31, 2021.

AERKOMM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 6 - Intangible Asset, Net

For the three months ended March 31, 2020 and the years ended December 31, 2019 and 2018, the changes in cost and accumulated amortization for intangible asset were as follows:

	Satellite System Software	Accumulated Amortization	Net Cost
January 1, 2018	$4,950,000	$(1,072,500)	$3,877,500
Addition	-	(495,000)	(495,000)
December 31, 2018	4,950,000	(1,567,500)	3,382,500
Addition	-	(495,000)	(495,000)
December 31, 2019	4,950,000	(2,062,500)	2,887,500
Addition		(123,750)	(123,750)
March 31, 2020 (unaudited)	$4,950,000	$(2,186,250)	$2,763,750

Amortization expense was $123,750 (unaudited) for the three months ended March 31, 2020 and $495,000 for each of the years ended December 31, 2019 and 2018.

NOTE 7 – Short-term Investment and Restricted Cash

On September 9, 2019, the Company entered into a liquidity agreement with a security company (“the Liquidity Provider”) in France, which is consistent with customary practice in the French securities market. The liquidity agreement complies with applicable laws and regulations in France and authorizes the Liquidity Provider to carry out market purchases and sales of shares of the Company’s common stock on the Euronext Paris market. To enable the Liquidity Provider to carry out the interventions provided for in the contract, the Company contributed approximately $225,500 (200,000 euros) into the account. The transaction was initiated from the beginning of 2020, and the Company will pay the compensation of 20,000 euros in advance by semi-annual installments at the beginning of the semi-annual period of the agreement. The liquidity agreement has a term of one year and will be renewed automatically unless otherwise terminated by either party. As of December 31, 2019, cash balance was $225,500 (€200,000) and no share was purchased. As of March 31, 2020, the Company purchased 5,926 shares (unaudited) of its common stock with the fair value of $114,228 (€103,693) (unaudited). The securities were recorded as short-term investment with unrealized loss of $80,684. The remaining cash balance was $27,261 (€24,763) (unaudited).

NOTE 8 - Operating and Finance Leases

A.	Lease term and discount rate:

As of March 31, 2020 and December 31, 2019, the weighted-average remaining lease term (in years) and discount rate related to the leases were as follows:

	March 31, 2020	December 31, 2019
	(Unaudited)
Weighted-average remaining lease term
Operating lease	0.39 Year	0.64 Year
Finance lease	4.60 Years	4.85 Years
Weighted-average discount rate
Operating lease	6.00%	6.00%
Finance lease	3.82%	3.82%

B.	The balances for the operating and finance leases are presented as follows within the consolidated balance sheets as of March 31, 2020 and December 31, 2019:

Operating Leases

	March 31, 2020	December 31, 2019
	(Unaudited)
Right-of-use assets	$210,130	$302,602
Lease liability - current	$256,168	$322,430

AERKOMM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 8 - Operating and Finance Leases - Continued

Finance Leases

	March 31, 2020	December 31, 2019
	(Unaudited)
Property and equipment, at cost	$56,770	$56,770
Accumulated depreciation	(4,659)	(1,569)
Property and equipment, net	$52,111	$55,201

Lease liability - current	$9,932	$9,949
Lease liability – non-current	42,173	45,199
Total finance lease liabilities	$52,105	$55,148

The components of expense and income within the statement of operations and comprehensive loss:

Operating Leases

	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019
	(Unaudited)	(Unaudited)
Lease expense	$111,997	$115,709	$479,389
Sublease rental income	(2,754)	-	(9,173)
Net lease expense	$109,243	$115,709	$470,216

Finance Leases

	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019
	(Unaudited)	(Unaudited)
Amortization of right-of-use	$3,090	$-	$1,569
Interest on lease liabilities	516	-	348
Total finance lease cost	$3,606	$-	$1,917

Supplemental cash flow information related to leases:

	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019
Cash paid for amounts included in the measurement of lease liabilities:	(Unaudited)	(Unaudited)
Operating cash outflows from operating leases	$65,420	$39,871	$439,271
Operating cash outflows from finance lease	$2,952	$-	$348
Financing cash outflows from finance lease	$516	$-	$1,622
Leased assets obtained in exchange for lease liabilities:
Operating leases	$15,441	$722,423	$722,423
Finance lease	$-	$-	$56,770

AERKOMM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 8 - Operating and Finance Leases - Continued

Maturity of lease liabilities:

Operating Leases

As of March 31, 2020:

	Related Party	Others	Total
	(Unaudited)	(Unaudited)	(Unaudited)
April 1, 2020 – March 31, 2021	$11,571	$248,640	$260,211
Total lease payments	$11,571	$248,640	$260,211
Less: Imputed interest	(115)	(3,928)	(4,043)
Present value of lease liabilities	$11,456	$244,712	$256,168
Current portion	11,456	244,712	256,168
Non-current portion	$-	$-	$-

As of December 31, 2019:

	Related Party	Others	Total
January 1, 2020 – December 31, 2020	$23,029	$307,028	$330,057
Total lease payments	$23,029	$307,028	$330,057
Less: Imputed interest	(397)	(7,230)	(7,627)
Present value of lease liabilities	$22,632	$299,798	$322,430
Current portion	(22,632)	(299,798)	(322,430)
Non-current portion	$-	$-	$-

Finance Leases

As of March 31, 2020:

	Related Party	Others	Total
	(Unaudited)	(Unaudited)	(Unaudited)
April 1, 2020 – March 31, 2021	$-	$11,750	$11,750
April 1, 2021 – March 31, 2022	-	11,750	11,750
April 1, 2022 – March 31, 2023	-	11,750	11,750
April 1, 2023 – March 31, 2024	-	11,750	11,750
April 1, 2024 – March 31, 2025	-	10,160	10,160
Total lease payments	$-	$57,160	$57,160
Less: Imputed interest	-	(5,055)	(5,055)
Present value of lease liabilities	$-	$52,105	$52,105
Current portion	-	(9,932)	(9,932)
Non-current portion	$-	$42,173	$42,173

As of December 31, 2019:

	Related Party	Others	Total
January 1, 2020 – December 31, 2020	$-	$11,883	$11,883
January 1, 2021 – December 31, 2021	-	11,883	11,883
January 1, 2022 – December 31, 2022	-	11,883	11,883
January 1, 2023 – December 31, 2023	-	11,883	11,883
January 1, 2024 – December 31, 2024	-	13,246	13,246
Total lease payments	$-	$60,778	$60,778
Less: Imputed interest	-	(5,630)	(5,630)
Present value of lease liabilities	$-	$55,148	$55,148
Current portion	-	(9,949)	(9,949)
Non-current portion	$-	$45,199	$45,199

AERKOMM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 9 - Long-term Loan

The Company has a car loan credit line of NT$1,500,000 (approximately US$48,371), which matures on May 21, 2024, from a Taiwan financing company with annual interest rate of 9.7%. The installment payment plan is 60 months to pay off the balance on the 21st of each month. Future installment payments as of March 31, 2020 and December 31, 2019 are as follows:

Twelve months ending March 31,
2021	$12,555
2022	12,555
2023	12,555
2024	12,555
2025	2,092
Total installment payments	52,312
Less: Imputed interest	(9,423)
Present value of long-term loan	42,889
Current portion	(8,774)
Non-current portion	$34,115

Twelve months ending December 31,
2020	$12,698
2021	12,698
2022	12,698
2023	12,698
2024	5,292
Total installment payments	56,084
Less: Imputed interest	(10,615)
Present value of long-term loan	45,469
Current portion	(8,666)
Non-current portion	$36,803

NOTE 10 - Prepayment from Customer

On March 9, 2015, the Company entered into a 10-year purchase agreement with Klingon Aerospace, Inc. (“Klingon”), which was formerly named as Luxe Electronic Co., Ltd. In accordance with the terms of this agreement, Klingon agreed to purchase from the Company an initial order of onboard equipment comprising an onboard system for a purchase price of $909,000, with payments to be made in accordance with a specific milestones schedule. As of March 31, 2020, December 31, 2019 and 2018, the Company received $762,000 from Klingon in milestone payments towards the equipment purchase price. As of March 31, 2020, the project is still ongoing.

NOTE 11 - Income Taxes

Income tax expense for the three months ended March 31, 2020 and 2019 and the years ended December 31, 2019 and 2018 consisted of the following:

	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019	2018
Current:	(Unaudited)	(Unaudited)
Federal	$-	$	$-	$61
State	1,600	1,600	1,600	2,400
Foreign	1,652	1,633	1,651	1,662
Total	$3,252	$3,233	$3,251	$4,123

AERKOMM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 11 - Income Taxes - Continued

The following table presents a reconciliation of the Company’s income tax at statutory tax rate and income tax at effective tax rate for the three months ended March 31, 2020 and 2019 and the years ended December 31, 2019 and 2018.

	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019	2018
	(Unaudited)	(Unaudited)
Tax benefit at statutory rate	$(615,289)	$(605,770)	$(1,764,624)	$(1,710,626)
Net operating loss carryforwards (NOLs)	237,659	209,242	1,361,542	1,483,725
Stock-based compensation expense	97,600	65,700	492,000	298,819
Foreign investment losses	135,438	116,500	127,388	140,000
Amortization and depreciation expense	12,716	(12,800)	52,130	(40,100)
Accrued consulting expense	-	-	(138,000)	-
Unrealized exchange losses (gain)	80,676	63,825	(97,373)	-
Accrued payroll	45,100	107,600	(35,400)	(6,500)
Accrued R&D expense	-	-	-	(168,000)
Others	9,352	58,936	5,588	6,805
Tax expense at effective tax rate	$3,252	$3,233	$3,251	$4,123

Deferred tax assets (liabilities) as of March 31, 2020, December 31, 2019 and 2018 consist approximately of:

	March 31,	December 31,
	2020	2019	2018
	(Unaudited)
Net operating loss carryforwards (NOLs)	$6,888,000	$6,388,000	$5,632,000
Stock-based compensation expense	1,679,000	1,549,000	893,000
Accrued expenses and unpaid expense payable	110,000	53,000	184,000
Tax credit carryforwards	68,000	68,000	68,000
Excess of tax amortization over book amortization	(609,000)	(619,000)	(818,000)
Unrealized/realized exchange gain	(15,000)	(106,000)	-
Others	(85,000)	(104,000)	131,000
Gross	8,036,000	7,229,000	6,090,000
Valuation allowance	(8,036,000)	(7,229,000)	(6,090,000)
Net	$-	$-	$-

Management does not believe the deferred tax assets will be utilized in the near future; therefore, a full valuation allowance is provided. The net change in deferred tax assets valuation allowance was an increase of approximately $807,000 for the three months ended March 31, 2020 and $1,139,000 and $3,691,000 for the years ended December 31, 2019 and 2018, respectively.

As of March 31, 2020, December 31, 2019, and December 31, 2018, the Company had federal NOLs of approximately $8,243,000 available to reduce future federal taxable income, expiring in 2037, and additional federal NOLs of approximately $12,186,000 (unaudited), $11,314,000 and $5,743,000, respectively, were generated and will be carried forward indefinitely to reduce future federal taxable income. As of March 31, 2020, December 31, 2019 and 2018, the Company had State NOLs of approximately $22,070,000 (unaudited), $21,117,000 and, $15,486,000, respectively, available to reduce future state taxable income, expiring in 2040.

As of March 31, 2020, December 31, 2019 and 2018, the Company has Japan NOLs of approximately $353,000 (unaudited), $350,000 and $319,000 available to reduce future Japan taxable income, expiring in 2030.

As of March 31, 2020, December 31, 2019 and 2018, the Company has Taiwan NOLs of approximately $2,150,000 (unaudited), $1,898,000 and $879,000 available to reduce future Taiwan taxable income, expiring in 2030.

As of March 31, 2020, December 31, 2019 and 2018, the Company had approximately $37,000 (unaudited), $37,000 and $37,000 of federal research and development tax credit, available to offset future federal income tax, respectively. The credit begins to expire in 2034 if not utilized. As of March 31, 2020, December 31, 2019 and 2018, the Company had approximately $39,000 (unaudited), $39,000 and $39,000 of California state research and development tax credit available to offset future California state income tax, respectively. The credit can be carried forward indefinitely.

The Company’s ability to utilize its federal and state NOLs to offset future income taxes is subject to restrictions resulting from its prior change in ownership as defined by Internal Revenue Code Section 382. The Company does not expect to incur the limitation on NOLs utilization in future annual usage.

AERKOMM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 12 - Capital Stock

1)	Preferred Stock:

The Company is authorized to issue 50,000,000 shares of preferred stock, with par value of $0.001. As of March 31, 2020, there were no preferred stock shares outstanding. The Board of Directors has the authority to issue preferred stock in one or more series, and in connection with the creation of any such series, by resolutions providing for the issuance of the shares thereof, to determine dividends, voting rights, conversion rights, redemption privileges and liquidation preferences.

2)	Common Stock:

The Company is authorized to issue 90,000,000 shares of common stock, reflecting a reverse split in the ratio of 1 for 5 effective January 16, 2019, with par value of $0.001.

On February 13, 2017, all of Aircom’s 5,513,334 restricted shares were converted to 2,055,947 shares of Aerkomm’s restricted stock at the ratio of 2.681651 to 1, pursuant to the Exchange Agreement (see Note 1). As of March 31, 2020, December 31, 2019 and 2018, the restricted shares consisted of the following:

	March 31, 2020	December 31, 2019	December 31, 2018
	(Unaudited)
Restricted stock - vested	1,802,273	1,802,373	1,802,373
Restricted stock - unvested	149,162	149,162	149,162
Total restricted stock	1,951,535	1,951,535	1,951,535

The unvested shares of restricted stock were recorded under a deposit liability account awaiting future conversion to common stock when they become vested. On December 21, 2018, the Company repurchased and cancelled an aggregate of 104,413 unvested shares of restricted common stock for a purchase price of $0.0067 per share.

As of March 31, 2018, the Company completed its private placement offering of 24,666 shares of its common stock at a price of $28.00 per share for the aggregate amount of $690,648 and the subscribed capital of $75,040 were transferred to common shares subsequently in April and May 2018.

On June 30, 2018, the Company issued 8,000 and 2,000 shares of its common stock for the aggregate amount of $199,500 to Integra Consulting Group LLC (“Integra”) and Anthony D. Altavilla, principal of Integra, respectively, according to the Consulting Agreement signed on November 15, 2017 between the Company and Integra.

On May 14, 2018, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Boustead Securities, LLC (“Boustead”) in connection with the public offering, issuance and sale of up to 1,411,782 shares of the Company’s common stock on a best efforts basis, with a minimum requirement of 117,647 shares, at the public offering price of $42.50 (originally $8.5 per share before 1 to 5 reverse split) per share, less underwriting discounts, for minimum gross proceeds of $5,000,000 and up to a maximum of $60,000,000. As of December 31, 2018, pursuant to the Underwriting Agreement, the Company had issued an aggregate of 1,025,000 shares of common stock (including 19 shares that were added as a result of rounding in connection with the one-for-five reverse split concluded on January 16, 2019) for gross proceeds of $43,560,894, or net proceeds of $40,503,791.

As of September 10, 2019, the Company completed two closings in the aggregate gross amount of $11,459,998, or net amount of $10,715,758, and issued 269,647 shares of common stock.

On July 2, 2019, the board of directors approved a supplement to the engagement agreement with one of the Company’s service providers pursuant to which the Company agreed to issue to the service provider 23,972 shares of the Company’s common stock in consideration of that service provider’s agreement to defer the receipt of payment of certain accrued fees amounted to $94,930 due to the service provider.

AERKOMM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 12 - Capital Stock - Continued

3)	Stock Warrant:

The Company has entered into a service agreement which provides for the issuance of warrants to purchase shares of its common stock to a service provider as payment for services. The warrants allow the service provider to purchase a number of shares of Aerkomm common stock equal to the service fee value divided by 85% of the share price paid by investors for Aerkomm’s common stock in the first subsequent qualifying equity financing event, at an exercise price of $0.05 per share. For the years ended December 31, 2019 and 2018, Aerkomm has issued additional stock warrants exercisable for $0 and $56,667, respectively, in value of Aerkomm common stock to the service provider as payment for additional services. As of June 28, 2019, these warrants are equivalent to 4,891 shares of the Company’s common stock. On June 29, 2019, the Company settled with the service provider to cancel all warrants amounting to $176,667 with $75,000 in three installments payable on July 3, August 1, and September 1, 2019 and all three installments were paid on schedule.

In connection with the Underwriting Agreement with Boustead, the Company agreed to issue to Boustead warrants to purchase a number of the Company’s shares equal to 6% of the gross proceeds of the public offering, which shall be exercisable, in whole or in part, commencing on April 13, 2018 and expiring on the five-year anniversary at an initial exercise price of $53.125 per share, which is equal to 125% of the offering price paid by investors. As of March 31, 2020, December 31, 2019 and 2018, the Company issued warrants to Boustead to purchase 77,680, 77,680 and 61,498 shares, respectively, of the Company’s stock and the total warrant value were $128,700 (unaudited), $194,900 and $193,700, respectively.  For the three months ended March 31, 2020 and 2019, the Company recorded decrease of $66,200 (unaudited) and $68,200 (unaudited) in additional paid-in capital and for the year ended December 31, 2019, the Company recorded $1,200 of increase in the additional paid-in capital as the adjustments for the issuance costs of these stock warrants.

NOTE 13 - Major Customer

The Company has one major customer, which represents 10% or more of the total sales of the Company. Sales to and account receivable from the customer for the year ended and as of December 31, 2019 were $1,599,864 and $451,130, respectively. Sales to and account receivable from the customer for the year ended and as of December 31, 2018 were $1,730,000.

NOTE 14 - Major Vendors

The Company has two major vendors, each of which represents 10% or more of the total purchases of the Company for 2019 and 2018. Purchase from and accounts payable balance to vendors for the years ended and as of December 31, 2019 and 2018 were approximately as follows:

	Purchase		Accounts Payable
Vendor	2019	2018	2019	2018
A	$2,143,550	$895,014	$658,200	$382,974
B	1,587,222	1,650,000	254,529	1,650,000
Total	$3,730,772	$2,545,014	$912,729	$2,032,974

NOTE 15 - Related Party Transactions

A.	Name of related parties and relationships with the Company:

Related Party	Relationship
Dmedia Holding LP (“Dmedia”)	23.45% stockholder
Well Thrive Limited (“WTL”)	Stockholder
Sheng-Chun Chang	Stockholder
Louis Giordimaina	CEO of Aerkomm
Y. Tristan Kuo	CFO of Aerkomm and Aircom
Jeffrey Wun	Stockholder and CTO of Aerkomm and CEO of Aircom
Yih Lieh (Giretsu) Shih	President of Aircom Japan
EE Square Japan (“EESQUARE JP”)	Yih Lieh (Giretsu) Shih is the Director
Wealth Wide Int’l Ltd. (“WWI”)	Bunny Wu, a shareholder, is the Chairman
AA Twin Associates Ltd. (“AATWIN”)	Georges Caldironi, COO of Aerkomm, is sole owner
WISD Intellectual Property Agency, Ltd. (“WISD”)	Patrick Li, Director of Aircom, is the Chairman; Chih-Ming (Albert) Hsu, Director of the Company, is a Director

AERKOMM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 15 - Related Party Transactions - Continued

B.	Significant related party transactions:

The Company has extensive transactions with its related parties. It is possible that the terms of these transactions are not the same as those which would result from transactions among wholly unrelated parties.

a.	As of March 31, 2020 and December 31, 2019 and 2018

	March 31,	December 31,
	2020	2019	2018
	(Unaudited)
Other receivable from
Sheng-Chun Chang[1]	$264,463	$-	$-
EESQAURE JP2	3,720	920	-
	$268,183	$920	$-
Temporary deposit to Bummy Wu3	$-	$-	$100,067
Short-term loan from WTL[4]	$2,119,669	$-	$-
Lease liability - current to WWI[5]	$11,456	$22,632	$-
Other payable to:
AATWIN[6]	$60,907	$-	$-
Louis Giordimaina[7]	39,720	3,366	6,071
Jeffrey Wun[7]	14,256	7,510	46,236
Y. Tristan Kuo[7]	6,593	4,799	3,787
Yih Lieh (Giretsu) Shih[7]	2,737	-	15,497
Others[7]	25,756	15,296	102,263
Total	$149,969	$30,971	$173,854

1.	Represents temporary payment to Sheng-Chun Chang, fully received on April 1, 2020.

2.	Represents receivable from EESQAURE due to Japan office sublease agreement on March 1, 2019. The monthly rent is ¥100,000 (approximately $920) and will be expired March 4, 2021.

3.	In November 2018, Aircom HK’s bank account was temporarily frozen by its local bank in Hong Kong (the “HK bank”) due to Aircom HK’s failure to timely submit to the HK bank corporate documentation relating to the corporate organization and good standing of Aircom HK’s parent company, Aircom, and Aircom’s parent company, Aerkomm. To avoid a potential cash flow issue resulting from this temporary account freeze, Aircom HK withdrew $100,067 in cash from the HK bank and temporarily deposited it in an existing related party’s bank account at a different bank for safe keeping. The Aircom HK’s bank account with the HK bank was reactivated by the HK bank subsequently and the cash that was transferred to the related party’s account was redeposited into Aircom HK’s bank account at the HK bank in February 2019.

4.	Represents short-term loan from WTL due to operation needs. The original loan amount was approximately $2.64M (NTD 80,000,000). The loan agreement will terminate on December 31, 2021. The Company has repaid $2.53M (NTD 76,000,000) of the outstanding loan amount as of July 6, 2020.

5.	Represents rent for a warehouse in Hong Kong to store the Company’s hardware and another rent for the Hong Kong office starting June 28, 2018.

6.	Represents payable to AATWIN due to consulting agreement on January 1, 2019. The monthly consulting fee is EUR 15,120 (approximately $17,000) and will be expired December 31, 2021.

7.	Represents payable to employees as a result of regular operating activities.

b.	For the three months ended March 31, 2020 and 2019 and years ended December 31, 2019 and 2018:

	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019	2018
	(Unaudited)	(Unaudited)
Consulting expense charged by AATWIN	$50,111	$-	$-	$-
Interest expense charged by WTL	3,987	-	-	-
Rental income charged from EESQAURE JP	2,754	-	9,173	-
Interest expense charged by Dmedia	-	298	1,744	3,116
Consulting fee paid to Louis Giordimaina	-	-	-	222,246
Legal fee paid to WISD	-	-	-	10,779

AERKOMM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 15 - Related Party Transactions - Continued

Aircom entered a consulting agreement with AATWIN for the period between January 1, 2019 and December 31, 2021. Pursuant to the terms of this consulting agreement, Aircom pays AATWIN consulting fees of approximately $17,000 per month.

Aerkomm Taiwan entered into a short-term loan agreement with WTL to draw down approximately $2.64 million (NTD 80,000,000) from the Loans (see Note 1) for working capital purposes. This short-term loan carries an annual interest rate of 5%. The Company repaid NTD 76,000,000 (approximately $2,500,000) of the outstanding loan amount prior to April 9, 2020.

Aircom Japan entered into a sublease agreement with EESQUARE JP for the period between March 5, 2019 and March 4, 2021. Pursuant to the terms of this lease agreement, EESQAURE JP pays Aircom Japan a rental fee of approximately $920 per month.

Aerkomm had short-term loans from Dmedia with an annual interest rate of 3% and 4.75% for the years ended December 31, 2019 and 2018. The Company repaid the short-term loan in full on July 1, 2019 and June 14, 2018.

On May 25, 2018, Mr. Louis Giordimaina was converted from a consultant to a full-time officer. The consulting fee paid for the year ended December 31, 2018 in the amount of $222,246 represents the consulting services provided prior to the conversion.

Aircom engaged WISD to handle its filing of patent and trademark applications in 2018. No transaction is to be disclosed in 2019.

NOTE 16 - Stock Based Compensation

In March 2014, Aircom’s Board of Directors adopted the 2014 Stock Option Plan (the “Aircom 2014 Plan”). The Aircom 2014 Plan provided for the granting of incentive stock options and non-statutory stock options to employees, consultants and outside directors of Aircom. On February 13, 2017, pursuant to the Exchange Agreement, Aircom 2014 Plan was converted into Aerkomm 2017 Plan and Aerkomm assumed the options of Aircom 2014 Plan and agreed to issue options for an aggregate of 1,088,882 shares to Aircom’s stock option holders.

One-third of stock option shares will be vested as of the first anniversary of the time the option shares are granted or the employee’s acceptance to serve the Company, and 1/36th of the shares will be vested each month thereafter. Option price is determined by the Board of Directors. The Aircom 2014 Plan became effective upon its adoption by the Board and shall continue in effect for a term of 10 years unless sooner terminated under the terms of Aircom 2014 Plan.

On May 5, 2017, the Board of Directors of Aerkomm adopted the Aerkomm Inc. 2017 Equity Incentive Plan (the “Aerkomm 2017 Plan” and together with the Aircom 2015 Plan, the “Plans”)) and the reservation of 1,000,000 shares of common stock for issuance under the Aerkomm 2017 Plan. On June 23, 2017, the Board of Directors voted to increase the number of shares of common stock reserved for issuance under the Aerkomm 2017 Plan to 2,000,000 shares. The Aerkomm 2017 Plan provides for the granting of incentive stock options and non-statutory stock options to employees, consultants and outside directors of the Company, as determined by the Compensation Committee of the Board of Directors (or, prior to the establishment of the Compensation Committee on January 23, 2018, the Board of Directors).

On June 23, 2017, the Board of Directors agreed to issue options for an aggregate of 291,000 shares under the Aerkomm 2017 Plan to certain officers and directors of the Company. The option agreements are classified into three types of vesting schedule, which includes, 1) 1/6 of the shares subject to the option shall vest commencing on the vesting start date and the remaining shares shall vest at the rate of 1/60 for the next 60 months on the same day of the month as the vesting start date; 2) 1/4 of the shares subject to the option shall vest commencing on the vesting start date and the remaining shares shall vest at the rate of 1/36 for the next 36 months on the same day of the month as the vesting start date; 3) 1/3 of the shares subject to the option shall vest commencing on the first anniversary of vesting start date and the remaining shares shall vest at the rate of 50% each year for the next two years on the same day of the month as the vesting start date.

On July 31, 2017, the Board of Directors approved to issue options for an aggregate of 109,000 shares under the Aerkomm 2017 Plan to 11 of its employees. 1/3 of these shares subject to the option shall vest commencing on the first anniversary of vesting start date and the remaining shares shall vest at the rate of 50% each year for the next two years on the same day of the month as the vesting start date.

On December 29, 2017, the Board of Directors approved to issue options for an aggregate of 12,000 shares under the Aerkomm 2017 Plan to three of the Company’s independent directors, 4,000 shares each. All of these options were vested immediately upon issuance.

On June 19, 2018, the Compensation Committee approved to issue options for 32,000 and 30,000 shares under the Aerkomm 2017 Plan to two of the Company executives. One-fourth of the 32,000 shares subject to the option shall vest on May 1, 2019, 2020, 2021 and 2022, respectively. One-third of the 30,000 shares subject to the option shall vest on May 29, 2019, 2020 and 2021, respectively.

AERKOMM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 16 - Stock Based Compensation - Continued

On December 29, 2018, the Compensation Committee approved to issue options for an aggregate of 12,000 shares under the Aerkomm 2017 Plan to three of the Company’s independent directors, 4,000 shares each. All of these options were vested immediately upon issuance.

On July 2, 2019, the Board of Directors approved the grant of options to purchase an aggregate of 339,000 shares under the Aerkomm 2017 Plan to 22 of its directors, officers and employees. 25% of the shares vested on the grant date, 25% of the shares vested on July 17, 2019, 25% of the shares will vest on the first anniversary of the grant date, and 25% of the shares will vest upon the second anniversary of the grant date.

On October 4, 2019, the Board of Directors approved the grant of options to purchase an aggregate of 85,400 shares under the Aerkomm 2017 Plan to three (3) of its employees. 25% of the shares vested on the grant date, and 25% of the shares will vest on each of October 4, 2020, October 4, 2021 and October 4, 2022, respectively.

On December 29, 2019, the Board of Directors approved to issue options for an aggregate of 12,000 shares under the Aerkomm 2017 Plan to three of the Company’s independent directors, 4,000 shares each. All of these options shall vest at the date of 1/12th each month for the next 12 months on the same day of December 2019.

Option price is determined by the Compensation Committee. The Aerkomm 2017 Plan has been adopted by the Board and shall continue in effect for a term of 10 years unless sooner terminated under the terms of Aerkomm 2017 Plan. The Aerkomm 2017 Plan was approved by the Company’s stockholders on March 28, 2018.

Valuation and Expense Information

Measurement and recognition of compensation expense based on estimated fair values is required for all share-based payment awards made to its employees and directors including employee stock options. The Company recognized compensation expense of $464,827, $313,042, $2,342,802 and $1,422,961 for the three months ended March 31, 2020 and 2019 and the years ended December 31, 2019 and 2018, respectively, related to such employee stock options.

Determining Fair Value

Valuation and amortization method

The Company uses the Black-Scholes option-pricing-model to estimate the fair value of stock options granted on the date of grant or modification and amortizes the fair value of stock-based compensation at the date of grant on a straight-line basis for recognizing stock compensation expense over the vesting period of the option.

Expected term

The expected term is the period of time that granted options are expected to be outstanding. The Company uses the SEC’s simplified method for determining the option expected term based on the Company’s historical data to estimate employee termination and options exercised.

Expected dividends

The Company does not plan to pay cash dividends before the options are expired. Therefore, the expected dividend yield used in the Black-Scholes option valuation model is zero.

Expected volatility

Since the Company has no historical volatility, it used the calculated value method which substitutes the historical volatility of a public company in the same industry to estimate the expected volatility of the Company’s share price to measure the fair value of options granted under the Plans.

Risk-free interest rate

The Company based the risk-free interest rate used in the Black-Scholes option valuation model on the market yield in effect at the time of option grant provided in the Federal Reserve Board’s Statistical Releases and historical publications on the Treasury constant maturities rates for the equivalent remaining terms for the Plans.

AERKOMM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 16 - Stock Based Compensation - Continued

Forfeitures

The Company is required to estimate forfeitures at the time of grant and revises those estimates in subsequent periods if actual forfeitures differ from those estimates. The Company uses historical data to estimate option forfeitures and records share-based compensation expense only for those awards that are expected to vest.

The Company used the following assumptions to estimate the fair value of options granted in the three-month period ended March 31, 2020 and for the years ended December 31, 2019 and 2018 under the Plans as follows:

	March 31, 2020	December 31, 2019	December 31, 2018
Assumptions	(Unaudited)
Expected term	5-10 years	5-10 years	5-10 years
Expected volatility	45.81% - 62.26%	45.81% - 62.26%	40.11% - 61.78%
Expected dividends	0%	0%	0%
Risk-free interest rate	1.52% - 2.99%	1.52% - 2.99%	0.71% - 2.99%
Forfeiture rate	0% - 5%	0% - 5%	0% - 5%

Aircom 2014 Plan

Activities related to options outstanding for the three months ended March 31, 2020 and the years ended December 31, 2019 and 2018 were as follows:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Fair Value Per Share
Options outstanding at January 1, 2018	932,262	$0.4081	$0.1282
Granted	-	-	-
Exercised	-	-	-
Forfeited/Cancelled	-	-	-
Options outstanding at December 31, 2018	932,262	0.4081	0.1282
Granted	-	-	-
Exercised	-	-	-
Forfeited/Cancelled	-	-	-
Options outstanding at December 31, 2019	932,262	0.4081	0.1282
Granted	-	-	-
Exercised	-	-	-
Forfeited/Cancelled	-	-	-
Options outstanding at March 31, 2020 (unaudited)	932,262	0.4081	0.1282

Activities related to stock awards under the 2014 incentive compensation plan for the years ended December 31, 2019 and 2018 were as follows:

	Number of Shares	Weighted Average Fair Value Per Share
Options unvested at January 1, 2018	302,467	$0.2614
Granted	-	-
Vested	(216,492)	0.5349
Forfeited	-	-
Options unvested at December 31, 2018	85,975	0.4963
Granted	-	-
Vested	(85,975)	0.4963
Forfeited	-	-
Options unvested at December 31, 2019	-	-

AERKOMM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 16 - Stock Based Compensation - Continued

Of the shares covered by options outstanding as of December 31, 2019, 932,262 shares are now exercisable. Information related to stock options outstanding and exercisable at December 31, 2019, is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares Outstanding at 12/31/2019	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Shares Exercisable at 12/31/2019	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price
$0.0067	820,391	5.17	$0.0067	820,391	5.17	$0.0067
3.3521	111,871	6.50	3.3521	111,871	6.50	3.3521
	932,262	5.33	0.4081	932,262	5.33	0.4081

Of the shares covered by options outstanding as of March 31, 2020, 932,262 shares (unaudited) are now exercisable. Information related to stock options outstanding and exercisable at March 31, 2020, is as follows:

	Options Outstanding (Unaudited)			Options Exercisable (Unaudited)
Range of Exercise Prices	Shares Outstanding at 3/31/2020	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Shares Exercisable at 3/31/2020	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price
$0.0067	820,391	4.92	$0.0067	820,391	4.92	$0.0067
3.3521	111,871	6.25	3.3521	111,871	6.25	3.3521
	932,262	5.08	0.4081	932,262	5.08	0.4081

As of March 31, 2020 and December 31, 2019, there was no unrecognized stock-based compensation expense for the Aircom 2014 Plan. No option was exercised during the three months ended March 31, 2020 and the years ended December 31, 2019 and 2018.

Aerkomm 2017 Plan

Activities related to options outstanding for the three months ended March 31, 2020 and the years ended December 31, 2019 and 2018 were as follows:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Fair Value Per Share
Options outstanding at January 1, 2018	253,000	$30.8824	$18.4796
Granted	78,000	19.7462	13.9258
Exercised	-	-	-
Forfeited/Cancelled	(48,000)	27.5000	16.4610
Options outstanding at December 31, 2018	283,000	28.3867	17.5668
Granted	436,400	5.4763	3.8452
Exercised	-	-	-
Forfeited/Cancelled	-	-	-
Options outstanding at December 31, 2019	719,400	14.4889	9.2431
Granted	2,000	14.2000	9.8897
Exercised	-	-	-
Forfeited/Cancelled	-	-	-
Options outstanding at March 31, 2020 (unaudited)	721,400	14.4811	9.2448

AERKOMM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 16 - Stock Based Compensation - Continued

Activities related to stock awards under the 2017 incentive compensation plan for the three months ended March 31, 2020 and the years ended December 31, 2019 and 2018 were as follows:

	Number of Shares	Average Granted-Date Fair Value
Options unvested at January 1, 2018	168,250	$19.2235
Granted	78,000	13.9258
Vested	(74,839)	17.5714
Forfeited	-	-
Options unvested at December 31, 2018	171,411	17.5341
Granted	436,400	3.8452
Vested	(267,683)	7.5460
Forfeited	-	-
Options unvested at December 31, 2019	340,128	7.8313
Granted	2,000	9.8897
Vested	(9,125)	11.6900
Forfeited	-	-
Options unvested at March 31, 2020 (unaudited)	333,003	7.7380

Of the shares covered by options outstanding at the end of 2019, 379,272 shares are now exercisable; 186,678 shares will be exercisable in 2020; 124,100 shares will be exercisable in 2021; and 29,350 shares will be exercisable in 2022. Information related to stock options outstanding and exercisable at December 31, 2019, is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares Outstanding at 12/31/2019	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Shares Exercisable at 12/31/2019	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price
$3.96	339,000	9.50	$3.9600	169,500	9.50	$3.9600
9.00	12,000	10.00	9.0000	-	-	-
11.00 – 13.95	97,400	9.67	11.3634	33,350	9.49	12.0615
20.50 – 27.50	147,000	7.89	24.4918	89,750	7.71	26.0047
30.00 – 35.00	124,000	7.50	34.4012	86,672	7.52	34.1981
	719,400	8.86	14.4889	379,272	8.62	16.7991

Of the shares covered by options outstanding under the Aircom 2017 Plan as of March 31, 2020, 388,397 shares (unaudited) are now exercisable; 179,553 shares (unaudited) will be exercisable for the twelve-month period ending March 31, 2021; 124,100 shares (unaudited) will be exercisable for the twelve-month period ending March 31, 2022; and 29,350 shares (unaudited) will be exercisable for the twelve-month period ending March 31, 2023. Information related to stock options outstanding and exercisable at March 31, 2020, is as follows:

	Options Outstanding (unaudited)			Options Exercisable (unaudited)
Range of Exercise Prices	Shares Outstanding at 3/31/2020	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Shares Exercisable at 3/31/2020	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price
$3.96	339,000	9.26	$3.9600	169,500	9.26	$3.9600
9.00	12,000	9.75	9.0000	3,000	9.75	9.0000
11.00 – 14.20	99,400	9.43	11.4205	35,350	9.27	12.1825
20.50 – 27.50	147,000	7.64	24.4918	93,875	7.45	26.0704
30.00 – 35.00	124,000	7.25	34.4012	86,672	7.27	34.1981
	721,400	8.61	14.4881	388,397	8.38	16.8391

As of March 31, 2020, total unrecognized stock-based compensation expense related to stock options was approximately $1,443,000 (unaudited), which is expected to be recognized on a straight-line basis over a weighted average period of approximately 1.53 years. No option was exercised during the three-month period ended March 31, 2020 and the years ended December 31, 2019 and 2018.

AERKOMM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 17 - Commitments

As of March 31, 2020, the Company’s significant commitments with unrelated parties and contingency are summarized as follows:

Yihe Culture Media Agreement: On June 20, 2018, the Company entered into a Cooperation Framework Agreement with Shenzhen Yihe Culture Media Co., Ltd. (“Yihe”), the authorized agent of Guangdong Tengnan Internet, pursuant to which Yihe will promote the development of strategic cooperation between the Company and Guangdong Tengnan Internet. Specifically, Yihe agreed to assist the Company with public relations and advertising, such as market and brand promotion, as well as brand recognition in China (excluding Hong Kong, Macao and Taiwan), including but not limited to news dissemination, creative planning and support of campaigns, financial public relations and internet advertising. More specifically, Yihe will help the Company develop a working application of the WeChat Pay payment solution as well as WeChat applets applicable for Chinese users and relating to cell phone and WiFi connectivity on airplanes, and Yihe will assist the Company in integrating other Tencent internet-based original product offerings. As compensation, the Company agreed to pay Yihe RMB 8 million (approximately US$1.2 million), with RMB 2,000,000 (approximately US$309,000) paid on June 29, 2018 and the remaining RMB 6,000,000 (approximately US$927,000) to be paid by August 15, 2018. On July 19, 2019, Yihe and the Company agreed to extend the expiration date of the agreement to June 20, 2022. The Company had paid the remaining RMB 6,000,000 on August 12, 2019.

Airbus SAS Agreement: On November 30, 2018, in furtherance of a memorandum of understanding signed in March 2018, the Company entered into an agreement with Airbus SAS (“Airbus”), pursuant to which Airbus will develop and certify a complete solution allowing the installation of our “AERKOMM K++” system on Airbus’ single aisle aircraft family including the Airbus A319/320/321, for both Current Engine Option (CEO) and New Engine Option (NEO) models. Airbus will also apply for and obtain on our behalf a Supplemental Type Certificate (STC) from the European Aviation Safety Agency, or EASA, as well as from the U.S. Federal Aviation Administration or FAA, for the retrofit system. It is anticipated that the Bilateral Aviation Safety Agreement between EASA and the Civil Aviation Administration of China, or CAAC, will be finalized and go into effect in 2019. Pursuant to the terms of our Airbus agreement, The Company agreed to pay the service fees that Airbus provides the Company with the retrofit solution which will include the Service Bulletin and the material kits including the update of technical and operating manuals pertaining to the aircraft and provision of aircraft configuration control. The timeframe for the completion and testing of this retrofit solution, including the certification, is approximately 16 months from the purchase order issued in August 2018, although there is no guarantee that the project will be successfully completed in the projected timeframe.

Hong Kong Airlines Agreement: On January 30, 2020, Aircom signed an agreement with Hong Kong Airlines Ltd. (HKA) to provide to Hong Kong Airlines both of its Aerkomm AirCinema and AERKOMM K++ IFEC solutions. Under the terms of this new agreement, Aircom will provide HKA its Ka-band AERKOMM K++ IFEC system and its AERKOMM AirCinema system. HKA will become the first commercial airliner launch customer for Aircom.

Yuan Jiu Inc. MOU: On March 20, 2020, Aircom signed a non-binding memorandum of understanding (MOU) with Yuan Jiu Inc. (Yuan Jiu), a Taiwanese company, to form a partnership to pool together their resources in developing and manufacturing certain necessary equipment for Aerkomm IFEC systems. Under this MOU, Yuan Jiu will supply capital to fund the development and purchase of AERKOMM K++, AirCinema and/or AirCinema Cube equipment for installation on aircraft of Aircom’s airline customers. In return, Aircom will share the profits from services provided through such equipment. Aircom and Yuan Jiu will work together to finalize the detailed terms and conditions for the proposed business endeavor.

NOTE 18 – Significant Subsequent Event

Paycheck Protection Program Loan

On April 16, 2020, the Company received loan proceeds in the amount of $163,200 (unaudited) under the Paycheck Protection Program (“PPP”).  The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after eight weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the eight-week period. The unforgiven portion of the PPP loan is payable over two years at an interest rate of 1%, with a deferral of payments for the first six months.  The Company used the proceeds for purposes consistent with the PPP.

AERKOMM INC.

€40,000,000

of

SHARES OF COMMON STOCK

PROSPECTUS

[*], 2020

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the Registrant, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

SEC registration fee	$5,834.25
Accounting fees and expenses	65,000.00
Legal fees and expenses	280,000.00
FINRA Filing Fee	-
Transfer agent fees and expenses	10,000.00
Printing and related fees	5,000.00
Miscellaneous	140,500.00
Total	$506,334.25

ITEM 14. Indemnification of Directors and Officers

We are a Nevada corporation. The Nevada Revised Statutes and certain provisions of our amended and restated bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our amended and restated bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of our board of directors, by legal counsel, or by a vote of our stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of stockholders or directors. The Nevada Revised Statutes also grant us the power to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

We have not entered into separate indemnification agreements with our directors and executive officers.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. Recent Sales of Unregistered Securities

On March 31, 2017, we completed a private placement offering of 500,000 shares of our common stock, $0.001 par value per share, at a price per share of $3.00, to certain individuals for an aggregate of $1,500,000.

On June 6, 2017, we completed a private placement offering of 60,000 shares of our common stock, $0.001 par value per share, at a price per share of $5.00, to certain individuals for an aggregate of $300,000. Additionally, pursuant to the terms of our settlement and release agreements with dMobile, PPUS and PPTW, we issued 94,220 shares of our common stock to dMobile, 147,000 shares to PPUS and 163,860 shares to PPTW as part of this private placement. We issued these shares in the private placement offering at the private placement offering price of $5.00 per share, for an aggregate of 405,480 shares and a total value of $2,027,400. Including the 60,000 Shares sold to individuals in this offering and the shares issued under the three settlement and release agreements, we sold, in total, 465,480 shares in this offering for an aggregate value of $2,327,400.

On October 31, 2017, we completed a private placement offering of 264,086 shares of common stock at a price of $5.50 per share for the aggregate amount of $1,452,473.

On November 27, 2017, we completed a first closing of a private placement offering in which we sold 13,400 shares of common stock to Daniel Shih, our co-founder, at a price of $5.60 per share for a total of $75,040. In March 2018, we sold an additional 10,000 shares of common stock in this offering for an aggregate amount of $56,000. We offered a total of 892,857 shares of common stock at a price of $5.60 per share in this offering for a maximum aggregate amount of $5,000,000. We terminated this offering on March 31, 2018.  These shares carry “piggy-back” registration rights.

The sales of the shares in these offerings were exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof and Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The purchasers of the securities in these offerings represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate restrictive legends were affixed to the certificates evidencing the shares issued in these offerings. All purchasers of the securities represented and warranted, among other things, that they were “accredited investors” within the meaning of Rule 501 of Regulation D, that they had the knowledge and experience in financial and business matters necessary to evaluate the merits and risks of an investment in our company, that they had the ability to bear the economic risks of the investment, and that they had adequate access to information about our company.

ITEM 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description
1.1**	Underwriting Agreement between Aerkomm Inc. and Invest Securities SA
2.1	Agreement and Plan of Merger, dated September 26, 2013, between Aerkomm Inc. and Maple Tree Kids LLC (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-1 filed on November 5, 2013)
2.2	Form of Share Exchange Agreement, dated February 13, 2017, among Aerkomm Inc., Aircom Pacific, Inc. and the shareholders of Aircom Pacific, Inc. (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K filed on February 14, 2017)
3.1	Restated Articles of Incorporation of the registrant (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K filed on May 4, 2017)
3.2	Certificate of Change Pursuant to NRS 78.209 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on January 16, 2019)
3.3	Amended and Restated Bylaws of the registrant (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K filed on March 30, 2020)

Exhibit No.	Description
4.1	Form of Underwriter Warrant (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Registration Statement on Form S-1/A filed on February 2, 2018)
5.1**	Opinion of Sherman & Howard L.L.C.
10.1	Form of Subscription Agreement (incorporated by reference to Exhibit 10.21 to Amendment No. 3 to Registration Statement on Form S-1/A filed on March 30, 2018)
10.2	Form of Common Stock Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on November 27, 2017)
10.3	Stock Purchase Agreement, dated as of December 28, 2016, among Irina Goldman, Aircom Pacific, Inc. and Aerkomm Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on December 29, 2016)
10.4	Stock Purchase Agreement, dated May 15, 2015, between Chi Kong Wu and Aircom Pacific, Ltd. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on February 14, 2017)
10.5	Agreement for the Purchase and Sale of Shares, dated December 12, 2016, between Capricorn Union Limited and Aircom Pacific, Inc. (incorporated by reference to Exhibit 10.16 to Amendment No. 1 to Registration Statement on Form S-1/A filed on August 29, 2017)
10.6	SKY Perfect JSAT Master Service Agreement, dated March 15, 2017, between Aircom Pacific, Inc. and SKY Perfect JSAT Corporation (incorporated by reference to Exhibit 10.19 to Amendment No. 1 to Registration Statement on Form S-1/A filed on February 2, 2018)
10.7	Digital Transmission Service Agreement, dated July 25, 2015, between Asia Satellite Telecommunications Company Limited and Aircom Pacific, Inc. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on February 14, 2017)
10.8	Statement of Work, dated January 15, 2015, between Aircom Pacific, Inc. and dMobile System Co. Ltd. (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on February 14, 2017)
10.9	Purchase Agreement for Ground Station Equipment, dated as of October 15, 2014, between dMobile System Co., Ltd. and Aircom Pacific, Inc. (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed on February 14, 2017)
10.10	Settlement Agreement and Mutual Release, dated March 31, 2017, among Aerkomm Inc., Aircom Pacific, Inc. and dMobile System Co. Ltd. (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-1 filed on June 27, 2017)
10.11	Development Agreement, dated February 10, 2015, between Aircom Pacific, Inc. and Priceplay.com, Inc. (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on February 14, 2017)
10.12	First Amendment to Development Agreement, dated July 17, 2015, between Aircom Pacific, Inc. and Priceplay.com, Inc. (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed on February 14, 2017)
10.13	Second Amendment to Development Agreement, dated August 18, 2015, between Aircom Pacific, Inc. and Priceplay.com, Inc. (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed on February 14, 2017)
10.14	Settlement Agreement and Mutual Release, dated March 31, 2017, among Aerkomm Inc., Aircom Pacific, Inc. and Priceplay.com, Inc. (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-1 filed on June 27, 2017)
10.15	Settlement Agreement and Mutual Release, dated March 31, 2017, among Aerkomm Inc., Aircom Pacific, Inc. and Priceplay Taiwan Inc. (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-1 filed on June 27, 2017)
10.16	Purchase Agreement for Ground Station Equipment, dated as of December 15, 2015, between Blue Topaz Consultants, Ltd. and Aircom Pacific, Inc. (incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed on February 14, 2017)
10.17	Purchase Agreement for Aircom Onboard Equipment, dated as of March 9, 2015, between LUXE Electric Co., Ltd. and Aircom Pacific, Inc. (incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed on February 14, 2017)
10.18	Strategic Cooperation Framework Agreement, dated June 20, 2018, between Aerkomm Inc. and Guang Dong Tengnan Internet Information Technology Co., Ltd. (Official Chinese Version) (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on June 25, 2018)
10.19	Strategic Cooperation Framework Agreement, dated June 20, 2018, between Aerkomm Inc. and Guang Dong Tengnan Internet Information Technology Co., Ltd. (Unofficial English Translation) (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on June 25, 2018)

Exhibit No.	Description
10.20	Cooperation Framework Agreement, dated June 20, 2018, between Aerkomm Inc. and Shenzhen Yihe Culture Media Co., Ltd. (Official Chinese Version) (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on June 25, 2018)
10.21	Cooperation Framework Agreement, dated June 20, 2018, between Aerkomm Inc. and Shenzhen Yihe Culture Media Co., Ltd. (Unofficial English Translation) (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on June 25, 2018)
10.22	Letter of Commitment, dated May 1, 2018, between Aerkomm Inc. and Metro Investment Group Limited (Official Chinese Version) (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on July 12, 2018)
10.23	Letter of Commitment, dated May 1, 2018, between Aerkomm Inc. and Metro Investment Group Limited (Unofficial English Translation) (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on July 12, 2018)
10.24	Real Estate Sales Contract, dated July 10, 2018, among Tsai Ming-Yin, Sunty Development Co., Ltd., Aerkomm Inc. and Aerkomm Taiwan Inc. (Official Chinese Version) (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on July 12, 2018)
10.25	Real Estate Sales Contract, dated July 10, 2018, among Tsai Ming-Yin, Sunty Development Co., Ltd., Aerkomm Inc. and Aerkomm Taiwan Inc. (Unofficial English Translation) (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on July 12, 2018)
10.26	Amendment No. 1 to Real Estate Sales Contract, dated July 30, 2018, among Tsai Ming-Yin, Sunty Development Co., Ltd., Aerkomm Inc. and Aerkomm Taiwan Inc. (Official Chinese Version) (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on July 30, 2018)
10.27	Amendment No. 1 to Real Estate Sales Contract, dated July 30, 2018, among Tsai Ming-Yin, Sunty Development Co., Ltd., Aerkomm Inc. and Aerkomm Taiwan Inc. (Unofficial English Translation) (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on July 30, 2018)
10.28	Amendment No. 2 to Real Estate Sales Contract, dated September 4, 2018, among Tsai Ming-Yin, Sunty Development Co., Ltd., Aerkomm Inc. and Aerkomm Taiwan Inc. (Official Chinese Version) (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on September 5, 2018)
10.29	Amendment No. 2 to Real Estate Sales Contract, dated September 4, 2018, among Tsai Ming-Yin, Sunty Development Co., Ltd., Aerkomm Inc. and Aerkomm Taiwan Inc. (Unofficial English Translation) (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on September 5, 2018)
10.30	Amendment No. 3 to Real Estate Sales Contract, dated November 2, 2018, among Tsai Ming-Yin, Sunty Development Co., Ltd., Aerkomm Inc. and Aerkomm Taiwan Inc. (Official Chinese Version) (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed on November 5, 2018)
10.31	Amendment No. 3 to Real Estate Sales Contract, dated November 2, 2018, among Tsai Ming-Yin, Sunty Development Co., Ltd., Aerkomm Inc. and Aerkomm Taiwan Inc. (Unofficial English Translation) (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed on November 5, 2018)
10.32	Amendment No. 4 to Real Estate Sales Contract, dated January 3, 2019, among Tsai Ming-Yin, Sunty Development Co., Ltd., Aerkomm Inc. and Aerkomm Taiwan Inc. (Official Chinese Version) (incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed on February 15, 2019)
10.33	Amendment No. 4 to Real Estate Sales Contract, dated January 3, 2019, among Tsai Ming-Yin, Sunty Development Co., Ltd., Aerkomm Inc. and Aerkomm Taiwan Inc. (Unofficial English Translation) (incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed on February 15, 2019)
10.34	Agreement, dated November 29, 2018, between Airbus SAS and Aircom Pacific, Inc. for AERKOMM K++ Band System Certification and Installation (Confidential Treatment has been Requested) (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on December 6, 2018)
10.35	Product Purchase Agreement, dated November 30, 2018, between Republic Engineers Pte. Ltd. and Aircom Telecom LLC (Confidential Treatment has been Requested) (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on December 13, 2018)
10.36	Standard Industrial/Commercial Multi-Tenant Lease, dated April 26, 2016, between Global Venture Development, LLC and Aircom Pacific, Inc. (incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K filed on February 14, 2017)
10.37	Consulting Agreement, dated November 15, 2017, between Aerkomm Inc. and Integra Consulting Group, LLC, as supplemented (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-1 filed on December 20, 2017)
10.38†	Employment Agreement, dated March 31, 2017, between Aerkomm Inc. and Y. Tristan Kuo (incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K filed on April 5, 2017)

Exhibit No.	Description
10.39	Form of Independent Director Agreement (incorporated by reference to Exhibit 10.20 to Amendment No. 1 to Registration Statement on Form S-1/A filed on February 2, 2018)
10.40	General Terms Agreement between Aircom Pacific, Inc. and MJet GMBH dated March 6, 2019 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on March 22, 2019)
10.41	Loan Commitment by and between Aerkomm Inc. and the Lenders, dated May 9, 2019 (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q filed on May 14, 2019)
10.41a	Loan Commitment Amendment by and between Aerkomm Inc. and the Lenders, dated May 10, 2019 (incorporated by reference to Exhibit 10.2a to the Quarterly Report on Form 10-Q filed on May 14, 2019)
10.42	Letter of Commitment No. 1 by and between Aerkomm Inc., Aerkomm Taiwan Inc. and Metro Investment Group Limited dated May 9, 2019 (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q filed on May 14, 2019)
10.43†	Employment Agreement dated May 25, 2018 by and between Louis Giordimaina and Aircom Pacific, Inc. (incorporated by reference to Exhibit 10.45 to the Annual Report on Form 10-K filed on March 30, 2020)
10.44	Independent Contractor Agreement dated January 2, 2019 by and between Aircom Pacific, Inc. and AA TWIN ASSOCIATES LTD (incorporated by reference to Exhibit 10.46 to the Annual Report on Form 10-K filed on March 30, 2020)
10.45	Letter of Undertaking dated July 16, 2019 (Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed on July 16, 2019)
10.46	Definitive Agreement between the Registrant and MJet GMBH dated June 11, 2019 (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q filed on August 14, 2019
10.47	Consultant Agreement dated February 16, 2020 be and between the Registrant and Daniel Shih. (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on February 19, 2020)
10.48	Lease Memorandum of Understanding dated May 1, 2018 by and between the Registrant and Golden Plate Limited (Official Chinese Version) (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on May 3, 2018)
10.49	Lease Memorandum of Understanding dated May 1, 2018 by and between the Registrant and Golden Plate Limited (Unofficial English Translation) (Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on May 3, 2018)
10.50*	Liquidity Contract dated September 9, 2019 by and between the Registrant and Invest Securities
10.51	Loan Agreement by and between Aircom Pacific, Inc. and Well Thrive Limited (Original) (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed on July 7, 2020)
10.52	Loan Agreement by and between Aircom Pacific, Inc. and Well Thrive Limited (English Translation) (incorporated by reference to Exhibit 10.1a to the Quarterly Report on Form 10-Q filed on July 7, 2020)
10.53	Unsecured Loan Agreement by and between Aircom Pacific, Inc. and EESquare Superstore Corp. dated April 16, 2020 (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q filed on July 7, 2020)
14.1	Code of Business Conduct and Ethics (incorporated by reference to Exhibit 14.1 to the Transition Report on Form 10-KT filed on April 30, 2018)
14.2	Code of Professional Conduct for Chief Executive and Senior Financial Officers (incorporated by reference to Exhibit 14.2 to the Transition Report on Form 10-KT filed on April 30, 2018)
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Transition Report on Form 10-KT filed on April 1, 2019)
23.1*	Consent of Chen & Fan Accountancy Corporation
23.2**	Consent of Sherman & Howard L.L.C. (included in Exhibit 5.1)
24.1	Power of Attorney (Incorporated by reference to Exhibit 24.1 to the Registration Statement on Form S-1 filed on April 30, 2020)
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith.
**	To be filed by Amendment.
†	Executive Compensation Plan or Agreement

(b) Financial Statement Schedules

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17. Undertakings

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sells are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on July 29, 2020.

AERKOMM INC.

By:	/s/ Louis Giordimaina
Louis Giordimaina
Chief Executive Officer

By:	/s/ Y. Tristan Kuo
Y. Tristan Kuo
Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities.

Signature	Title	Date

/s/ Louis Giordimaina	Chief Executive Officer (Principal Executive Officer)	July 29, 2020
Louis Giordimaina

/s/ Jeffrey Wun*	President and Director	July 29, 2020
Jeffrey Wun

/s/ Y. Tristan Kuo*	Chief Financial Officer (Principal Financial and Accounting Officer)	July 29, 2020
Y. Tristan Kuo

/s/ Raymond Choy*	Director	July 29, 2020
Raymond Choy

/s/ Jan-Yung Lin*	Director	July 29, 2020
Jan-Yung Lin

/s/ Colin Lim*	Director	July 29, 2020
Colin Lim

/s/ Chih-Ming (Albert) Hsu*	Director	July 29, 2020
Chih-Ming (Albert) Hsu

/s/ James J. Busuttil*	Chairman	July 29, 2020
James J. Busuttil

/s/ Richmond Akumiah*	Director	July 29, 2020
Richmond Akumiah

By:	/s/ Louis Giordimaina	July 29, 2020

* Louis Giordimaina, Attorney-in-fact